PRELIMINARY PROXY STATEMENT SUBJECT TO COMPLETION DATED MAY 5, 2026

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
INFORMATION
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AMERICAN EAGLE OUTFITTERS, INC.
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PRO XY R E P O R T 2 0 2 6 P R O X Y R E P O R T 2 0 2 6

American Eagle is a youth culture brand grounded in denim. Our purpose extends beyond making the best jeans–we embrace self expression, culture, optimism and connection. All are welcome at AE. We empower our community to be who they want to be, so everyone can get out there and Live Your Life. [Graphic Appears Here]  [Graphic Appears Here]  Aerie offers the comfiest intimates, apparel, swim and accessories made to wear in and out. Aerie Real stands for inclusivity and real representation. We celebrate our community by advocating for power, positivity and no retouching. Always & forever REAL™ [Graphic Appears Here]

[May 15], 2026

Dear Fellow Stockholders:

In Fiscal 2025, we faced headwinds, which included unprecedented tariffs and a dynamic consumer environment. In response to an especially challenging first half of Fiscal 2025, our teams moved quickly and decisively to reignite our business. We sharpened the focus on our merchandise, our customers and brands. As a result of these initiatives, the recovery in our business during the second half of Fiscal 2025 was sharp and meaningful. Our combined actions led to a reacceleration in demand, fueling strong growth in the back half of Fiscal 2025 and enabling a positive finish to the fiscal year. In addition to generating a meaningful top line improvement, we successfully controlled costs, created efficiencies, managed promotions and navigated through a highly dynamic sourcing environment in an effort to minimize the impact of tariffs.

What started as a year of adversity became a period of incredible progress. Fiscal 2025 required disciplined decision-making in a year of uneven conditions. The Board and management together acted on cost structure, capital return, and brand investment, and the Company entered Fiscal 2026 with a cleaner operating model and a clear set of priorities for execution. We emerged as a stronger company with enduring brands and an operational platform ready to leverage our momentum and drive profitable growth.

Below are the primary drivers that shaped our performance in Fiscal 2025.

•	Revenue of $5.5 billion rose 4%, marking a new record. Comparable sales increased 3%, on top of 4% last year, with strength across brands.

•

Aerie achieved record revenue on comparable sales growth of 9% on a 5% increase last year. Strength was broad-based across categories including intimates, soft dressing and OFFLINE active wear. Fresh flows of new and exciting collections and a match-back strategy across categories, coupled with product expansion into areas like sleepwear, kept customers engaged. Momentum grew throughout the year, ending with a comparable sales increase of 23% in the fourth quarter. Aerie and OFFLINE are emerging as two of the most exciting brands, and we could not be more enthusiastic about our potential.

•

American Eagle (AE) brand comparable sales were flat following 3% growth last year. We achieved steady progress throughout the year, with significant improvement in the second half, marked by sequential comparable sales increases in the third and fourth quarters. Underpinned by our dominance in denim, we see opportunities to continue strengthening and evolving product offerings across all categories. Strategies aimed to firmly position American Eagle at the center of culture are beginning to yield results. We drove brand engagement, awareness and customer acquisition through attention-grabbing marketing campaigns featuring partnerships with Sydney Sweeney, Travis Kelce and Martha Stewart. We anticipate ongoing improvements and are optimistic about the future of the AE brand.

•

Operating income of $226 million decreased 47% and adjusted operating income(1) of $328 million decreased 26%. Fiscal year adjusted operating income was adversely affected by the challenging first half, as well as an unprecedented increase in tariffs during the second half of the fiscal year. We also made strategic investments in advertising aimed at generating greater brand awareness, largely centered on the AE brand. Despite these factors, I was pleased to see a quick turn in profits during the second half of the fiscal year fueled by growing comparable sales and effective expense management.

•

Strong operating cash flow of $456 million enabled us to invest in growth and return $341 million in cash to stockholders. We spent $261 million in capital expenditures to support the growth of our brands and strengthen operations. The $341 million in cash to stockholders included $85 million in dividends and $256 million in share repurchases.

2026 Proxy Statement	|	1

•

To increase efficiency and focus on high-impact initiatives, we exited our third-party logistics business in the fourth quarter. We believe that this move will generate annual savings and allow us to re-focus investment on our core brands while retaining a significantly enhanced logistics function, including improved warehousing systems, technology, and regional distribution to help ensure speed to customers and support future growth.

As we prepare for our upcoming annual meeting, I would like to inform stockholders that Sujatha Chandrasekaran will conclude her service as a director immediately following the 2026 Annual Meeting of Stockholders. On behalf of the Board and management, we extend our deep gratitude for Suja’s years of dedicated service, guidance and contributions to our governance and growth. As part of our ongoing commitment to strong corporate governance, the Board continues to actively evaluate its composition to ensure that it reflects the skills, experience, and perspectives needed to support our long-term strategies. We are focused on thoughtfully strengthening the Board, including the identification of new directors who bring a wealth of expertise aligned with our future priorities.

As we look ahead, we remain excited about our long-term opportunity to grow our incredible portfolio of brands. I believe that our team’s determination, focus and creativity will continue to drive us forward.

On behalf of our Board of Directors and our entire team, thank you for your continued support and investment in American Eagle Outfitters.

Jay L. Schottenstein

Executive Chairman of the Board and Chief Executive Officer

(1)

Adjusted operating income is a financial measure that is not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), which is commonly referred to as a non-GAAP or adjusted measure. See Appendix A of this Proxy Statement for additional detail on and reconciliations of adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

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PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

Notice of Annual Meeting of Stockholders of American Eagle Outfitters, Inc.

Meeting Time and Date:

11:00 a.m., Eastern Daylight Time on Friday, June 26, 2026

Virtual Meeting Location:

American Eagle Outfitters, Inc. (“AEO,” the “Company,” “us,” “we,” and “our”) will host a virtual-only annual meeting of stockholders in 2026 (the “2026 Annual Meeting”), conducted exclusively via live audiocast. There will not be a physical location for the 2026 Annual Meeting, and you will not be able to attend the meeting in person. See below for important information.

To Our Stockholders:	Vote Your Shares Right Away

We will hold our 2026 Annual Meeting on Friday, June 26, 2026. Stockholders will be asked to vote on the following proposals:

1.   The election of Jay L. Schottenstein as a Class I director to serve until the 2029 Annual Meeting of Stockholders;

2.   The approval of amendments to our certificate of incorporation to:

a.   Provide for the exculpation of officers as permitted by Delaware law;

b.   Narrow the provisions relating to indemnification of directors, officers, employees and agents, advancement of expenses and related matters;

c.   Remove the provision relating to advance notice of director nominations made by stockholders;

d.   Make certain other clarifying, technical, and conforming changes;

3.   The ratification of the selection of Ernst & Young LLP (“EY”) as our independent registered public accounting firm for Fiscal 2026;

4.   A non-binding, advisory vote to approve the Fiscal 2025 compensation of our named executive officers (“Say-on-Pay” vote);

5.   The approval of an amendment and restatement of our 2023 Stock Award and Incentive Plan to increase the number of authorized shares thereunder; and

6.   Such other business as may properly come before the meeting or any adjournment, postponement, or continuation thereof.

The Board of Directors (“Board”) is soliciting proxies to be used at the 2026 Annual Meeting. We will first release the Proxy Statement and the form of proxy to stockholders beginning on or about [May 15], 2026.

The 2026 Annual Meeting will be held exclusively online via live webcast. This format allows authenticated stockholders to virtually attend from any location around the world, at no cost to them. While stockholders will not be able to attend the meeting at a physical location, authenticated stockholders will be able to attend the meeting online, vote their shares electronically and submit questions during the meeting.

To participate in the 2026 Annual Meeting, you must first register at https://web.viewproxy.com/ae/2026 by 11:59 PM ET on June 23, 2026. You will receive a meeting invitation by email with your unique join link prior to the meeting date. Whether you plan to virtually attend the 2026 Annual Meeting, we encourage you to vote and submit your proxy in advance of the meeting by one of the methods described to the right on this page. Authenticated stockholders that register to participate in the 2026 Annual Meeting may vote online during the 2026 Annual Meeting by following the instructions provided on the meeting website during the 2026 Annual Meeting. For more information, please see page 8.

By order of the Board of Directors,

Jennifer B. Stoecklein

Corporate Secretary

[May 15], 2026

HOW TO VOTE

Your vote is important. You are eligible to vote if you were a stockholder of record at the close of business on May 1, 2026.

Please read the Proxy Statement and vote right away using any of the following methods.

STOCKHOLDERS OF RECORD

	Vote by Internet	www.AALvote.com/AEO

	Vote by Telephone	1 (866) 804-9616

	Vote by Mail	Mail your signed proxy card

BENEFICIAL STOCKHOLDERS

If you are a beneficial owner, you will receive instructions from your bank, broker or other nominee that you must follow in order for your shares to be voted. Many of these institutions offer telephone and online voting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2026 ANNUAL MEETING
OF STOCKHOLDERS TO BE HELD ON JUNE 26, 2026:

The Notice of Annual Meeting, the accompanying Proxy Statement and our Annual Report for the fiscal year ended January 31, 2026 (“Annual
Report”) are all available, free of charge, at https://web.viewproxy.com/ae/2026.

2026 Proxy Statement	|	3

Forward-Looking Statements and Website Information

This Proxy Statement contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (“Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (“Exchange Act”), including, without limitation, in our Chief Executive Officer’s letter to our stockholders, our discussion of corporate governance and our Compensation Discussion and Analysis, which represent our expectations or beliefs concerning future events, including our forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “outlook,” “plans,” “projects,” “seeks,” “sees,” “should,” “strategy,” “targets,” “will,” “would,” or other words of similar meaning. Without limiting the generality of the foregoing, forward-looking statements contained in this Proxy Statement include expectations regarding future financial performance, including future stock price performance as it relates to our compensation programs, our ability to successfully implement and execute on our strategic initiatives and our corporate social responsibility initiatives and goals, and whether we are able to achieve the anticipated results of such initiatives and goals. These forward-looking statements rely on assumptions and involve risks and uncertainties, many of which are beyond our control, including, but not limited to, factors detailed herein and under Part I, “Item 1A. Risk Factors” and in other sections of our most recent Annual Report on Form 10-K and in our other filings with the Securities and Exchange Commission (“SEC”).

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on our forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and, except as required by law, we undertake no duty to update or revise any forward-looking statement.

This document includes several website addresses. The content of any websites and materials named, hyperlinked or otherwise referenced herein are not incorporated by reference into this Proxy Statement or in any other report or document we file with the SEC. These website addresses are intended to provide inactive, textual references only. The information on these websites is not part of this Proxy Statement.

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2026 Proxy Statement	|	5

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2026 Proxy Statement	|	7

PROXY SUMMARY

In this Proxy Statement, American Eagle Outfitters, Inc. (together with its subsidiaries) is referred to as “AEO,” the “Company,” “we,” “us” or “our.” References throughout this Proxy Statement to “Fiscal 2024” and “Fiscal 2025” refer to our fiscal years ended February 1, 2025 and January 31, 2026, respectively, and references to “Fiscal 2026” refer to our fiscal year ending January 30, 2027.

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Company’s Board of Directors (the “Board”) to vote your shares at the Annual Meeting of Stockholders to be held on June 26, 2026, at 11:00 a.m., Eastern Daylight time (the “2026 Annual Meeting”), and at any adjournment, postponement or continuation thereof. This Proxy Statement is first being mailed or released to the stockholders on or about [May 15], 2026.

This summary highlights information contained in this Proxy Statement. It does not contain all of the information that you should consider. You should read the entire Proxy Statement carefully before voting. Please see “Information about this Proxy Statement and the Annual Meeting” beginning on page 94.

In order to attend the virtual 2026 Annual Meeting, you must register at https://web.viewproxy.com/ae/2026 by 11:59 p.m. Eastern Daylight Time on June 23, 2026. On the day of the 2026 Annual Meeting, if you have properly registered, you may enter the meeting by clicking on the link provided and the password you received via email in your meeting registration confirmation. There will not be a physical meeting location, and you will not be able to attend the meeting in person. Please see page 94 for important information.

2026 Annual Meeting of Stockholders

June 26, 2026 11:00 a.m., Eastern Daylight Time	Virtual Meeting Only Register at https://web.viewproxy.com/ae/2026 by 11:59 p.m. Eastern Daylight Time on June 23, 2026 in order to virtually attend the meeting.

Voting Matters

Your vote is very important to us and our business. Please cast your vote immediately on all of the proposals to ensure that your shares are represented.

	Board Recommendation	For More Information

PROPOSAL 1 — Election of Class I Director	FOR	See page 18

The Class I Director nominee, Jay L. Schottenstein, possesses the necessary qualifications and range of experience and expertise, including his extensive institutional knowledge, to provide effective oversight and advice to management.

PROPOSAL 2 — Approval of Amendments to our Certificate of Incorporation		See page 41

PROPOSAL 2(a) — Officer Exculpation Amendment	FOR	See page 42

The Board believes that amending our certificate of incorporation to provide for the exculpation of officers, as permitted by Delaware law, is in our stockholders’ best interests.

PROPOSAL 2(b) — Indemnification and Advancement Amendment	FOR	See page 43

The Board believes that amending our certificate of incorporation to narrow the provisions relating to indemnification of directors, officers, employees and agents, advancement of expenses and related matters is in our stockholders’ best interests.

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PROXY STATEMENT SUMMARY

	Board Recommendation	For More Information

PROPOSAL 2(c) — Advance Notice Amendment	FOR	See page 44

The Board believes that amending our certificate of incorporation to remove the provision relating to the advance notice of director nominations made by stockholders, as the procedures and requirements regarding advance notice are separately provided for in our bylaws, is in our stockholders’ best interests.

PROPOSAL 2(d) — Miscellaneous Amendment	FOR	See page 45

The Board believes that amending our certificate of incorporation to make certain other clarifying, technical, and conforming changes is in our stockholders’ best interests.

PROPOSAL 3 — Ratification of the Appointment of EY	FOR	See page 47

The Board’s Audit Committee has approved the appointment of Ernst & Young LLP (“EY”) as the Company’s independent auditor for Fiscal 2026. As a matter of good corporate governance, stockholders are being asked to ratify the Audit Committee’s appointment of EY.

PROPOSAL 4 — Fiscal 2025 Say-on-Pay Vote	FOR	See page 49

The Company’s executive compensation programs are designed to create a direct link between stockholders’ interests and those of management, with incentives specifically tailored to the achievement of financial, operational, and stock performance goals.

PROPOSAL 5 — Approval of an Amendment and Restatement of the 2023 Stock Award and Incentive Plan	FOR	See page 80

The amendment and restatement of the Company’s 2023 Stock Award and Incentive Plan will increase the number of authorized shares available for granting of awards.

2026 Proxy Statement	|	9

PROXY STATEMENT SUMMARY

Business Highlights Fiscal 2025: Overview

Fiscal 2025 was a year of significant progress. Following a challenging first half of Fiscal 2025, we drove a meaningful change in trend and ended the year on a very positive note.

Revenue increased to a record $5.5 billion and operating income and adjusted operating income(1) decreased 47% and 26%, respectively, compared to Fiscal 2024. The decrease in adjusted operating income was largely the result of increased tariffs and a strategic investment in advertising. On the positive side, revenue accelerated throughout the fiscal year, driving improved leverage, combined with good expense management.

We delivered positive comparable sales growth across brands and channels and expanded our customer base. Aerie achieved record revenue, rising 12% to $1.9 billion, and American Eagle revenue was $3.4 billion, relatively flat to Fiscal 2024.

We generated strong operating cash flow of $456 million in Fiscal 2025. This enabled management to invest $261 million in capital expenditures to fuel continued growth across our brands. Additionally, we returned $341 million in cash to stockholders. This included $85 million in dividends and $256 million in share repurchases, amounting to 21 million shares.

Key Operating Highlights:

Record Revenue:

•	In Fiscal 2025, consolidated revenue increased 4% to a record $5.5 billion. Comparable sales increased 3%.

•

Aerie revenue grew 12% with comparable sales up 9% from Fiscal 2024. American Eagle revenue and comparable sales were relatively flat for the fiscal year. As presented in the chart below, the fiscal year started out challenging. Our teams took quick actions to strengthen merchandise and drive more engagement, resulting in sequential improvement throughout the fiscal year.

•	In Fiscal 2025, digital revenue increased 7% driven by positive traffic, total transactions, units per transaction and average dollar sale. Store revenue was flat compared to Fiscal 2024.

(1)

Adjusted operating income is a financial measure that is not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”), which is commonly referred to as a non-GAAP or adjusted measure. See Appendix A of this Proxy Statement for additional detail on and reconciliations of adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

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PROXY STATEMENT SUMMARY

Operating Income and Margin Compression in Fiscal 2025:

•

In Fiscal 2025, we delivered $226 million in operating income and $328 million in adjusted operating income(1), including $102 million of impairment and restructuring charges related to the Company’s exit from the Quiet Platforms third-party logistics business, store impairments and general corporate restructuring. This compares to operating income of $427 million and adjusted operating income of $445 million in Fiscal 2024.

•

The 47% decrease in operating income and 26% decrease in adjusted operating income(1) was the result of an adjusted operating loss(1) of $(68) million in the first quarter, stemming from a $75 million inventory write-down and higher in-season markdowns. As a result of our quick actions to strengthen the business, second half adjusted operating income(1) grew 10% from Fiscal 2024 to $293 million fueled by strong comparable sales growth, expense controls and lower incentives.

•	Adjusted operating income(1) decreased by 240 basis points to 5.9% as a percentage of revenue.

(1)

Adjusted operating income and adjusted operating loss are non-GAAP or adjusted measures. See Appendix A of this Proxy Statement for additional details on and reconciliations of adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

2026 Proxy Statement	|	11

PROXY STATEMENT SUMMARY

Aerie Achieved Record Revenue and Expanded its Customer Base

•

During Fiscal 2025, Aerie revenue of $1.9 billion rose 12% from Fiscal 2024 with comparable sales up 9%. Strength has been broad-based across all categories including intimates, soft dressing and OFFLINE activewear.

•	New store expansion and marketing initiatives continued to build greater awareness.

American Eagle Flat to 2024, Ending The Year With Positive Momentum

•

During Fiscal 2025, American Eagle revenue of $3.4 billion and comparable sales were relatively flat. We maintained our #1 ranking in denim with our core customer base. Our strategy to recapture the men’s business is on track, while women’s continues to fuel growth in tops and AE Jeans.

•	Exciting marketing campaigns drove significant upticks in traffic and brand awareness.

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PROXY STATEMENT SUMMARY

Strong Operating Cash Flow Fueled Brand Investment and Returns to Stockholders

•	During Fiscal 2025, we generated $456 million in operating cash flow. Our cash and short-term investments ended the fiscal year at $239 million.

•	Capital investments totaled $261 million for the fiscal year and were focused on long-term, brand-building initiatives, including store and digital growth.

•	The Company returned $341 million in cash to stockholders, including $85 million in dividends and $256 million in share repurchases, reflecting 21 million shares.

2026 Proxy Statement	|	13

PROXY STATEMENT SUMMARY

Board and Corporate Governance Highlights

Fiscal 2025 Board Oversight Highlights

The Board’s oversight during Fiscal 2025 focused on the following key areas:

•

Capital allocation. Reviewed and approved the corporate restructuring program, investment in a new, highly efficient distribution center to support scalable lower-cost fulfillment and the return of $341 million of capital to stockholders through the $200 million accelerated share repurchase completed in the second quarter, open-market repurchases, and the quarterly dividend. In March 2025, the Board authorized an additional 50 million shares for repurchase.

•

Operational execution and cost discipline. Evaluated and consistently oversaw management’s plans and execution on inventory management and the first-quarter merchandise write-down, the Company’s tariff mitigation efforts and sourcing diversification program, and the expense discipline that contributed to the Fiscal 2025 second-half recovery; and reviewed and endorsed management’s engagement of third-party advisors with specialized expertise to complement internal capabilities and accelerate ongoing operational optimization initiatives.

•

Brand investment and portfolio oversight. Reviewed and approved the wind-down of Quiet Platforms and contemporaneous relocation of existing west coast distribution center operations to a purpose-built facility to focus on core businesses and oversaw brand strategy, category positioning, and planned marketing investment across the American Eagle, Aerie, and OFFLINE portfolio, including the Fiscal 2025 advertising plan that supported the Company’s back-to-school and holiday campaigns.

•	Technology, AI, and cybersecurity governance. Oversaw development of the enterprise AI governance framework and received regular reporting on the Company’s technology and cybersecurity programs.

•

Human capital management. Oversaw management’s execution of the corporate restructuring and role eliminations, associate engagement, and the “Better Together” culture, and continued to advance CEO and senior executive succession planning, informed by both internal assessments and external advisors.

Following the departure of Stephanie L. Pugliese in April 2025 (upon her appointment as chief executive officer of another company) and Sujatha Chandrasekaran concluding her service as a director immediately following the 2026 Annual Meeting, the Board will be comprised of six directors following the 2026 Annual Meeting. The Board views this as a temporary state. The Nominating, Governance and Corporate Social Responsibility Committee (the “Nominating Committee”) is currently conducting an active search, with the goal of adding at least one new independent director during Fiscal 2026.

Ongoing Corporate Governance Framework Highlights

Our Board believes that strong corporate governance is essential to achieving long-term stockholder value, and we are committed to maintaining an effective governing framework. We continually evaluate our corporate governance policies and practices against emerging issues and prevailing best practices to ensure that we maintain the appropriate and necessary balance of ideas, perspectives, skills, and expertise in the boardroom. We believe that this practice best serves the interests of our many stakeholders and helps to enable effective oversight of the Company’s strategy and management. Below are highlights of our corporate governance standards and practices.

Corporate Governance Framework Highlights

✓ Five of six continuing directors are independent (83%)

✓ Lead Independent Director (Noel J. Spiegel) with defined authorities as described below

✓ Fully independent Audit, Compensation and Nominating Committees

✓ Annual Board self-evaluations

✓ Over fifteen executive sessions of independent directors held in Fiscal 2025, in addition to routine executive session held at quarterly board and committee meetings

✓ Each director attended at least 98% of the aggregate Board and committee meetings during his or her period of service

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PROXY STATEMENT SUMMARY

Corporate Governance Framework Highlights

✓ Active independent director search

✓ Stock ownership guidelines of six times base salary for the CEO, three times base salary for other executive officers, and five times the annual cash base retainer for non-employee directors

✓ Director education program with internal and external components

✓ Insider trading policy applicable to directors, officers and employees

✓ Ongoing stockholder engagement

✓  Related Party transactions are reviewed and approved or ratified under the Company’s written Related Party Transaction Policy; transactions required to be disclosed are set forth in the “Related Party Transactions” section of this Proxy, including transactions with entities affiliated with the Schottenstein family

✓ Proxy access is available to stockholders meeting the requirements of the Company’s bylaws

✓ Director elections by majority vote for uncontested elections with a resignation policy

The Board has also determined not to adopt the following:

X No stockholder rights plan (poison pill) currently in effect

X Hedging and pledging of Company securities by directors or executive officers are prohibited under the Company’s Insider Trading Policy

X No director serves on more boards than permitted under the Company’s Corporate Governance Guidelines (described below)

X No repricing of underwater stock options without stockholder approval

X No waiver of the Code of Ethics for any director or executive officer

Director Snapshot

Name	Age	Director Since	Occupation	Independent	Current Committee Memberships	Other Current Public Company Directorships

Sujatha Chandrasekaran(1)	58	2018	Former Senior Executive Vice President, Chief Digital and Information Officer, CommonSpirit Health	Yes	• AC • CC • NC	• ATOS SE (EPA: ATO) • Brenntag SE (FRA: BNR) • Jabil (NYSE: JBL)

Deborah A. Henretta	64	2019	Former Group President, Procter & Gamble Global Beauty	Yes	• AC • CC • NC	• Meritage Homes Corporation (NYSE: MTH) • NiSource (NYSE: NI)

Cary D. McMillan	68	2007	Former Chief Executive Officer of True Partners Consulting, LLC	Yes	• AC • CC† • NC	• Hyatt Corporation (NYSE: H)

Janice E. Page	77	2004	Former Group Vice President of Sears	Yes	• AC • NC† • CC	—

David M. Sable	72	2013	Vice Chair of Stagwell	Yes	• AC • CC • NC	• Ethan Allen Interiors Inc. (NYSE: ETD)

Jay L. Schottenstein	71	1992	Chief Executive Officer of the Company	No	—	• Designer Brands Inc. (NYSE: DBI)

Noel J. Spiegel*	78	2011	Former Deputy Managing Partner at Deloitte & Touche, LLP	Yes	• AC† • CC • NC	• Radian Group Inc. (NYSE: RDN)
(1)	Sujatha Chandrasekaran is not standing for re-election at the 2026 Annual Meeting.

2026 Proxy Statement	|	15

PROXY STATEMENT SUMMARY

AC Audit Committee

CC Compensation Committee

NC Nominating Committee

† Committee Chair

* Lead Independent Director

The following charts(1) are based on self-identification information voluntarily provided by the independent directors, which they have consented to disclose in this Proxy Statement.

(1)	Sujatha Chandrasekaran is not standing for re-election at the 2026 Annual Meeting.

Compensation Highlights from Fiscal 2025

Fiscal 2025 was a year marked by both adversity and impressive progress. The fiscal year began with significant challenges in the first quarter, marked by unprecedented tariffs and changes in customer demand. Our leaders reacted quickly to internal and external pressures, developing a comprehensive strategy to reignite our business. They led initiatives that sharpened focus on the customer, our merchandise and our brands, while also deploying critical operational improvements. The strategy began to take hold quickly and ultimately, Fiscal 2025 saw record revenue and comparable sales increases as well as continued momentum in the Aerie brand and strong operating cash flow. The business recovery was fast and significant, generating meaningful top line improvement and creating efficiencies, which led to finishing the year on a positive note. The strength of our team’s business and leadership capabilities were key to the delivery of our results, and overall compensation was linked to our performance.

•	Earnings Before Interest and Taxes (“EBIT”)(1) performance resulted in a 35% of target annual incentive bonus payment for Fiscal 2025.

•

Relative TSR (“RTSR”)(2) achievement over the three-year performance period ended January 30, 2026 resulted in the performance-based restricted stock units (“PSUs”) granted in Fiscal 2023 being earned at 129% of target.

(1)

EBIT is a non-GAAP or adjusted measure. See Appendix A of this Proxy Statement for additional detail on and reconciliations of adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

(2)	For the 2023 PSUs, RTSR performance was measured against performance of the proxy peer group.

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PROXY STATEMENT SUMMARY

Additional specific executive compensation highlights for Fiscal 2025 include:

•

Alignment of CEO Pay with Performance. For Fiscal 2025, 88% of our CEO’s target compensation was variable or at risk and subject to the achievement of performance goals and changes in stockholder value, as demonstrated in the chart below.

Chief Executive Officer

Base Salary 12%
Target Bonus 22%
RSU(3) 13%
NSO(2) 20%
PSU(1) 33%
CASH
STOCK
TOTAL AT RISK 88%

(1)	RSUs are defined as time-based restricted stock units
(2)	NSOs are defined as nonqualified stock options
(3)	PSUs are defined as performance-based restricted stock units

•

Independent Compensation Consultant. The Compensation Committee retained an independent compensation consulting firm, Frederic W. Cook & Co., Inc. (“FW Cook”), to advise on matters related to the CEO’s and other executive officers’ compensation. FW Cook does not provide any other services to the Company (other than its services for the Compensation Committee).

•	No Payment of Dividends on Unearned/Unvested Awards. We do not pay dividends or dividend equivalents on unearned and/or unvested equity incentive awards.

•

Clawback Policy. The Company maintains an Incentive Based Compensation Recovery Policy (the “Clawback Policy”). Current executive officers of the Company have agreed in writing to the terms and conditions of the Clawback Policy. Under the Clawback Policy, if the Company is required to restate its financial results due to material noncompliance with financial reporting requirements under the federal securities laws, the Company will recoup any erroneously awarded incentive-based compensation from the Company’s current and former executive officers. Additionally, the Company’s 2023 Stock Award and Incentive Plan (the “2023 Plan”) includes additional award forfeiture provisions that provide for the cancellation or forfeiture of an award (including time-based awards), in full or in part, in the event that the award recipient engages in misconduct related to the restatement of financial statements.

•

No Guaranteed Employment or Compensation. We do not maintain employment contracts of defined length with our CEO or other executive officers, nor do we provide multi-year guarantees for base salary increases, bonuses, or long-term incentives.

•

Double-Trigger Change-in-Control Benefits and Vesting. In the event of a change in control, our executive officers, other than our CEO, will only receive benefits if there is a qualifying termination of employment (i.e., a double-trigger). Our CEO does not have a change-in-control agreement with the Company. All of our executive officer’s equity incentive awards are double-trigger.

•	No Change in Control Tax Gross-Ups. We do not provide tax gross-ups on change-in-control benefits.

•	Stock Ownership Guidelines. We have stock ownership guidelines for both our directors and executive officers to ensure a commonality of interest with stockholders.

•	Anti-Hedging and Anti-Pledging Policy. Policies are in place that prohibit both employees and directors from engaging in these practices.

2026 Proxy Statement	|	17

PROPOSAL ONE: ELECTION OF CLASS I DIRECTOR

General

In accordance with the Company’s Amended and Restated Certificate of Incorporation (the “Charter”), the Board is divided into three classes, with each such class elected for a three-year term and consisting, as nearly as possible, of one-third of the total number of directors. The Charter provides that the number of the directors of the Company may be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Board, provided that the minimum number of directors shall be fixed at no less than three (3) and the maximum number of directors shall be fixed at no more than fifteen (15). The size of the Board is currently set at seven directors; however, Sujatha Chandrasekaran is not standing for re-election at the 2026 Annual Meeting and will conclude her service as a director immediately following the 2026 Annual Meeting.

Accordingly, on the recommendation of the Nominating Committee, the Board will fix the size of the board at six directors immediately following the 2026 Annual Meeting. The Board has nominated one candidate, Jay L. Schottenstein, who currently is a director of the Company, to be elected as a Class I director at the 2026 Annual Meeting. If re-elected, Mr. Schottenstein will serve for a three-year term ending at the 2029 Annual Meeting of Stockholders, or until his successor is duly elected and qualified. The terms of the remaining Class II and Class III directors are scheduled to expire at the Annual Meetings of Stockholders to be held in 2027 and 2028, respectively.

Biographical information regarding Mr. Schottenstein, our director nominee, and each incumbent director is set forth below as of May 1, 2026. In addition, information about each director’s specific experience, attributes and skills that has led the Board to believe that each of the directors is highly qualified to serve as a member of the Board is set forth below.

Each of our directors contributes to the mix of skills, core competencies and qualifications of the Board. Our directors are highly educated and experienced and have extensive track records of success in what we believe are highly relevant positions with a variety of well-respected companies in a wide range of industries. The Board believes that through their varying backgrounds, our directors bring a wealth of experiences, new ideas and solutions to our Board.

Mr. Schottenstein has consented to be named as a director nominee. If he should become unavailable to serve, the Board may decrease the number of directors pursuant to our Amended and Restated Bylaws (the “Bylaws”) or may designate a substitute nominee. In that case, the persons named as proxies will vote for the substitute nominee designated by the Board. The Board has no reason to believe that Mr. Schottenstein will be unavailable or, if elected, unable to serve.

18	|

PROPOSAL ONE: ELECTION OF CLASS I DIRECTOR

The Board recommends that the stockholders vote “FOR”

the following Class I director nominee:

Jay L. Schottenstein
Age: 71

BACKGROUND

Mr. Schottenstein has served as our Chief Executive Officer since December 2015. Prior thereto, he served as our Interim Chief Executive Officer from January 2014 to December 2015. He has served as Chairman of the Board since March 1992. He previously served the Company as Chief Executive Officer from March 1992 until December 2002 and as a Vice President and director of the Company’s predecessors since 1980. He has also served as Chairman of the Board and Chief Executive Officer of Schottenstein Stores Corporation (“SSC”) since March 1992 and as President of SSC since 2001. Prior thereto, Mr. Schottenstein served as Vice Chairman of SSC from 1986 to 1992. He has been a director of SSC since 1982. Mr. Schottenstein also has served since March 2005 as Executive Chairman of the Board of Directors of Designer Brands Inc. (f/k/a DSW Inc.) (NYSE: DBI) and formerly served as that company’s Chief Executive Officer from March 2005 to April 2009. He has served at various times as an officer and/or director of other entities owned or controlled by members of his family since 1976, including American Signature, Inc. (“ASI”). Mr. Schottenstein had resigned from all roles with ASI and was not serving in any capacity when ASI filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in November 2025. He is a graduate of Indiana University.

SKILLS AND QUALIFICATIONS

Mr. Schottenstein has deep knowledge and extensive experience with respect to the Company’s operations and the retail industry in general. His expertise in merchandising, operations, retail, real estate, brand building, and team management has guided the Company from a single-brand company to a multi-brand $5+ billion global specialty retailer.

SELECT PROFESSIONAL AND COMMUNITY CONTRIBUTIONS

Mr. Schottenstein dedicates significant time to civic and cultural organizations. In 1985, he and his wife founded the Jay and Jeanie Schottenstein Foundation, the couple’s personal philanthropic organization. Together, they have donated millions of dollars to causes that improve the world, from arts and culture to mental health and cardiovascular research.

The Schottensteins support many local organizations, including the Columbus Museum of Art, the United Way of Central Ohio, and The Ohio State University. In 2008, the Schottensteins endowed the biennial Jay and Jeanie Schottenstein Prize in Cardiovascular Sciences at The Ohio State University, an esteemed award given to outstanding medical and research professionals in the field. In 2010, Mr. and Mrs. Schottenstein were named Humanitarians of the Year by the American Red Cross of Central Ohio. In 2021, the Schottensteins pledged $10.15 million to The Ohio State University toward improving students’ access to behavioral healthcare and reducing stigma surrounding mental illness. Mr. Schottenstein is a member of the board of directors at the Columbus Partnership and the Columbus Development Corporation.

PREVIOUS DIRECTORSHIPS

Mr. Schottenstein previously served as a member of the Board of Directors for Albertsons Companies Inc. (NYSE: ACI) from 2006 to 2022.

Director since: March 1992
Executive
Committees: • None
Current Public Company Directorships: • Designer Brands Inc. (NYSE: DBI)

Awards and Recognitions:

•

World Retail Congress Retail Hall of Fame Inductee (2024)

•

Humanitarian of the Year: American Red Cross of Greater Columbus

•

T. Kenyon Holly Award for Outstanding Humanitarian Achievement (Two Ten Foundation)

2026 Proxy Statement	|	19

PROPOSAL ONE: ELECTION OF CLASS I DIRECTOR

The following Class II Directors have terms that

expire as of the 2027 Annual Meeting:

Janice E. Page
Age: 77

BACKGROUND

Prior to her retirement, Ms. Page spent 27 years in apparel retailing, holding numerous merchandising, marketing and operating positions with Sears Roebuck & Company (“Sears”), including serving as Sears’ Group Vice President. While at Sears, Ms. Page launched the direct-to-consumer business and oversaw sporting goods, men’s, women’s and children’s apparel, footwear and accessories, and beauty and fragrances, among other responsibilities. She holds a B.A. from Pennsylvania State University.

SKILLS AND QUALIFICATIONS

Ms. Page has extensive knowledge of the apparel retail industry and brings to the Board in-depth experience across diverse consumer product categories, as well as retail operations. Her service, tenure and committee leadership on multiple public company boards allows her to provide the Board with a variety of perspectives on corporate governance issues.

SELECT PROFESSIONAL AND COMMUNITY CONTRIBUTIONS

Ms. Page serves on the advisory boards for the Daveler Entrepreneurship Foundation and the Daveler Scholarship Fund, advising the University of Florida, Florida Gulf Coast University and Florida Southwest University entrepreneurship programs, as well as the Education Foundation of Collier County Champions for Learning and Center for Innovation. Ms. Page is also an advisor to the Southwest Florida CEO Entrepreneurship Program.

PREVIOUS DIRECTORSHIPS

Ms. Page previously served as a director of R.G. Barry Corporation from 2000 to 2014, Hampshire Group, Limited from 2009 to 2011 and Kellwood Company from 2000 to 2008. Ms. Page also served as Trustee of Glimcher Realty Trust, a real estate investment trust that owns, manages, acquires and develops malls and community shopping centers from 2001 to 2004.

Director since: June 2004
Independent
Committees: • Audit • Compensation • Nominating (Chair)
Current Public Company Directorships: • None

20	|

PROPOSAL ONE: ELECTION OF CLASS I DIRECTOR

David M. Sable

Age: 72

BACKGROUND

Mr. Sable has served as Vice Chair at Stagwell Global since October 2023. He is also Co-Founder and Partner of DoAble, a Marketing Consultancy focused on branding, positioning and big ideas. As Senior Advisor to WPP plc (“WPP”), a multinational communications, advertising, public relations, technology, and commerce holding company, he mentored and consulted across the company. Previously he was Chairman of VMLY&R, a global marketing agency, from 2011 to 2019. He propelled Y&R to a top-five global creative firm at Cannes, developed new resources and practices, expanded the global footprint of subsidiary company VML, and ultimately helped unify Y&R and VML into VMLY&R, one of the most successful agencies in the industry today.

Prior to his time at Y&R, Mr. Sable served at Wunderman, Inc., a leading customer relationship manager and digital unit of WPP, as Vice Chairman and Chief Operating Officer from August 2000 to February 2011. Mr. Sable was a Founding Partner and served as Executive Vice President and Chief Marketing Officer of Genesis Direct, Inc., a pioneer digital omni-channel retailer, from June 1996 to September 2000. Mr. Sable attended New York University and Hunter College in New York.

SKILLS AND QUALIFICATIONS

With more than 30 years of experience in digital leadership and marketing communications, Mr. Sable brings to the Board his strategic insight and ability to connect talent across marketing disciplines and geographies. The Board also benefits from his extensive involvement with community programs.

SELECT PROFESSIONAL AND COMMUNITY CONTRIBUTIONS

In 2013, Fast Company named Mr. Sable one of the 10 Most Generous Marketing Geniuses. He currently serves on the Board of Directors of the International Special Olympics, as well as on the Executive Board of UNCF and he was Executive Producer on MTV’s highly acclaimed REBEL MUSIC series.

Director since: June 2013
Independent
Committees: • Audit • Compensation • Nominating
Current Public Company Directorships: • Ethan Allen Interiors Inc. (NYSE: ETD)
Awards and Recognitions: • NACD Top 100 (2024)

2026 Proxy Statement	|	21

PROPOSAL ONE: ELECTION OF CLASS I DIRECTOR

Noel J. Spiegel
Age: 78

BACKGROUND

Mr. Spiegel was a partner at Deloitte & Touche, LLP (“Deloitte”), where he practiced from September 1969 until his retirement in May 2010. In his over 40-year career at Deloitte, he served in numerous management positions, including as Deputy Managing Partner, member of the Executive Committee, Managing Partner of Deloitte’s Transaction Assurance practice, Global Offerings and IFRS practice and Technology, Media and Telecommunications practice (Northeast Region), and as Partner-in-Charge of Audit Operations in Deloitte’s New York office. Mr. Spiegel holds a B.S. from Long Island University and he attended the Advanced Management Program at Harvard Business School.

SKILLS AND QUALIFICATIONS

Mr. Spiegel provides expertise in public company accounting, disclosure and financial system management to the Board and, more specifically, to the Audit Committee.

SELECT PROFESSIONAL AND COMMUNITY CONTRIBUTIONS

From 2006 to 2017, Mr. Spiegel was a Trustee, Chair of the Executive Committee and President of the Jewish Communal Fund of New York, a 501(c)(3) donor-advised fund.

PREVIOUS DIRECTORSHIPS

Mr. Spiegel previously served as a director at Vringo, Inc. from 2013 to 2016 and vTv Therapeutics Inc. (Nasdaq: VTVT) from 2015 to 2022.

Director since: June 2011
Independent (Lead Independent Director)
Committees: • Audit (Chair) • Compensation • Nominating
Current Public Company Directorships: • Radian Group Inc. (NYSE: RDN)
Awards and Recognitions: • NACD Top 100 (2020)

22	|

PROPOSAL ONE: ELECTION OF CLASS I DIRECTOR

The following Class III Directors have terms that

expire as of the 2028 Annual Meeting:

Deborah A. Henretta
Age: 64

BACKGROUND

Ms. Henretta has over 30 years of business leadership experience across both developed and developing markets, as well as expertise in brand building, marketing, philanthropic program development, and government relations. She joined Procter & Gamble (“P&G”) in 1985. In 2005, she was appointed President acting as Senior Executive Officer of P&G’s business in Association of Southeast Asian Nations, Australia and India. She was appointed group president of P&G Asia in 2007, group president of P&G Global Beauty Sector in June 2013, and group president of P&G E-Business in February 2015. She retired from P&G in June 2015.

Ms. Henretta is a partner at Council Advisors (formerly G100 Companies) where she assisted in establishing a Board Excellence program that provides director education on board oversight and governance responsibilities, including in the areas of digital transformation and cybersecurity, as well as a partnership program for New Director Training. She holds an M.A. in advertising from Newhouse School of Communications and a B.A. in communications and an Honorary PhD in humane letters from St. Bonaventure.

SKILLS AND QUALIFICATIONS

Ms. Henretta has significant experience in business leadership and global and international operations. She is skilled in brand building, marketing, and emerging market management. Ms. Henretta has risk management experience as a former executive at P&G tasked with specific risk management duties. She also brings significant knowledge of digital transformation and cybersecurity to the Board.

SELECT PROFESSIONAL AND COMMUNITY CONTRIBUTIONS

Ms. Henretta was a member of Singapore’s Economic Development Board (“EDB”) from 2007 to 2013. She contributed to the growth strategies for Singapore, and was selected to serve on the EDB’s Economic Strategies Committee between 2009 and 2011. In 2008, she received a U.S. State Department appointment to the Asia-Pacific Economic Cooperation’s Business Advisory Council. In 2011, she was appointed chair of this 21-economy council, becoming the first woman to hold the position. In that role, she advised top government officials, including former President Barack Obama and former Secretary of State Hillary Clinton.

Ms. Henretta serves on the Board of Trustees of Syracuse University.

PREVIOUS DIRECTORSHIPS

Ms. Henretta previously served as a director of Corning, Inc. (NYSE:GLW) from 2013 to 2025 and Staples, Inc. (Nasdaq: SPLS) from 2016 to 2017.

Director since: February 2019
Independent
Committees: • Audit • Compensation • Nominating
Current Public Company Directorships: • Meritage Homes Corporation (NYSE: MTH) • NiSource, Inc. (NYSE: NI)

2026 Proxy Statement	|	23

PROPOSAL ONE: ELECTION OF CLASS I DIRECTOR

Cary D. McMillan
Age: 68

BACKGROUND

From December 2005 until his retirement in 2020, Mr. McMillan served as Chief Executive Officer of True Partners Consulting, LLC, a professional services firm providing tax and other financial services. From October 2001 to April 2004, he was the Chief Executive Officer of Sara Lee Branded Apparel. Mr. McMillan served as Executive Vice President of Sara Lee Corporation (“Sara Lee”), a branded consumer packaged goods company, from January 2000 to April 2004. From November 1999 to December 2001, he served as Chief Financial and Administrative Officer of Sara Lee. Prior thereto, Mr. McMillan served as an audit partner with Arthur Andersen LLP. Mr. McMillan holds a B.S. from the University of Illinois and is a CPA.

SKILLS AND QUALIFICATIONS

Mr. McMillan brings to the Board demonstrated leadership abilities as a Chief Executive Officer and has a deep understanding of business, both domestically and internationally. His experience as a former audit partner and CPA also provides him with extensive knowledge of financial and accounting issues. Furthermore, Mr. McMillan’s current and prior service on other public boards provides the Board with diversified knowledge of best corporate governance and compensation practices.

SELECT PROFESSIONAL AND COMMUNITY CONTRIBUTIONS

Mr. McMillan serves on the AEO Foundation Board and brings a wealth of philanthropic experience to the position. He serves on a number of nonprofit boards in Chicago including as Treasurer of both the Millenium Park Foundation and WTTW, the local PBS station. He is also a Trustee of the Art Institute of Chicago.

PREVIOUS DIRECTORSHIPS

Mr. McMillan previously served as a director of McDonald’s Corporation (NYSE: MCD) from 2003 to 2015, Hewitt Associates, Inc. from 2002 to 2010, and Sara Lee from 2000 to 2004.

Director since: June 2007
Independent
Committees: • Audit • Compensation (Chair) • Nominating
Current Public Company Directorships: • Hyatt Corporation (NYSE: H)
Awards and Recognitions: • NACD Top 100 (2023)

24	|

CORPORATE GOVERNANCE

The following section discusses the Company’s corporate governance, including the role of the Board and its Committees. Additional information regarding corporate governance, including our Corporate Governance Guidelines, the charters of our Audit, Compensation, and Nominating Committees and our Code of Ethics, which applies to all of our directors, officers (including the Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer) and employees, may be found on our Investors Relations website at investors.ae.com/esg/ under “Governance Documents.” Any amendments or waivers to our Code of Ethics will also be available on our website. The Code of Ethics includes our privacy and data security policies, as well as our policy on anti-corruption and bribery. We also have a comprehensive Code of Conduct that governs the behavior of our production, sourcing and supply chain business partners, and we routinely audit the factories with which we do business to ensure compliance with our expected standards of operations, human rights and quality in our products. Copies of our corporate governance materials are available in print to any stockholder upon written request to 77 Hot Metal Street, Pittsburgh, PA 15203, c/o the Corporate Secretary.

Board Composition and Evolution

Current Composition

Following the conclusion of the 2026 Annual Meeting, the Company’s Board will consist of six directors: Jay L. Schottenstein (Executive Chairman of the Board and Chief Executive Officer), Deborah A. Henretta, Cary D. McMillan, Janice E. Page, David M. Sable, and Noel J. Spiegel. Five of the six continuing directors are independent under applicable NYSE listing standards and SEC rules. This size is smaller than the Board’s historical composition and reflects two departures:

•	Stephanie L. Pugliese, who served from August 2024 to April 2025 and departed due to her appointment as CEO at another company; and

•	Sujatha Chandrasekaran, who is not standing for re-election at the conclusion of her current Class I term.

The current composition is transitional. The Board intends to return to a composition of at least seven directors as described below. In evaluating the functioning of the Board at its current size while executing its search plan, the Board has considered: the importance of active, engaged participation by all directors and the benefits of focused deliberation and clear accountability in effective Board work for AEO and has determined that the current composition is appropriate at this time.

Board Enhancement

The Nominating Committee, working with an independent executive search firm, is conducting a formal search for additional independent directors to be added to the Board during Fiscal 2026. The Nominating Committee is focused on identifying candidates who bring relevant operating experience and a demonstrated ability to contribute effectively in dynamic environments, while also maintaining flexibility to add exceptional director talent who will meaningfully enhance the Board’s collective strength and overall effectiveness.

The Nominating Committee expects that this process will result in the addition of at least one new independent director within the next twelve months, with the aim of returning to a Board of at least seven directors in Fiscal 2026. The Nominating Committee recognizes the value in having a Board comprised of directors with varied professional experience, industry and functional expertise, tenure, and personal backgrounds and viewpoints and believes that this intentional consideration contributes to more rigorous and well-informed decision-making.

2026 Proxy Statement	|	25

CORPORATE GOVERNANCE

Director Skills & Experience Matrix

The following matrix summarizes the current competencies and experience represented on the Board.

ATTRIBUTES, EXPERIENCE AND SKILLS

SKILLS CENTRAL TO AEO’S STRATEGY

Retail Industry	✓	✓	✓	✓	✓	✓	✓

Marketing and Consumer Insight	✓	✓	✓	✓	✓	✓	✓

Technology and Digital	✓	✓	✓			✓	✓

Real Estate	✓				✓

International	✓	✓	✓	✓	✓	✓	✓

CORE COMPETENCIES

Leadership	✓	✓	✓	✓	✓	✓	✓

Risk Management	✓	✓	✓	✓	✓	✓	✓

Audit Committee Financial Expertise			✓	✓	✓		✓

Cybersecurity		✓

Crisis Management	✓	✓	✓	✓	✓	✓	✓

(1)	Sujatha Chandrasekaran will conclude her service as a director immediately following the 2026 Annual Meeting.

Directors are not required to possess expertise in every area reflecting in the matrix, and the matrix should be read as a portfolio of capabilities not as an individual scorecard. This perspective reflects the Board’s view that specific functional areas are most effectively governed through the collective capabilities of the Board rather than through a single-purpose specialist director. The matrix reflects the Board’s current competencies and experience, which are considered holistically alongside evolving strategic needs.

The Board also expects every successful candidate to embrace the following foundational qualifications:

•	High integrity and ethical character;

•	Sound business judgment and strategic perspective;

•	Ability and willingness to commit the time required for meaningful Board and committee participation;

•	Independence from management under applicable NYSE and SEC standards (for independent director candidates); and

•	No conflicts of interest that cannot be appropriately managed.

Director Recommendations & Nominations

The Nominating Committee is responsible for identifying and recommending candidates for Board membership. Candidates may come to the attention of the Nominating Committee from a variety of sources, including current Board members, stockholders, management, and external search firms. All candidates are reviewed in the same manner, regardless of the source of the recommendation. The Nominating Committee will consider, in the normal course, the recommendations of stockholders regarding potential director candidates and, in doing so, will consider the needs of the Board and the qualifications of each candidate. Stockholders may recommend potential director candidates for consideration by the Nominating Committee by submitting the recommendation in writing to the Chair of the Nominating Committee, in care of the Company, at the Company’s principal executive offices at 77 Hot Metal Street, Pittsburgh PA 15203.

26	|

CORPORATE GOVERNANCE

Additionally, stockholders may nominate candidates to the Board pursuant to certain procedural, informational, and consent requirements. See “Submission of Nominations and Proposals for the 2027 Annual Meeting” for information regarding the submission of director nominations.

Board Leadership Structure

Jay L. Schottenstein currently serves as both Executive Chairman and Chief Executive Officer. The Board reviews this structure annually and has determined that this combined structure currently is in the best interests of the Company and its stockholders, supported by the following counterweights: a Lead Independent Director with defined authorities; a Board that is majority independent; fully independent standing committees; and regular executive sessions of the independent directors. The Board’s determination also reflects Mr. Schottenstein’s deep and long-standing tenure with the Company and in the specialty retail industry; his brand instinct, including championing Aerie from concept through today and identifying and directing the changes, investments, and strategic decisions needed to keep American Eagle relevant and competitively positioned through evolving retail cycles over nearly fifty years; and his clear understanding of the current leadership strengths needed to execute on the Company’s strategy at this moment. The independent directors will continue to evaluate the combined role annually and will separate the roles if their conclusion is that doing so would better serve the Company and its stockholders.

Lead Independent Director

The independent directors have designated Noel J. Spiegel as Lead Independent Director. The Lead Independent Director is elected annually by, and from, the independent directors, and his or her responsibilities are described in the Company’s Corporate Governance Guidelines. Those responsibilities include:

•	Presiding at all meetings of the Board at which the Executive Chairman is not present, including all executive sessions of the independent directors;

•	Calling additional meetings of the independent directors as he or she considers appropriate;

•	Approving Board meeting agendas, schedules, and the information sent to the Board, with the authority to add items to any agenda and to request additional information from management;

•	Serving as the principal liaison between the independent directors and the Executive Chairman and Chief Executive Officer on matters reserved to the independent directors;

•	Consulting with the Chairs of the standing committees on the coordination of committee activities with the work of the full Board;

•	Being available, as appropriate, for direct consultation with significant stockholders; and

•	Performing such other duties as the Board may request from time to time.

Board Independence

Six of the Company’s seven directors are independent under the listing standards of the New York Stock Exchange (“NYSE”) and the Company’s Corporate Governance Guidelines. The Board has affirmatively determined that each of Noel J. Spiegel, Sujatha Chandrasekaran, Deborah A. Henretta, Cary D. McMillan, Janice E. Page, and David M. Sable is independent. Additionally, the Board determined that Stephanie L. Pugliese, who served on the Board from August 2024 to April 2025, was independent during her tenure as a director. Each of the standing committees of the Board – the Audit Committee, the Compensation Committee, and the Nominating Committee – is composed entirely of independent directors who satisfy the heightened independence standards applicable to each committee under applicable law, NYSE listing standards, and the Company’s committee charters.

Executive Sessions and Independent Engagement

The independent directors meet in executive session without management present at each regularly scheduled Board meeting and at such additional times as the Lead Independent Director or the independent directors may request. Each of the standing committees meets in executive session without management present on a regular basis. The Audit Committee separately meets in private session with the Company’s internal audit function and with the Company’s independent registered public accounting firm at each regularly scheduled Audit Committee meeting, and the Compensation Committee separately meets in private session with its independent compensation consultant.

2026 Proxy Statement	|	27

CORPORATE GOVERNANCE

Annual Review of Leadership Structure

The independent directors review the leadership structure annually, in executive session, with particular attention to whether the combined Executive Chairman and Chief Executive Officer structure continues to serve the Company and its stockholders. That review considers Company performance, Board effectiveness, stockholder feedback, evolving governance practices, and such other factors as the independent directors consider relevant. The Board retains the authority to modify its leadership structure at any time, including by separating the Chairman and Chief Executive Officer roles, and will do so if and when the independent directors conclude that a different structure would better serve the Company and its stockholders.

Director Tenure

The Board does not impose a mandatory retirement age or term limits. The Board believes the balance between continuity and evolution is better addressed through the annual evaluation and director search process described above than through fixed constraints. As of May 1, 2026, the average tenure of AEO’s non-employee directors was approximately thirteen years. The Nominating Committee reviews tenure composition annually as part of its evaluation and analysis. The Board also considers that institutional knowledge, including that of the Company’s most tenured directors, is a meaningful asset for AEO at this time.

Director Time Commitments and Protections Against Overboarding

Board service requires a substantial commitment of time and attention, and the Company’s Corporate Governance Guidelines include specific limits on director commitments to ensure appropriate capacity. Under the Guidelines, directors who are retired from full-time employment may serve on no more than four public company boards in total, including the Company’s Board. A director who serves as an executive officer of any public company may serve on no more than one other public company board in addition to AEO’s Board. Any director who is a member of the Audit Committee may serve on the audit committees of no more than two other public companies. Directors must notify the Chair of the Nominating Committee before accepting any new public company directorship or any significant outside commitment, so that the Nominating Committee can assess whether the new commitment would affect the director’s capacity to serve AEO. The Nominating Committee reviews each director’s outside commitments annually and has affirmatively determined that each director standing for election at the 2026 Annual Meeting has the capacity to devote the time necessary to serve effectively on the Board.

Board Practices

Meetings and Attendance

During Fiscal 2025, the Board held five meetings. The standing committees met as follows: the Audit Committee held 23 meetings, the Compensation Committee held 11 meetings (including one joint committee meeting), and the Nominating Committee held 9 meetings (including one joint committee meeting).

Each director who served during Fiscal 2025 attended at least 75% (actual attendance was 98%) of the aggregate of the meetings of the Board and the committees on which he or she served during the period of service. Directors are expected to attend the Annual Meeting of Stockholders, and all of our then-serving directors attended the 2025 Annual Meeting of Stockholders.

Annual Evaluations

The Board and each standing committee conducts an annual evaluation, overseen by the Nominating Committee, designed to identify strengths and opportunities for improvement in composition, practices, information flow, culture, and engagement with management. The evaluation process includes questionnaires covering each director’s assessment of Board effectiveness; separate evaluations of each committee’s fulfillment of the responsibilities under its charter; and a review by the Lead Independent Director with each director individually of that director’s contributions and priorities. The results are discussed by the full Board in executive session, and any follow-up actions, including changes to meeting cadence, information flow, agenda-setting practices, or committee composition, are tracked through the following year.

28	|

CORPORATE GOVERNANCE

Director Continuing Education and Development

The Board views continuing education as a core component of effective board service and commits meaningful time and attention to pursuing relevant learning opportunities to remain current on the evolving retail landscape, the Company’s strategic priorities, and directors’ oversight responsibilities. Company-led or -facilitated education sessions are regularly incorporated into Board and committee meetings and, during Fiscal 2025, included in-depth sessions on specialty retail industry dynamics, evolving consumer behavior, marketing effectiveness, cybersecurity and AI, regulatory developments, geopolitical issues impacting sourcing and trade, and innovation for the retail consumer. Our directors also routinely pursue external programs, certifications, and targeted briefings designed to deepen expertise in areas most relevant to AEO’s business and long-term strategy, and we reimburse directors for their expenses associated with this participation. Examples of our directors pursuing additional director certifications and attending continuing education programs in recent years include: Mr. Sable received the Harvard Business School: Corporate Director Certificate (includes participation in the 1. Making Corporate Boards More Effective, 2. Compensation Committees: New Challenges, New Solutions, and 3. Audit Committees in a New Era of Governance programs) and attended the Harvard Business School: Advanced Corporate Director program. Ms. Page and Mr. Spiegel attended the PwC Corporate Directors Exchange (CDX) program; and Ms. Henretta received the Competent Board ESG Certification Program Certificate. Mr. McMillan attended the Kearney-CMU AI Executive Education Program. Ms. Chandrasekaran has received the NACD AI Oversight Certification, Cloud Security Alliance (CSA) Trusted AI Safety Expert (TAISE) Certificate and the International Association of Privacy Professionals (IAPP) AI Governance Professional Certificate. Newly elected directors participate in a tailored orientation program that includes direct engagement with senior management and visits to the Company’s stores and facilities, while existing directors are frequently invited to visit Company stores and facilities to serve as the foundation for discussions regarding new products, processes, and initiatives.

Communications with the Board

Stockholders and other interested parties may communicate directly with the Board as a whole, the Lead Independent Director, the chair of any standing committee, or the non-management directors as a group, by writing to the Corporate Secretary of American Eagle Outfitters, Inc. at 77 Hot Metal Street, Pittsburgh, Pennsylvania 15203. Communications addressed to the Board, committee chairs, independent directors or to the Lead Independent Director are forwarded directly, without screening by management, except for communications that are solicitations, advertisements, or that otherwise do not relate to the Company’s business or to the responsibilities of the Board.

Stockholder Engagement

The Board believes that direct, meaningful and substantive engagement with the Company’s stockholders is important to its oversight responsibilities. AEO maintains a year-round stockholder engagement program through which members of senior management engage with stockholders on strategy, operational performance, capital allocation, governance, executive compensation, and corporate social responsibility. During Fiscal 2025, management held over 75 engagements with stockholders representing approximately 80% of outstanding shares as of May 1, 2026, and participated in investor conferences, non-deal roadshows, and direct meetings with both long-only and index-oriented holders.

The Lead Independent Director, the Chair of the Compensation Committee and the Chair of the Nominating Committee are available, as appropriate, for direct engagement with significant stockholders on matters raised at the Board level, including governance, compensation matters and Board oversight. Feedback received through the engagement program is reported to the full Board and the relevant committees periodically and is considered by the Board in its ongoing review of the Company’s strategy, practices, and disclosures. Themes raised by stockholder during Fiscal 2025 engagement included inventory management, potential for brand growth and expansion, profit improvement initiatives, advertising investments and capital allocation. The Board assessed these perspectives alongside the Company’s strategic initiatives and operational decisions during the year, which collectively advanced these themes.

2026 Proxy Statement	|	29

CORPORATE GOVERNANCE

Board Committees

The Board has three standing committees: the Audit Committee, the Compensation Committee, and the Nominating Committee. Each committee operates under a written charter approved by the Board, and each charter is available on the Investor Relations section of the Company’s website at www.aeo-inc.com. Each committee has the authority to retain and terminate independent advisors and consultants at the Company’s expense, as its members determine appropriate. The Chair of each committee reports to the full Board on the committee’s activities at each regularly scheduled Board meeting, and committee materials are generally made available to all directors.

The following sets forth Committee memberships as of the date of this Proxy Statement.

Director	Audit Committee	Compensation Committee	Nominating Committee

Jay L. Schottenstein, Executive Chairman of the Board and Chief Executive Officer	—	—	—

Sujatha Chandrasekaran

Deborah A. Henretta

Cary D. McMillan

Janice E. Page

David M. Sable

Noel J. Spiegel, Lead Independent Director

= Member	= Committee Chair	= Audit Committee Financial Expert

Nominating Committee

The Nominating Committee’s principal responsibilities include identifying and recommending qualified candidates for election to the Board; overseeing the Board’s composition, evolution, and succession practices; recommending directors for service on each standing committee; overseeing the Company’s corporate governance policies and practices, including the Corporate Governance Guidelines and the Company’s codes of conduct; overseeing the Board’s annual self-evaluation process and the Company’s stockholder engagement program; and overseeing the Company’s risks and opportunities with respect to corporate social responsibility matters, including the Building a Better World strategy (see page 36 for further information on the Company’s Building a Better World strategy). Each member of the Nominating Committee is independent under the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines.

The Nominating Committee’s work during Fiscal 2025 also included oversight of the annual Board and committee self-evaluations, review of director time commitments and outside-board activity, review of stockholder feedback in coordination with the Investor Relations function, and continued oversight of the Company’s Building a Better World strategy.

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Audit Committee

The Audit Committee’s principal responsibilities include oversight of the integrity of the Company’s financial statements and financial reporting process; the qualifications, independence, and performance of the Company’s independent registered public accounting firm; the performance of the Company’s internal audit function; the Company’s system of internal control over financial reporting and disclosure controls; the Company’s compliance with legal and regulatory requirements; the Company’s enterprise risk management function; and oversight of information security, cybersecurity, technology, and data privacy risk. Each member of the Audit Committee is independent under the NYSE listing standards, the enhanced independence requirements of Rule 10A-3 under the Exchange Act, and the Company’s Corporate Governance Guidelines. Each member of the Audit Committee is also financially literate under the applicable NYSE listing standards. The Board has determined that Noel J. Spiegel, Deborah A. Henretta, Cary D. McMillan and Janice E. Page each qualify as an “audit committee financial expert” within the meaning of applicable SEC rules. The designation as an audit committee financial expert does not impose upon such designees any duties, obligations, or liabilities that are greater than those of any other member of the Audit Committee and the Board.

The Audit Committee’s work during Fiscal 2025 reflected substantial business activity. In particular, the Audit Committee exercised focused, recurring oversight of the Company’s merchandise inventory valuation and the markdown reserve methodology under the Company’s retail inventory method through the first-quarter spring merchandise write-down and the subsequent inventory rebuild and normalization. The Audit Committee also oversaw the accounting for, and the disclosure of, the impairment, restructuring, and other charges associated with the wind-down of Quiet Platforms, which resulted in $59 million of charges. The Audit Committee engaged substantively with management on the controls, reporting, and disclosure implications of the Company’s ongoing response to the evolving global trade environment and to the sourcing and tariff mitigation efforts taken during the year. And, consistent with its information-security oversight responsibilities, the Audit Committee received periodic reporting from the Chief Technology Officer and Chief Information Security Officer regarding the Company’s AI strategy and governance, cybersecurity programs, threat environment, and the completion of the Fiscal 2025 security initiatives.

The Audit Committee maintained its established cadence of executive sessions with the Chief Financial Officer, the head of Internal Audit, the Chief Information Security Officer, and the independent registered public accounting firm at each of its regularly scheduled meetings and as needed during the fiscal year.

Compensation Committee

The Compensation Committee’s principal responsibilities include oversight of the Company’s executive compensation philosophy and programs; establishment of the performance goals and compensation of the Chief Executive Officer and the other executive officers; administration of the Company’s equity-based compensation plans; review of the relationship between the Company’s compensation programs and risk; and oversight of specific human capital management matters in coordination with the full Board. Each member of the Committee is independent under the NYSE listing standards, the enhanced independence requirements applicable to compensation committee members, and the Company’s Corporate Governance Guidelines, and each member is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act. The Compensation Committee has engaged FW Cook as its independent compensation consultant, which performs services only for the Compensation Committee and the Compensation Committee has determined it to be independent under applicable NYSE listing standards.

The Compensation Committee also has the authority to delegate its authority to subcommittees, including subcommittees consisting solely of one or more persons, other Board members, and/or officers. Additionally, the Compensation Committee may delegate to the CEO the authority to review and grant equity awards to employees who are not executive officers.

During Fiscal 2025, the Compensation Committee maintained the existing program design and performance-measurement framework. Variable compensation outcomes for the fiscal year reflected the Company’s financial and operational results. A more detailed description of the Compensation Committee’s processes, the framework through which performance goals are set and evaluated, and the Fiscal 2025 compensation decisions for the named executive officers is provided in the Compensation Discussion and Analysis section.

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Our Board’s Primary Responsibilities, Risk Oversight and Governance Actions in Fiscal 2025

Fiscal 2025 began with a challenging first quarter, which continued into the second quarter, and ended with fourth quarter financials that included revenue of $1.76 billion, 8% comparable sales growth, operating income down 33% versus the fourth quarter of the prior year and adjusted operating income(1) up 27% versus the fourth quarter of the prior year. The Board oversaw key principal decisions in the year: sharpening merchandise and marketing execution, accelerating corporate cost restructuring efforts, exiting Quiet Platforms while preserving supply chain efficiencies, the disciplined risk management of the “Great Jeans” campaign, and adapting in real time to the tariff and geopolitical environment. The Company entered Fiscal 2026 with a stronger operational footing and priorities focused on the continued expansion of Aerie and OFFLINE, the optimization of the American Eagle brand, supply chain and sourcing discipline, profit improvement initiatives, and focused brand investment and innovation.

(1)

Adjusted operating income and adjusted operating loss are non-GAAP or adjusted measures. See Appendix A of this Proxy Statement for additional details on and reconciliations of adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

The Board oversees strategy and risk on an integrated basis, engaging with the strategic, operational, and capital decisions that generate and shape the Company’s principal risks and long-term value creation. The fundamental areas of oversight include strategy and capital deployment, market dynamics, competition, growth opportunities, enterprise risk management, operational execution, stockholder engagement and responsiveness, cybersecurity, technology, AI and data governance, supply chain and geopolitical risk, reputational risk, financial controls, corporate social responsibility, and executive leadership and human capital management (including compensation and pay alignment). The areas of concentrated Board engagement in Fiscal 2025 are described below, and each area captures multiple elements of oversight exercised by the Board.

The full Board retains primary responsibility for oversight of enterprise strategy, CEO and senior executive succession, and matters of the greatest consequence to the Company’s long-term trajectory. The Board’s standing committees – the Audit Committee, the Compensation Committee, and the Nominating Committee – carry the defined oversight responsibilities set forth in their respective charters. Where matters cut across committee jurisdictions or carry enterprise-level significance, they are addressed by the full Board with the benefit of the relevant committees’ work.

Risk Oversight by the Board
Full Board

•

Assesses major risks facing the Company and reviews options for risk mitigation with the assistance of management and the committees

•

Monitors risks that have been delegated to a particular committee through regular reports provided by the respective Board committee

Audit Committee	Compensation Committee	Nominating Committee

•

Assesses major financial, regulatory or reputational risk exposures and steps taken by management to address these exposures

•

Responsible for the review and assessment of information technology, cybersecurity, and AI risk exposures and the steps taken to monitor and control these exposures (see details below)

•

Reviews risks identified during the internal and external auditors’ risk assessment procedures

•

Oversees risk management related to employee compensation plans and arrangements

•

Assesses whether the Company’s compensation plans and practices may incentivize excessive risk-taking and discusses at least annually the relationship between risk management policies and compensation

•

Manages risks associated with corporate governance policies and practices

•

Reviews any risks and exposures relating to director and executive succession planning and talent management

•

Oversees risk management related to the Company’s governance and corporate social responsibility matters

The Board’s oversight of strategy and risk is supported by a leadership structure designed to support independent engagement with management under the combined Executive Chairman and Chief Executive Officer structure described under “Board

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Leadership Structure” above. The Lead Independent Director, Mr. Spiegel, chairs executive sessions of the independent directors and serves as the principal liaison between the independent directors and the Executive Chairman and Chief Executive Officer on matters reserved to the independent directors. The independent directors meet in executive session without management present at each regularly scheduled Board meeting and as scheduled by the Lead Independent Director throughout the year; the committees meet in executive session without management present at least quarterly. The independence standards applied by the Board, the composition of its committees, and the Lead Independent Director’s specific authorities are described under “Board Leadership Structure.”

Effective oversight requires that directors have access to management and information on terms they find credible. The Board receives regular and on-request reporting from the Chief Executive Officer and other members of senior management, including the following:

✓ President, Executive Creative Director, AE and Aerie	✓ Chief Financial Officer

✓ Chief Supply Chain, Technology and International Officer	✓ Chief Legal Officer

✓ Chief Human Resources Officer	✓ Chief Technology Officer

✓ Chief Information Security Officer	✓ Senior Vice President of Investor Relations

✓ Other leaders of the American Eagle and Aerie brands

Directors have direct access to these and other members of management outside of Board meetings, the Company’s internal audit function, and the Company’s independent registered public accounting firm. The Board engages independent external advisors as it considers appropriate and supports ongoing director education on matters material to the Company’s strategy and the environment in which it operates, including sessions on geopolitical and macroeconomic developments, retail industry dynamics, consumer behavior, cybersecurity, AI, and regulatory developments, through both Company-led programs and external programs chosen by directors.

Board Oversight of Strategic Capital Allocation

In March 2025, the Board authorized a $200 million accelerated share repurchase program (the “ASR”), which at the closing price on the announcement date equated to approximately 18.1 million shares, or approximately 9.5% of fully diluted shares outstanding. The ASR was completed in the second quarter of Fiscal 2025. Combined with open-market repurchases and the quarterly dividend, AEO returned $341 million to stockholders across Fiscal 2025. In authorizing the ASR, the Board considered the Company’s balance sheet strength, the long-term outlook for the brands, and the absence of strategic capital requirements that would have been better served by retaining the capital. AEO ended the fiscal year with approximately $240 million in cash and no debt.

Board Oversight of Operational Execution and Financial Discipline

During Fiscal 2025, the Board’s operational oversight focused on three areas: real-time response to tariffs and geopolitical disruption; inventory management through the first-quarter write-down; and expense discipline and operating efficiency, including the corporate restructuring program.

Tariff & Sourcing Mitigation

Fiscal 2025 presented substantial volatility in U.S. trade policy. AEO’s initial unmitigated annual tariff exposure was estimated at $180 million, a figure that would have represented a material drag on the Company’s cost structure and margins. Through a combination of country-of-origin re-mixing, vendor cost negotiations, and freight optimization, the Company reduced that exposure to approximately $70 million for the fiscal year, a reduction of more than 60% from the unmitigated baseline. As trade policy conditions shifted during the year, the Board engaged with management on an ongoing, rather than a point-in-time basis, revising oversight inputs as management revised its plans.

The Company also continued its sourcing diversification plans, reducing China exposure to under 10% for Fiscal 2025 with fall and holiday seasons planned in the low single digits. In its oversight, the Board considered the structural implications of these sourcing changes, including on manufacturing partnerships, cost structure, and supply chain resilience in future periods.

Expense Discipline & Operating Efficiency

Fiscal 2025 presented substantial cost-structure pressure: a first-quarter operating loss, Quiet Platforms impairment charges, tariff headwinds, and planned increases in brand and marketing investment. Against this backdrop, the Board’s oversight during the

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year was directed at supporting a second-half recovery while protecting the investments targeted to the brands’ long-term positioning, including approving the charges associated with the corporate restructuring. The results of this oversight are reflected in the Company’s second-half performance. In the fourth quarter, selling, general and administrative expenses of $418 million leveraged 120 basis points as a rate to revenue, reaching 23.8% compared to 25.0% in the prior year’s comparable quarter. The full-year operating margin of 4.1% and adjusted operating margin(1) of 5.9% reflects both the headwinds of the first half and the second-half recovery.

(1)

Adjusted operating income and adjusted operating loss are non-GAAP or adjusted measures. See Appendix A of this Proxy Statement for additional details on and reconciliations of adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

Board Oversight of the Portfolio

The Board’s oversight of brand investment in Fiscal 2025 reflected that the AEO brand portfolio spans brands at different positions in their respective categories and in their lifecycles. For American Eagle, the Board’s Fiscal 2025 oversight centered on the sustained investment required to maintain category leadership across consumer cohorts, including product relevance and quality and relevant marketing. Maintaining the planned increase in advertising spend targeted to the second-half of Fiscal 2025, a year that included a first-quarter operating loss and substantial tariff headwinds, required the Board to evaluate American Eagle brand investment separately from other discretionary spending. The Board supported management’s plan to protect that investment on the basis that reducing it would inhibit American Eagle’s long-term competitive position. For Aerie and OFFLINE, the Board’s Fiscal 2025 oversight centered on the investment required to extend category position, expand the physical and digital footprint, scale operational infrastructure at a different pace than American Eagle’s established base, and continue the product innovation and inclusive brand positioning that have built Aerie’s platform across multiple retail cycles.

At the same time, the brand oversight lenses are unified by the Board’s role in capital allocation across the portfolio. Investment at American Eagle, Aerie, and OFFLINE compete for and complement one another within a single capital framework, and the Board’s portfolio oversight requires that investment levels at each brand reflect the relative returns, strategic role, and lifecycle needs of each, with the investment mix at one brand considered in the context of the portfolio as a whole.

In parallel, the Board regularly evaluates the Company’s broader portfolio of assets to ensure continued alignment with the core brand priorities. As part of this ongoing assessment, the Board supported the decision to further focus and fuel the brands through the exit of the Quiet Platforms third-party logistics business. The Board agreed that Quiet Platforms had not developed into a strategic fit for the Company’s operating model and that the business was unlikely to produce returns adequate to justify continued investment. While aiming to preserve supply chain efficiencies, the Company took $59 million in impairment and restructuring charges across the fiscal year in connection with the Quiet Platforms wind-down, which freed capital for deployment against the core brands and simplified the Company’s operating structure for Fiscal 2026. The Board also supported the investment required to relocate from a California distribution center to an Arizona distribution center purpose-built with automation to support all of the ways that our customers shop our brands.

Board Oversight of Responsible Technology and Cybersecurity

The Board’s oversight of technology, and of AI in particular, is an extension of the fiduciary, strategic, and risk-oversight responsibilities it has long performed, not a separate discipline at AEO. In practice, this means the Board oversees AI and related technologies through the same lenses it applies to other material enterprise matters:

•	How AI and other technologies are adopted and used across the business;

•	The integrity and stewardship of the data on which those technologies rely;

•	Management’s identification of, and response to, risk events created by AI and other technologies;

•	The maintenance of meaningful human oversight;

•	Compliance with applicable and emerging laws and our internal policies;

•	The risks introduced through third-party vendors and partners;

•	The competitive and strategic implications of what we do (and do not) automate; and

•	Clear lines of accountability for the outcomes AI and other technologies help to produce.

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Enterprise AI Governance Framework

Over the course of Fiscal 2025, the Board oversaw and helped to shape the continued evolution of AEO’s Enterprise AI Governance Framework. The framework is deliberately cross-functional, reflecting the Board’s view that AI governance cannot reside in any single function of the Company and must be supported at the highest levels of the organization. It brings together AI strategy and process orchestration, enterprise risk management, information technology and security, internal audit, and legal and compliance, with shared accountability for identifying and prioritizing use cases, pressure-testing them before deployment, monitoring them in production, and measuring whether the tools adopted are in fact delivering the value management believed they would create. The Board then receives regular reports on the framework and its operation on a quarterly basis, covering the pipeline of use cases, policy and other standard updates, risk events and near-misses, vendor and model inventory, workforce training and adoption, and the evolution of the external regulatory landscape.

Technology in Service of the Brands

AEO evaluates technology investments, including AI, against whether the investment advances the brands’ competitive position with the customer over the long term. Consistent with this approach, the Board’s oversight of technology, including emerging AI, remains grounded in disciplined investment, ensuring such capabilities are deployed in direct service of brand strategy, customer experience, and long-term value creation. The Board pursues ongoing education developments in AI, cybersecurity, and adjacent disciplines through internal deep-dives with management, engagement with outside experts, and participation in external director education programs.

Because AEO’s commitment to technology is an extension of its commitment to the long-term position of each of its brands, the Board and management apply particular scrutiny to the deployment of customer-facing AI. AEO’s use of customer-facing AI is brand-specific, meaning that we only employ customer-facing AI for our brands where we believe such brand’s customers actually want it and where it will genuinely improve their experience, including personalization, styling guidance, search, service, and related areas.

Cybersecurity

For 2025, AEO’s enterprise security scorecard earned an “A” rating.

Please refer to Item 1C. Cybersecurity in Part I of our Annual Report on Form 10-K for the fiscal year ended January 31, 2026 for additional information regarding cybersecurity matters.

Security and Technology Leadership

During Fiscal 2025, AEO welcomed a new retail-experienced Chief Technology Officer and a new Vice President of Data Technology & Analytics, complementing our highly skilled Chief Information Security Officer and Chief Innovation and Customer Product Officer.

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Board Oversight of AEO’s Building A Better World Strategy

AEO’s commitment to corporate responsibility, governance, and sustainability is longstanding. The “Building a Better World” strategy is organized across three pillars: Planet, People, and Practices. The Board assesses Building a Better World against business outcomes, our stated commitments, and the interests of the long-term stockholders. Primary oversight of the Building a Better World strategy resides with the Nominating Committee, which receives periodic reports from management on progress, priorities, and emerging issues. Oversight of specific elements of the strategy is carried out through the Board committees to which those matters are allocated under each committee’s charter.

AEO’s work under the Planet pillar continues to focus on the areas where the Company has meaningful operational influence and where investment can produce measurable results, including responsible material sourcing, water stewardship in denim and fabric production, packaging, the efficient operation of our stores, distribution centers, and corporate offices, and the impact of our technology footprint. Public commitments are paced against what the Company can credibly deliver and are updated as operating conditions and the external regulatory landscape evolve. The Board also oversees management’s work to monitor and prepare for emerging climate- and sustainability-related disclosure requirements in jurisdictions in which we operate, including in California, and to ensure that AEO’s public statements regarding this work are accurate and substantiated.

The People and Practices pillars are reflected in how the Company treats associates, in the integrity of its compliance and governance systems, and in how AEO engages with the vendors, partners, and communities on whom the business depends. The Board receives regular reports on associate engagement, ethics and compliance, conduct across our sourcing base, and culture-related indicators. Additional information regarding our human capital practices and the Board’s oversight of them is provided under “Board Oversight of Human Capital Management” below.

Multiple Building a Better World elements were impacted by the events of Fiscal 2025. Trade policy volatility required changes to the Company’s sourcing footprint while preserving the product quality and ensuring that relationships with vendors committed to AEO’s ethics and sustainability standards remained. A polarized external environment required management and the Board to evaluate how our brands speak, what they stand for, and how they navigate moments of cultural, political, and regulatory attention. An uneven economic environment also placed pressure on associates.

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Notwithstanding external events, AEO continued to execute initiatives aligned with each of the core pillars:

FOCUS AREA

Sustainability

AEO was named a Climate Leader by the USA Today for the third time, a reflection of our commitment to a more responsible and sustainable future. During Fiscal 2025, we moved the needle by:

•

Reducing water use per pair of jeans by 48%;

•

Using the equivalent of 708 million plastic bottles in our recycled polyester; and

•

Sustainably sourcing 63% of our cotton, including recycled, organic, and through the Better Cotton Initiative.

Positively Impacting Our Communities

We continue to place a high priority on giving back in our communities through associate volunteerism and supporting organizations that focus on mental health and empowering youth. In Fiscal 2025, our total community giving reached $8.8 million. This encompasses monetary and merchandise contributions by AEO, the AEO Better World Foundation, the AE Foundation, Aerie Real Foundation and our customers. In addition, we contributed 11,369 volunteer hours as a Company.

AE Foundation: Completed its first full year of grantmaking in Fiscal 2025 announcing $1.5 million in grants to 177 organizations across the U.S. and Canada. The AE Foundation supported the mental health and well-being of more than 203,000 individuals, helping them show up as their most authentic selves.

Aerie Real Foundation: Issued $1.1 million in grants to help build confidence in women and girls and expanded partnerships with its signature grantees. For instance, in support of PERIOD Action Day, the Aerie Real Foundation hosted period supply packing parties in each of our corporate offices in North America and in 32 store districts, packing more than 250,000 period products to help the charity reach its one million supply goal.

AEO Better World Foundation: Organized a first-rate Golf Classic event, which raised over $1 million, enabling the AEO Better World Foundation to issue more than $1.7 in grants to empower young people in our communities.

Give Back Days: The AE Foundation and Aerie Real Foundation sponsored Give Back Days in our store districts throughout North America during our annual month of service. In all, we hosted 100 volunteer projects and issued $415,000 in funding to engage store associates and award grants to the non-profits that matter most to them.

Global Supply Chain

With the support of AEO, Michelle Tarry, Vice President of Responsible Sourcing and Sustainability, was elected to the Steering Committee of the International Accord (“Accord”), which works with brands, factories, and workers to create a safer textile and garment industry. Ms. Tarry had been actively involved with the Accord since its establishment in 2013 and was instrumental in AEO’s participation as a founding signatory of the Bangladesh Accord on Fire and Building Safety. AEO also has signed the 2021 International Accord for Health and Safety in the Textile and Garment Industry and in 2022 became a signatory to the Pakistan Accord.

Led by Sarah Clarke, Chief Supply Chain, Technology and International Officer, one of the Top 100 Women in Supply Chain by Supply Chain Digital Magazine, various members of the Supply Chain team made multiple in-person visits to key factories and mills across the globe to assess operations firsthand and engage directly with partners. In doing so, the team:

•

Strengthened oversight of responsible sourcing and reinforced expectations around quality, conduct, and compliance standards;

•

Evaluated and enhanced standard operating procedures, identifying opportunities to improve consistency, efficiency, and product integrity across the supply chain;

•

Recognized and advanced the significant investments in state-of-the-art facilities and technology that key partners have made since partnering with AEO; and

•

Identified targeted areas for continuous improvement across sourcing, production, and operational execution to support a more resilient, efficient, and responsible global supply chain.

Culture

AEO continues to build an interconnected ecosystem, where every associate is provided with opportunities and tools to succeed, while being empowered to bring their authentic self to work. Progress during Fiscal 2025 included:

•

Surpassing $1.87 million in funding for AEO’s Steven A. Davis Scholarship for Social Impact, advancing post-secondary educational opportunities for 79 associates.

•

Strengthening our leadership pipeline through participation in The Advanced Leadership Institute’s (TALI) Executive Leadership Academy.

•

Expanding associate engagement through 24 events hosted by Networks & Connections and 114+ participants in the Close Knit Mentorship Program.

•

Deepening our community roots through vital partnerships with organizations like Harlem’s Fashion Row and the National Retail Federation.

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Board Oversight of Human Capital Management; Succession Planning

AEO’s associates and the culture in which they work are among the Company’s most consequential long-term assets, and the Board believes stewardship of both is a core oversight responsibility. The Board’s approach to human capital oversight operates on three levels:

•	The depth and readiness of the leadership available to execute the Company’s long-term strategy;

•	The engagement, integrity, and wellbeing of the broader workforce; and

•	The culture that underpins the organization and its brands.

In each area, the Board’s role is to satisfy itself that management is both realistic about where the Company stands today and appropriately ambitious about where it needs to be.

AEO’s Better Together culture – the Company’s articulation of how associates work with one another, with partners, and with customers – is overseen by the Board through regular and targeted review with management of the ways through which the health of that culture can be assessed. These include all-associate and store-level engagement survey results; themes and trends emerging from the Company’s ethics and compliance hotline; exit interview analyses; and periodic focused reviews on topics of particular interest in a given year. Where survey results, hotline trends, or other indicators raise questions, the Board expects management to name them directly and act on them.

Fiscal 2025 asked the Company to make difficult decisions regarding its operating footprint, including the elimination of numerous roles throughout the year. The Board oversaw management’s execution of those and other restructuring decisions with particular attention to how transitions were communicated, the severance and transition support made available to affected associates, and the continuing engagement of the associates who remained.

CEO and senior executive succession planning is a standing element of the Board’s work and was an area of particular focus during Fiscal 2025. The Nominating Committee devoted meaningful time across dedicated Board sessions and in executive session without management present to the substantive review of succession readiness across the CEO role and other critical positions. That work was informed both by internal assessment and by engagement with independent external advisors. It considered not only present-day readiness but also the specific credentials, capabilities, and leadership attributes most likely to be required in the next phase of each brand’s evolution. The Board’s succession work also encompassed emergency and interim scenarios, together with the development plans, performance, and trajectory of high-potential leaders below the C-suite, many of whom are given direct exposure to the Board over time.

Related Party Transactions

Our Board has formally adopted a Related Party Transaction Policy (the “Policy”) to allow us to identify, document, and properly disclose related party transactions. The Policy applies to our directors and executive officers, as well as all associates who have authority to enter into commitments on behalf of the Company. Under the Policy, a related party transaction is any transaction to which we or any of our subsidiaries is a participant and in which a related party has a direct or indirect material interest. Examples of transactions include the purchase or sale of goods, the provision of services, the rental of property, or the licensing of intellectual property rights. Additionally, the following constitute related party transactions: (1) transactions where a related party or a member of such related party’s immediate family is a supplier of goods or services, owns or is employed by a business that supplies us; (2) the employment of a member of such related party’s immediate family by us; or (3) an applicable related party’s service on the board of directors of a business that supplies goods or services to us. Certain related party transactions must be approved in advance by the Audit Committee if they involve a significant stockholder, director, or executive officer. All other related party transactions must be disclosed in writing to, and approved in advance by, our Chief Legal Officer and our Chief Financial Officer. Each quarter, each individual covered by the Policy is required to certify that any related party transaction has been fully and accurately disclosed in our filings with the SEC.

In the ordinary course of business, we have entered into agreements with affiliates of Jay L. Schottenstein, our Executive Chairman of the Board and Chief Executive Officer. We believe that each of these agreements is on terms at least as favorable to us as could be obtained in an arm’s-length transaction with an unaffiliated third party. The material terms of these transactions are described below. In each case, the transaction was approved or ratified by the Audit Committee in accordance with our Policy.

Leases

During Fiscal 2016, we entered into a store lease for an AE flagship store in Las Vegas with SG Island Plaza LLC (“SG Island Plaza”), an entity in which an affiliate of Mr. Schottenstein has a 25% interest. In April 2022, the Company entered into an agreement with the landlord to vacate the store and cancel the lease. As part of this agreement, during Fiscal 2025, the Company

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paid the landlord an ongoing rent guarantee of $1.0 million for the difference between the rent that would have been payable to the landlord had the lease not been surrendered and the amount collected by the landlord from the succeeding tenant. The Company may incur additional rent guarantee expense in the future which is payable to the landlord through the end of the initial lease term (September 2027).

In April 2018, we entered into a store lease for an Aerie store in Las Vegas with SG Island Plaza. Pursuant to that lease, we paid rent and other expenses of approximately $2 million during Fiscal 2025. In addition to these charges, we also may incur an annual payment equal to a percentage of the applicable store’s gross sales in excess of specified thresholds. The Company did not incur any such percentage rent payments related to this lease in Fiscal 2025. The lease expires in January 2029.

During Fiscal 2020, we entered into leases for two open-air lifestyle stores with wholly owned subsidiaries of Schottenstein Realty LLC, an affiliate of Mr. Schottenstein. Pursuant to the leases, we incur rent equal to 5% of the applicable store’s gross sales plus other expenses. We paid rent and other expenses of approximately $0.5 million during Fiscal 2025. The lease terms expired in January 2026 and each had a renewal option. The Company entered into a lease extension through 2036 for one of the leases and elected not to renew the other lease.

In May 2023, we entered into a store lease for a relocation of an AE store with a wholly owned subsidiary of Schottenstein Realty LLC, an affiliate of Mr. Schottenstein. Pursuant to the lease, we paid rent and other expenses of approximately $125,000 during Fiscal 2025. In addition to these charges, we also may incur an annual payment equal to a percentage of the applicable store’s gross sales in excess of specified thresholds. The Company did not incur any such percentage rent payments related to this lease in Fiscal 2025. The lease expires in May 2033.

Other Agreements

The Company has an agreement with Retail Entertainment Design, LLC (“R.E.D.”) for in-store music program services. A majority of R.E.D. is owned by Jubilee-RED LLC, which is indirectly owned by trusts for which Mr. Schottenstein serves as trustee. Mr. Schottenstein does not receive any remuneration for serving as trustee of the trusts. Payments by the Company to R.E.D. during Fiscal 2025 under the agreement totaled approximately $0.6 million.

Director Compensation

AEO strives to maintain a director compensation program that aligns our non-employee directors’ interests with the interests of our stockholders and to provide market-competitive compensation commensurate with the work required to serve on our Board. The Compensation Committee is charged with reviewing and making recommendations to the Board regarding director compensation. In making its recommendations, the Compensation Committee considers the overall size of the Board, the significant time committed by each of our directors to the performance of their duties, as well as peer data and input from the Compensation Committee’s independent compensation consultant, FW Cook.

The Company’s director compensation program primarily consists of cash fees and a quarterly grant of fully-vested shares. In addition, directors may participate in the AEO Foundation Matching Gifts Program for eligible charitable organizations. The maximum matching gift amount available on behalf of each director is $5,000 per calendar year. We also pay attorneys’ fees related to the preparation and filing of director stock ownership forms with the SEC. We reimburse reasonable travel expenses to attend Board and Committee meetings and director continuing education expenses. Mr. Schottenstein, as CEO of the Company, does not receive additional compensation for his service as a director.

The Compensation Committee periodically engages FW Cook to conduct comprehensive reviews and competitive assessments of the Company’s non-employee director compensation program to ensure that it remains competitive and that the structure is aligned with corporate governance best practices. The Compensation Committee strives to maintain total compensation alignment with total director compensation at peer companies while recognizing the time intensity of service on our Board because of the smaller than typical number of directors. There were no changes to the director compensation program during Fiscal 2025.

2026 Proxy Statement	|	39

CORPORATE GOVERNANCE

The table below sets forth the compensation for non-employee directors during Fiscal 2025.

Fiscal 2025 Director Compensation(1)

	Fees Earned or Paid in Cash(2)	Stock Awards(3)	All Other Compensation(4)	Total

Sujatha Chandrasekaran	$172,500	$200,000	$2,000	$374,500

Deborah A. Henretta	$170,000	$200,000	$—	$370,000

Cary D. McMillan	$202,500	$200,000	$—	$402,500

Janice E. Page	$195,000	$200,000	$—	$395,000

Stephanie L. Pugliese (5)	$12,500	$—	$—	$12,500

David M. Sable	$172,500	$200,000	$5,000	$377,500

Noel J. Spiegel	$282,500	$200,000	$5,000	$487,500

(1)	Fiscal 2025 refers to the 52-week period ended January 31, 2026.

(2)

Amounts represent fees paid during Fiscal 2025. The table below sets forth the annual director cash fees, which are payable in quarterly installments on the first business day of each calendar quarter.

Annual Retainer	$65,000

Additional Annual Retainer for Committee Service (per Committee)	$20,000

Additional Annual Retainer for Committee Chairs

Audit Committee	$40,000

Compensation Committee	$30,000

Nominating and Corporate Governance Committee	$25,000

Additional Annual Retainer for Lead Independent Director	$70,000

The Board has a per meeting fee of $2,500 for any Board and/or committee meetings attended by a non-employee director in excess of the planned number of meetings for the fiscal year. The additional meeting fees are payable quarterly following the end of the previous quarter. In Fiscal 2025, the Board and its committees held 45 meetings.

(3)

Amounts include stock awards granted in Fiscal 2025 valued on the date of grant. Non-employee directors receive an automatic, fully vested stock grant of a number of shares equal in value to $50,000 based on the closing sale price per share of our stock on the first day of each calendar quarter under our 2023 Plan. Directors may defer receipt of up to 100% of the shares payable under the quarterly stock grant in the form of share units. Mr. Spiegel and Mss. Chandrasekaran, Henretta and Pugliese elected to defer their quarterly share retainers during calendar year 2025. For calendar year 2026, Mss. Chandrasekaran and Henretta elected to defer their quarterly share retainer.

Set forth below is the aggregate number of previously awarded deferred stock units, including accrued dividends thereon, outstanding and held by each director as of January 31, 2026:

Ms. Chandrasekaran – 26,929	Ms. Henretta – 84,707	Mr. McMillan – 181,562
Ms. Page – 3,661	Mr. Sable – 47,105	Mr. Spiegel – 174,258

See “Ownership of Our Shares” for information about stock ownership guidelines applicable to our Board.

(4)	All Other Compensation represents matching contributions made by the AEO Foundation under the Company’s Matching Gifts Program.

(5)	Ms. Pugliese resigned from the Board effective April 1, 2025.

Compensation of Executive Chairman of the Board

Jay L. Schottenstein, our Chief Executive Officer, also serves as our Executive Chairman of the Board and does not receive additional compensation for this role. Mr. Schottenstein’s Fiscal 2026 compensation is set forth under the section titled “Compensation Tables and Related Information.”

40	|

PROPOSAL TWO: APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION

We are asking our stockholders to approve certain amendments to the American Eagle Outfitters, Inc. Amended and Restated Certificate of Incorporation (the “Current Charter” and, as amended by the proposed amendments described in Proposals 2(a), 2(b), 2(c), and 2(d), the “Restated Charter”), as described below, which the Board has determined are advisable and in the best interests of the Company and its stockholders. Our Current Charter was most recently amended in June 2007 and has not been revised since then. Since that time, both Delaware law and public company corporate governance matters have changed in notable ways. We believe adopting the amendments set forth in the Restated Charter, attached to this Proxy Statement as Appendix B, will improve and modernize the Current Charter for applicable corporate governance, regulatory, and market practice developments.

SEC interpretations require that we “unbundle” each provision amending the Current Charter that may substantively affect the rights of stockholders or that our management has reason to believe, even if the provision does not substantively affect stockholder rights, is nevertheless one on which stockholders could reasonably be expected to wish to express a view separately. Accordingly, we are separately presenting each of the following amendments to the Current Charter:

•	Proposal 2(a): The proposed amendments would provide for the exculpation of officers as permitted by Delaware law (the “Officer Exculpation Amendment Proposal”).

•

Proposal 2(b): The proposed amendments would narrow the provisions relating to indemnification of directors, officers, employees, and agents, advancement of expenses, and related matters (the “Indemnification and Advancement Amendment Proposal”).

•

Proposal 2(c): The proposed amendments would remove the provision relating to the advance notice of director nominations made by stockholders (“Advance Notice”), as the procedures and requirements regarding Advance Notice are separately provided for in the Company’s Bylaws (the “Advance Notice Amendment Proposal”).

•

Proposal 2(d): The proposed amendments would make certain other clarifying, technical, and conforming changes (the “Miscellaneous Amendment Proposal”). We refer to the Miscellaneous Amendment Proposal, collectively with the Officer Exculpation Amendment Proposal, the Indemnification and Advancement Amendment Proposal, and the Advance Notice Amendment Proposal, as the “Charter Amendment Proposals.”

On May 5, 2026, the Board unanimously voted to approve, and to recommend to our stockholders that they approve, each of the Charter Amendment Proposals. In recommending the amendments reflected in the Restated Charter, the Board’s primary motivation was to update the Current Charter comprehensively in light of corporate governance, regulatory, and market practice developments that have transpired over nearly the last two decades.

Stockholders will vote on the Charter Amendment Proposals separately, and the approval of each such proposal is not conditioned on the approval of the other proposals. Accordingly, if any of the Charter Amendment Proposals do not receive the required level of stockholder approval, only the amendments proposed that were approved will be implemented, and our Current Charter will remain unchanged with respect to the other provisions. For example, if the Officer Exculpation Amendment Proposal is approved by stockholders, the Current Charter would be amended to effect the change to the Current Charter to provide for officer exculpation, even if the Indemnification and Advancement Amendment Proposal, the Advance Notice Amendment Proposal, and the Miscellaneous Amendment Proposal are not approved. Any amendments to the Current Charter will be made only to the extent that the stockholders approve such amendments, and any amendments that are approved by the stockholders will become effective upon filing of the Restated Charter with the Secretary of State of the State of Delaware, which the Company anticipates filing shortly after the 2026 Annual Meeting.

The following descriptions of the proposed amendments to the Current Charter do not purport to be complete or to summarize all the ways the Restated Charter would revise aspects of the Company’s governance. The descriptions of the proposed amendments are qualified in their entirety by reference to, and should be read in conjunction with, the full text of the Restated Charter attached to this Proxy Statement as Appendix B. For convenience of reference, the proposed amendments described herein to the Current Charter, with deleted text shown in bolded and ~~strikethrough~~ and added or moved text shown as bolded and underlined, are attached to this Proxy Statement as Appendix C.

In the event of any inconsistencies between the below summaries of the proposed amendments to the Current Charter and Appendix B, the language set forth in Appendix B will control.

The Board recommends that the stockholders vote “FOR” each of the Charter Amendment Proposals described below.

2026 Proxy Statement	|	41

PROPOSAL TWO: APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION

Proposal 2(a): The Officer Exculpation Amendment Proposal

Background and Summary

On May 5, 2026, the Board unanimously voted to approve, and to recommend to our stockholders that they approve, certain amendments to the Current Charter to permit the exculpation of officers, consistent with changes to the Delaware General Corporation Law (the “DGCL”) that were made in 2022, as described in greater detail below.

Article Seventh of the Current Charter currently includes “exculpatory provisions” that eliminate directors’ liability for monetary damages to the fullest extent possible under applicable law. As a Delaware corporation, the DGCL permits the Company to eliminate directors’ personal liability for monetary damages resulting from a breach of the fiduciary duty of care, subject to exceptions prescribed by the DGCL, including for intentional misconduct or knowing violations of the law.

Such “exculpatory provisions” are common amongst large public companies, and they allow the Company to recruit and retain highly qualified persons to serve as directors. Under prior Delaware law, the statutory exculpatory provisions could only be extended to directors of corporations. However, effective August 1, 2022, the Delaware legislature amended the DGCL to permit Delaware corporations to extend similar exculpatory protections for officers, subject to the conditions and limitations under Section 102(b)(7) of the DGCL.

The Board believes that it is in the best interests of the Company and its stockholders to provide such exculpatory provisions to the officers of the Company to the extent permitted by the DGCL, as amended. In making this determination, the Board considered that the DGCL provision limits exculpation of officers only to claims that do not involve breaches of the duty of loyalty, acts, or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. Further, the statutory exculpation does not extend to derivative claims brought by or in the right of the Company.

In weighing the potential benefits and drawbacks to stockholders, the Board further considered that officers, like directors, are exposed to a substantial risk of lawsuits that could seek to impose personal monetary liability. The Board believes that these exculpatory protections that are now recognized by the Delaware legislature will, if adopted, allow the Company to continue to attract and retain highly qualified officers and enable them to exercise good business judgment and act in the best interests of the stockholders, while minimizing their potential personal liability and reducing distractions arising from frivolous litigation, including diversion of management attention and the resultant waste of corporate resources.

The description of the Officer Exculpation Amendment Proposal set forth above is qualified in its entirety by reference to the text of the Restated Charter, attached as Appendix B to this Proxy Statement. For convenience of reference, the proposed changes described herein to the Current Charter, with deleted text shown in bolded and ~~strikethrough~~ and added or moved text shown as bolded and underlined, are attached to this Proxy Statement as Appendix C.

Vote required and effectiveness

The affirmative vote of the holders of a majority of the shares of common stock present at the 2026 Annual Meeting, in person or by proxy, and entitled to vote on the Officer Exculpation Amendment Proposal is required to adopt this Proposal 2(a).

Stockholders also are asked to consider Proposals 2(b), 2(c), and 2(d), which each relate to additional proposed amendments to the Current Charter. Each Charter Amendment Proposal is independent of each other and changes to the Current Charter will only be made to the extent one or more of the proposals are approved by stockholders.

Any amendments to the Current Charter that are approved and adopted by the Company’s stockholders will become effective upon filing the Restated Charter with the Secretary of State of the State of Delaware, which the Company anticipates filing shortly after the 2026 Annual Meeting.

The Board recommends that the stockholders vote “FOR” the approval of the Officer Exculpation

Amendment Proposal.

42	|

PROPOSAL TWO: APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION

Proposal 2(b): The Indemnification and Advancement Amendment Proposal

Background and Summary

On May 5, 2026, the Board unanimously voted to approve, and to recommend to our stockholders that they approve, certain amendments to the Current Charter to ensure that the indemnification provisions reflect current market practice, including with respect to the advancement of expenses and the limitation of liability, in a manner that is aligned with Delaware law.

The Current Charter provides for mandatory indemnification and advancement of expenses for any director, officer, employee, and certain agents of the Company. The proposed amendments included in the Restated Charter would narrow the scope of Article Seventh of the Current Charter to clarify that: (i) the Company will indemnify, to the fullest extent permitted by law, a current or former director or officer who is a party to or is involved in a proceeding (whether civil, criminal, administrative, or investigative) by reason of the fact that such person is or was a director or officer of the Company (the “Restated Charter Indemnification Rights”) and (ii) the Company will pay expenses incurred by a director or officer in defending any such proceeding in advance of the final disposition of the proceeding, provided that such director or officer provides an undertaking to repay such expenses if he or she is ultimately determined not be entitled to indemnification (the “Restated Charter Advancement Rights”). The Restated Charter Indemnification Rights and the Restated Charter Advancement Rights would not extend to any proceeding that is initiated by a director or officer of the Company, unless such proceeding was approved in advance by the Board (the “D&O Initiated Proceeding Limitation”). The Restated Charter Indemnification Rights and the Restated Charter Advancement Rights also would be limited to current and former directors and officers of the Company, such that the Company would not be obligated to indemnify all employees and agents of the Company, as is currently contemplated by the Current Charter (the “D&O Only Limitation”). Instead, under the Restated Charter, the Company, as authorized by the Board, may, but would not be required to, provide rights of indemnification and advancement to employees and agents of the Company. Additionally, under the Current Charter, if the Company acquires another entity, the Company’s obligations to provide indemnification and advancement of expenses extends to the directors and officers of the acquired entity for conduct that occurred prior to the acquisition. The Restated Charter eliminates this obligation, in favor of allowing the Company the flexibility to negotiate such rights in connection with its acquisition of an entity (the “Acquired Entity Limitation” and, together with the D&O Initiated Proceeding Limitation and the D&O Only Limitation, the “Restated Charter Indemnification and Advancement Limitations”). The Board believes that the Restated Charter Indemnification and Advancement Limitations are in the best interests of the Company and its stockholders and align with current market practice, as they limit the Company’s mandatory indemnification and advancement obligations and its related financial exposure.

Furthermore, consistent with Article IX of the Company’s Bylaws, the Restated Charter Indemnification Rights and the Restated Charter Advancement Rights will continue to be in addition to, and not exclusive of, any other rights that may be granted to a person seeking indemnification or advancement.

The proposed amendments to the Current Charter’s indemnification and advancement provisions align with the rights provided for in Article IX of the Company’s Bylaws.

The description of the Indemnification and Advancement Amendment Proposal set forth above is qualified in its entirety by reference to the text of the Restated Charter, attached as Appendix B to this Proxy Statement. For convenience of reference, the proposed changes described herein to the Current Charter, with deleted text shown in bolded and ~~strikethrough~~ and added or moved text shown as bolded and underlined, are attached to this Proxy Statement as Appendix C.

Vote required and effectiveness

The affirmative vote of the holders of a majority of the shares of common stock present at the 2026 Annual Meeting, in person or by proxy, and entitled to vote on the Indemnification and Advancement Amendment Proposal is required to adopt this Proposal 2(b).

Stockholders also are asked to consider Proposals 2(a), 2(c), and 2(d), which each relate to additional proposed amendments to the Current Charter. Each Charter Amendment Proposal is independent of each other and changes to the Current Charter will only be made to the extent one or more of the proposals are approved by stockholders.

Any amendments to the Current Charter that are approved and adopted by the Company’s stockholders will become effective upon filing the Restated Charter with the Secretary of State of the State of Delaware, which the Company anticipates filing shortly after the 2026 Annual Meeting.

The Board recommends that the stockholders vote “FOR” the approval of the Indemnification and

Advancement Amendment Proposal.

2026 Proxy Statement	|	43

PROPOSAL TWO: APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION

Proposal 2(c): The Advance Notice Amendment Proposal

Background and Summary

On May 5, 2026, the Board unanimously voted to approve, and to recommend to our stockholders that they approve, certain amendments to the Current Charter to remove the provision relating to the advance notice of director nominations made by stockholders, as the procedures and requirements regarding Advance Notice are provided for in the Company’s Bylaws, as is typical for nearly all public companies.

Both the Current Charter and our Bylaws contain provisions that impose notice requirements for the nomination of directors by stockholders. There is no federal or state law requirement to include any such provision in the Current Charter, and it is customary and nearly uniform practice among public companies to include so-called “advance notice” provisions in their bylaws. Accordingly, the Board has approved an amendment to the Current Charter to remove the director nomination notice provision, which the Board believes would conform with longstanding and common market practice, eliminate any potential for confusion for our stockholders, and enhance governance best practices. As a result of such removal, the entirety of the “advance notice” provisions would be contained solely in our Bylaws.

As described elsewhere in this Proxy Statement, our Bylaws include Advance Notice provisions that (i) describe the procedures pursuant to which our stockholders may properly nominate directors at annual meetings of stockholders; (ii) are designed to facilitate a fair process; and (iii) ensure that both the Company and its stockholders receive adequate information, disclosures and representations about such nominations.

The Current Charter also includes a notice provision in Article Tenth, subsection (b), which provides that notice of nominations, other than those made by or on behalf of the Board, must be received at least 60 days but no more than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. The Current Charter also includes general references to the type of information that must be provided for a nominating stockholder. Our Bylaws seek to build on the provisions set forth in the Current Charter by (i) stating, among other things, that a stockholder’s director nomination notice generally must be received by us not later than the close of business on the 90th day and not earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting, a period which aligns with widely accepted market practice and has been broadly accepted by stockholders for many years, and (ii) providing clear parameters on the procedural mechanics and disclosure requirements that a stockholder nominee must provide. Given the clear and fulsome parameters set forth in the Bylaws, the Board believes that the nomination notice information contained in the Current Charter is unnecessary.

In addition, on November 17, 2021, the SEC approved amendments to the federal proxy rules (the “Universal Proxy Rules”) to, among other things, require that stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees provide a director nomination notice to the Company at least 60 days prior to the first anniversary of the preceding year’s annual meeting. We believe that the adoption of the Universal Proxy Rules, which the Bylaws currently contemplate, further render the nomination notice provision set forth in the Current Charter unnecessary. For these reasons, we do not believe that removing the Current Charter provision will diminish our stockholders’ rights to nominate directors, and note that our Bylaws will continue to outline the important and detailed rights of our stockholders to submit director nominations.

The description of the Advance Notice Amendment Proposal set forth above is qualified in its entirety by reference to the text of the Restated Charter, attached as Appendix B to this Proxy Statement. For convenience of reference, the proposed changes described herein to the Current Charter, with deleted text shown in bolded and ~~strikethrough~~ and added or moved text shown as bolded and underlined, are attached to this Proxy Statement as Appendix C.

Vote required and effectiveness

Article Ninth of the Current Charter provides that Article Tenth may not be altered, amended, or repealed unless such action is approved by the affirmative vote of the holders of at least 80% of all of the outstanding shares of capital stock of the Company entitled to vote on such matter, except that if the Board, by an affirmative vote of at least 75% of the entire Board, recommends approval of such amendment to the stockholders, such approval may be effected by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Company present in person or represented by proxy and entitled to vote on such matter. As disclosed above, the Board unanimously voted to approve, and to recommend to our stockholders that they approve, certain amendments to the Current Charter to remove the Advance Notice provision set forth in subsection (b) of Article Tenth. Accordingly, the affirmative vote of the holders of a majority of the shares of common stock present at the 2026 Annual Meeting, in person or by proxy, and entitled to vote on the Advance Notice Amendment Proposal is required to adopt this Proposal 2(c).

Stockholders are also asked to consider Proposals 2(a), 2(b), and 2(d), which each relate to additional proposed amendments to the Current Charter. Each Charter Amendment Proposal is independent of each other and changes to the Current Charter will only be made to the extent one or more of the proposals are approved by stockholders.

Any amendments to the Current Charter that are approved and adopted by the Company’s stockholders will become effective upon filing the Restated Charter with the Secretary of State of the State of Delaware, which the Company anticipates filing shortly after the 2026 Annual Meeting.

The Board recommends that the stockholders vote “FOR” the approval of the Advance Notice

Amendment Proposal.

44	|

PROPOSAL TWO: APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION

Proposal 2(d): The Miscellaneous Amendment Proposal

Background and Summary

On May 5, 2026, the Board unanimously voted to approve, and to recommend to our stockholders that they approve, certain amendments to the Current Charter to make certain other clarifying, technical, and conforming changes. Those changes are:

•

Article Fourth - To remove a portion of subsection (c) to Article Fourth, which currently contains superfluous language regarding the Board’s authority to determine the rights, preferences, and privileges of any new series of preferred stock that the Board determines to designate.

•

Article Fifth - To remove this Article Fifth from the Current Charter, which contains unnecessary language related to the Board’s authority to adopt, amend, alter, or repeal the Bylaws, as such authority is separately provided for in the Bylaws.

•	Article Sixth - To remove outdated provisions relating to transactions with interested parties, which conflict with the current provisions of Section 144 of the DGCL.

•	Article Tenth - To revise subsection (a) to remove outdated language regarding the original end date of three-year term of each Class of the Board.

•	Article Eleventh - To remove language that addresses the exclusive right of the Board to call special meetings of stockholders.

The Board believes it is appropriate to make the proposed amendments described in this Proposal 2(d) to the Current Charter for the following reasons:

•

Article Fourth. Article Fourth, subsection (c) of the Current Charter describes the Board’s authority to establish and issue preferred stock of the Company. The revisions to subsection (c) of this article are intended to remove the non-exhaustive list of the rights, preferences, and privileges that the Board may determine when establishing a newly-designated series of preferred stock. Consistent with the requirements of the DGCL, the balance of the language in Article Fourth, subsection (c) of the Current Charter is broad enough to authorize the Board to establish any and all rights, preferences, and privileges of any series of preferred stock, without specifically setting forth examples of such rights and preferences.

•

Article Fifth. The deletion of this article is intended to remove superfluous and redundant language regarding the Board’s authority to adopt, amend, alter, or repeal the Bylaws. The Board’s authority to amend or repeal the Bylaws is separately provided for in Article XIII of the Bylaws. Accordingly, the inclusion of such language in the Current Charter is unnecessary.

•

Article Sixth. Section 144 of the DGCL (“Section 144”), which provides a safe harbor for transactions in which certain individuals, including a director, officer, or controlling stockholder, may have a conflict of interest, was amended on March 25, 2025. Article Sixth of the Current Charter was adopted prior to the March 2025 amendments and, as such, describes now-outdated provisions of Section 144. The deletion of this article will remove provisions that neither conform to the current language of Section 144 nor are statutorily required to be included in the Current Charter.

•

Article Tenth. The revisions to subsection (a) of this article are intended to remove outdated language regarding the original end date of the three-year term of each Class of the Board. This language was included in connection with the original classification of the Board and is no longer applicable, given that such term end dates have since passed. Accordingly, the revisions to subsection (a) of this article are intended to remove language that is no longer relevant.

•

Article Eleventh. The revisions to this article are intended to remove superfluous language regarding the Board’s authority to call special meetings of the stockholders of the Company. The Board’s authority to call special meetings is separately provided for in Article II of the Bylaws, rendering the inclusion of such language in the Current Charter is unnecessary.

The description of the Miscellaneous Amendment Proposal set forth above is qualified in its entirety by reference to the text of the Restated Charter, attached as Appendix B to this Proxy Statement. For convenience of reference, the proposed changes described herein to the Current Charter, with deleted text shown in bolded and ~~strikethrough~~ and added or moved text shown as bolded and underlined, are attached to this Proxy Statement as Appendix C.

2026 Proxy Statement	|	45

PROPOSAL TWO: APPROVAL OF AMENDMENTS TO OUR CERTIFICATE OF INCORPORATION

Vote required and effectiveness

Article Ninth of the Current Charter provides that Article Tenth and Article Eleventh may not be altered, amended, or repealed unless such action is approved by the affirmative vote of the holders of at least 80% of all of the outstanding shares of capital stock of the Company entitled to vote on such matter, except that if the Board, by an affirmative vote of at least 75% of the entire Board, recommends approval of such amendment to the stockholders, such approval may be effected by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Company present in person or represented by proxy and entitled to vote on such matter. As disclosed above, the Board unanimously voted to approve, and to recommend to our stockholders that they approve, certain amendments to the Current Charter to revise subsection (a) of Article Tenth and Article Eleventh. Accordingly, the affirmative vote of the holders of a majority of the shares of common stock present at the 2026 Annual Meeting, in person or by proxy, and entitled to vote on the Miscellaneous Amendment Proposal is required to adopt this Proposal 2(d).

Stockholders are also asked to consider Proposals 2(a), 2(b), and 2(c), which each relate to additional proposed amendments to the Current Charter. Each Charter Amendment Proposal is independent of each other and changes to the Current Charter will only be made to the extent one or more of the proposals are approved by stockholders.

Any amendments to the Current Charter that are approved and adopted by the Company’s stockholders will become effective upon filing the Restated Charter with the Secretary of State of the State of Delaware, which the Company anticipates filing shortly after the 2026 Annual Meeting.

The Board recommends that the stockholders vote “FOR” the approval of the Miscellaneous Amendment

Proposal.

46	|

PROPOSAL THREE: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed EY as our independent registered public accounting firm for the fiscal year ending January 31, 2026. Although stockholder ratification is not required by our Bylaws or otherwise, the Board believes it is advisable to provide stockholders with an opportunity to ratify this selection and is submitting the selection of EY to our stockholders for ratification as a matter of good corporate governance practice. In the event the stockholders do not ratify the appointment of EY, the Audit Committee will reconsider its appointment; however, the Audit Committee will have no obligation to select a new independent registered public accounting firm. In addition, even if the stockholders ratify the appointment of EY, the Audit Committee may, in its discretion, appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in the best interest of the Company.

Representatives of EY are expected to be present at the 2026 Annual Meeting to respond to appropriate questions and to make a statement if such representatives so desire.

The Board recommends that the stockholders vote “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending January 30, 2027.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board. Management has the primary responsibility for the consolidated financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements included in the Annual Report as of and for the fiscal year ended January 31, 2026 with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements.

The Audit Committee reviewed and discussed with the independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles, its judgments as to the quality, not just acceptability, of our accounting principles and such other matters as are required to be discussed relating to the conduct of the audit under the auditing standards of the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 (Communications with Audit Committees). In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB regarding such firm’s communications with the Audit Committee concerning management, and has discussed with the independent registered public accounting firm its independence from management and the Company, including the matters in the written disclosures required by Rule 3526 of the PCAOB, Communication with Audit Committees Concerning Independence, and considered the compatibility of nonaudit services with the firm’s independence.

The Audit Committee discussed with our internal auditors and our independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee also carried out the additional responsibilities and duties as outlined in its charter.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2026 for filing with the SEC.

This report is not soliciting material, is not deemed to be filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

This report has been furnished by the Audit Committee of the Board of Directors.

Noel J. Spiegel (Chair)	Deborah A. Henretta	Janice E. Page
Sujatha Chandrasekaran	Cary D. McMillan	David M. Sable

2026 Proxy Statement	|	47

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES AND SERVICES

During Fiscal 2025, EY served as our independent registered public accounting firm and, in that capacity, rendered an unqualified opinion on our consolidated financial statements as of and for the fiscal year ended January 31, 2026.

The following table sets forth the aggregate fees billed to us by our independent registered public accounting firm in each of the last two fiscal years:

Description of Fees	Fiscal 2025	Fiscal 2024

Audit Fees	$2,713,890	$2,616,350

Audit-Related Fees	33,850	32,864

Tax Fees	1,381,336	604,725

All Other Fees	7,500	7,200

Total Fees	$4,136,576	$3,261,139

“Audit Fees” include fees billed for professional services rendered in connection with (1) the audit of our consolidated financial statements, including the audit of our internal control over financial reporting, and the review of our interim consolidated financial statements included in quarterly reports; (2) statutory audits of foreign subsidiaries; and (3) services that generally only the independent registered public accounting firm can reasonably be expected to provide, including comfort letters, consents, assistance with the review of registration statements filed with the SEC and consultation regarding financial accounting and/or reporting standards. “Audit-Related Fees” include fees billed for audits of the Company’s employee benefit plan. “Tax Fees” primarily include fees billed related to federal, state, and local tax compliance and consulting. “All Other Fees” include fees billed for accounting research software.

The Audit Committee has adopted a policy that requires pre-approval of all audit services and permitted non-audit services to be performed by the independent registered public accounting firm, subject to the de minimis exceptions for non-audit services as described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate the authority to grant pre-approvals of audit and permitted non-audit services to subcommittees consisting of one or more members when it deems appropriate, provided that decisions of such subcommittee shall be presented to the full Audit Committee at its next scheduled meeting. All audit and non-audit services provided to the Company by EY during Fiscal 2025 were pre-approved by the Audit Committee in accordance with such policy.

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PROPOSAL FOUR: FISCAL 2025 SAY-ON-PAY VOTE

This proposal, commonly known as a “Say-on-Pay” vote, gives our stockholders the opportunity to express their views on the Fiscal 2025 compensation of our named executive officers by voting to approve such compensation on a non-binding, advisory basis in accordance with Section 14A of the Exchange Act. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the Company’s compensation philosophy, policies, and practices described in this Proxy Statement. The Board has adopted a policy providing for annual Say-on-Pay advisory votes. Unless the Board modifies the Company’s policy, the next Say-on-Pay advisory vote will be held at our 2027 Annual Meeting of Stockholders and the next Say-on-Frequency advisory vote will be held at our 2029 Annual Meeting of Stockholders.

As discussed in the “Compensation Discussion and Analysis” section below, our executive compensation program is based on four core principles: performance, competitiveness, affordability, and transparency. We believe that our program design implements these principles and provides the framework for alignment among executive compensation, annual achievement of goals and long-term strategic growth. We urge our stockholders to read the following “Compensation Discussion and Analysis” section for information on our executive compensation program.

We have an ongoing commitment to ensuring that our executive compensation plans are aligned with our principles and evolve as the industry and business changes. During Fiscal 2025, our management and Board members engaged extensively with our stockholders on a variety of topics, including executive compensation. Their feedback and perspectives continue to inform our compensation plan design and practices. Further information regarding our Fiscal 2025 stockholder engagement efforts is outlined on page 29.

In summary, we believe that our executive compensation program has provided and continues to provide appropriate incentives and remains responsive to our stockholders’ views. Accordingly, the Board recommends that you cast a vote in favor of the Fiscal 2025 compensation of named executive officers and adopt the following resolution.

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the Fiscal 2025 compensation of the named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, as set forth in the Proxy Statement for the 2026 Annual Meeting.”

As an advisory vote, your vote will not be binding on the Company or the Board. However, our Board and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the compensation paid to our NEOs, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The Board recommends that the stockholders vote “FOR” the adoption of a non-binding resolution to approve the 2025 compensation of the Company’s named executive officers.

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COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our compensation philosophy, objectives, policies, and practices with respect to our named executive officers (“NEOs”) for Fiscal 2025. The following executive officers comprise our Fiscal 2025 NEOs.

• Jay L. Schottenstein, our Chief Executive Officer (the “CEO”);

• Michael A. Mathias, our Executive Vice President, Chief Financial Officer (the “CFO”);

• Jennifer M. Foyle, our President, Executive Creative Director, AE and Aerie (the “President”);

• Marisa A. Baldwin, our Executive Vice President, Chief Human Resources Officer (the “CHRO”); and

• Beth M. Henke, our Executive Vice President, Chief Legal Officer (the “CLO”) (1)

(1)	Ms. Henke was promoted to Executive Vice President, CLO and designated as a Rule 3b-7 “executive officer” effective June 29, 2025 (the “CLO Promotion”).

This CD&A is organized as follows:

Business Highlights Fiscal 2025: Overview

Fiscal 2025 was a year marked by significant progress. Following a challenging first half of Fiscal 2025, our leaders drove a meaningful change in trend and ended the year on a very positive note. Revenue increased to a record $5.5 billion and operating income and adjusted operating income(1)decreased 47% and 26%, respectively, compared to Fiscal 2024. The decrease in operating income and adjusted operating income was largely the result of increased tariffs and a strategic investment in advertising. Revenue accelerated throughout the fiscal year, driving improved leverage, combined with good expense management.

We delivered positive comparable sales growth across brands and channels and expanded our customer base. Aerie achieved record revenue, rising 12% to $1.9 billion, and American Eagle revenue was $3.4 billion, relatively flat to Fiscal 2024.

We generated strong operating cash flow of $456 million in Fiscal 2025. This enabled management to invest $261 million in capital expenditures to fuel continued growth across our brands. Additionally, we returned $341 million in cash to stockholders. This included $85 million in dividends and $256 million in share repurchases, amounting to 21 million shares.

Our leaders drove the results that delivered our performance acceleration in the back-half of the fiscal year and built on the strong foundation established in 2024 for the execution of our long-term corporate strategy. They led efforts to drive revenue growth and

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COMPENSATION DISCUSSION AND ANALYSIS

execute operational improvements. The strength of their business and leadership capabilities were key to the delivery of our improved results in the second half of Fiscal 2025. Consistent with Fiscal 2024, overall NEO compensation was linked to Company performance. EBIT(1) performance resulted in a 35% of target annual incentive bonus payment for Fiscal 2025. RTSR(2) achievement over the three-year performance period ended January 30, 2026 was at the 64th percentile and resulted in the PSUs granted in Fiscal 2023 being earned at 129% of target.

Additional details regarding Fiscal 2025 Business Highlights can be found in the Proxy Summary.

(1)

EBIT is a non-GAAP or adjusted measure. See Appendix A of this Proxy Statement for additional detail on and reconciliations of adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

(2)	For the 2023 PSUs, RTSR performance was measured against performance of the peer group.

Fiscal 2025 Overview, Compensation Program Objectives and Philosophy

The overall philosophy of our executive compensation program is to attract and retain highly skilled, performance-oriented executive officers who live our brand and embody its spirit of authenticity and innovation. Our goal is to incentivize our executive officers to achieve outstanding results for all stakeholders within the framework of a principles-based compensation program.

We focus on the following core principles in structuring an effective compensation program that meets this stated philosophy:

Performance

•

We align executive compensation with the achievement of quantitative goals that we expect to drive increases in stockholder value.

•

Our compensation program focuses on “at-risk” or “variable” compensation, with a program design that creates a meaningful retention aspect as well as an incentive to achieve challenging performance objectives.

•

NEOs receive a substantial long-term incentive component, which aligns their interests with those of our stockholders and serves to retain executive talent through a multi-year vesting schedule.

•

Our annual and long-term incentive programs vary actual compensation above or below the targeted compensation opportunity based on the degree to which performance goals and changes in stockholder value are attained over time.

Competitiveness

•

Executive compensation is structured to be competitive relative to a group of retail peers, taking into account Company size relative to peers and recognizing our highly competitive industry as well as our emphasis on performance-based compensation.

•

Target total compensation for individual NEOs varies based on a variety of factors, including the NEO’s skill set and experience, historic performance, expected future contributions, and the importance of each position to our success.

Affordability

•

Our compensation program is designed to limit fixed compensation expense and tie realized compensation costs to the degree to which budgeted financial objectives are attained.

•

We structure our incentive plans to maximize financial efficiency by striving to align performance-based payments with expense.

Transparency	• We focus on simple, straightforward compensation programs that our associates and stockholders can easily understand.

Executive Compensation Program Highlights

Our compensation program design provides a framework for aligning executive compensation and our long-term Company objectives and financial performance. We continually review leading practices in corporate governance and executive compensation. As appropriate, we consider changes to our compensation program to embrace best practices, remain competitive in our industry, and reinforce the pay-for-performance alignment.

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COMPENSATION DISCUSSION AND ANALYSIS

The following table highlights the Company’s practices relating to our executive compensation program.

American Eagle Outfitters’ Executive Compensation Checklist

✓ A Compensation Committee composed entirely of independent directors oversees the Company’s executive compensation policies and decisions.

✓ The Compensation Committee utilizes an independent compensation consulting firm, FW Cook, which does not provide any other services to the Company.

✓ We maintain robust stock ownership guidelines (six times base salary for our CEO, and three times base salary for our other NEOs).

✓ We pay for performance. The majority of our NEOs’ total compensation opportunities are “at-risk” or “variable.”

✓ Our long-term incentive plan does not allow for the payment of dividends or dividend equivalents on unearned PSU awards or unvested RSU awards.

✓ We do not maintain (i) employment contracts of defined length with our NEOs, or (ii) multi-year guarantees for base salary increases, bonuses, or long-term incentives.

✓  We maintain a Clawback Policy that provides for the recoupment of incentive-based compensation paid or awarded to a current or former executive officer if such compensation was based on financial results that subsequently were restated.

✓ We maintain a stringent anti-hedging and anti-pledging policy, applicable to all employees and non-employee directors.

✓ We do not provide tax gross-ups on change-in-control benefits.

✓ We have double-trigger cash severance and long-term incentive vesting in the event of a change in control.

✓  We discourage excessive risk-taking by having our Compensation Committee closely monitor the risks associated with our executive compensation program and individual executive compensation decisions to determine that they do not encourage excessive risk-taking.

OUR EXECUTIVE COMPENSATION PROGRAM

Fiscal 2025 Goal-Setting Process

Goal-Setting:

We are committed to setting incentive goals that are designed to deliver strong financial performance and returns to our stockholders while also enabling the successful execution of our strategy. Typically, the Compensation Committee sets the Annual Incentive Plan (“AIP”) goal in the first quarter of the fiscal year. The first quarter of Fiscal 2025 presented the Company with unprecedented challenges related to tariffs and changes in demand trends. The tariff announcement in early April 2025 required our teams to redirect their focus on developing and deploying a comprehensive tariff mitigation plan. Very early in the second half of the fiscal year, our Compensation Committee set the performance goal for the AIP, measured on Earnings before Interest and Taxes (“EBIT”). The goals were informed by our financial results in Fiscal 2024, impressions about the macro environment with a specific focus on tariffs, and internal expectations for performance and profitability. EBIT is a non-GAAP or adjusted measure, and when used in this CD&A represents net income, as reported in our consolidated financial statements, before interest expense and income taxes and excludes any asset impairment and restructuring charges, as determined by the Compensation Committee. See Appendix A of this Proxy Statement for additional detail on and reconciliations of adjusted results and other important information regarding the use of non-GAAP or adjusted measures.

Role of Our Compensation Committee:

The Board has delegated authority to the Compensation Committee to develop and approve the overall compensation program for our NEOs, including the authority to establish and award annual base salaries, annual incentive bonuses, and long-term incentive awards pursuant to our stockholder-approved incentive plan. Furthermore, the Compensation Committee reviews and approves changes to our compensation peer group, as appropriate. In making its decisions, the Compensation Committee takes

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into consideration a variety of factors, including suggestions made by the CEO (except with respect to decisions regarding his own performance or pay determinations), compensation consultants, and the Company’s external advisory firms. The Compensation Committee acts in accordance with its charter, which can be found on our Investor Relations website at investors.ae.com under “Governance Documents”.

Role of Executive Officers in Compensation Decisions:

Our CEO annually reviews the performance of each of the other NEOs and makes recommendations to the Compensation Committee with respect to each element of executive compensation for the NEOs, excluding himself. The CEO considers Company, brand, and individual performance and market positioning in his recommendations to the Compensation Committee with regard to total compensation for all NEOs. The Compensation Committee makes the final determination of individual compensation levels and awards, taking into consideration the CEO’s recommendations. CEO compensation is determined with input from the compensation consultant, FW Cook, informed by market benchmarking, and ultimately approved by the Compensation Committee.

Role of Compensation Consultants:

The Compensation Committee has the authority under its charter to retain outside consultants or advisors for assistance. In accordance with this authority, during Fiscal 2025 the Compensation Committee continued to retain the services of FW Cook as its outside independent compensation consultant to advise on matters related to executive compensation. The services provided by FW Cook are subject to a written agreement with the Compensation Committee. The Compensation Committee has sole authority to terminate the relationship. The Compensation Committee reviewed its relationship with FW Cook and determined that there are no conflicts of interest pursuant to applicable SEC and NYSE requirements. FW Cook does not provide any other services to the Company. The Compensation Committee may engage other consultants as needed in order to provide analyses, recommendations, or other market data. Under the direction of the Compensation Committee, FW Cook interacts with members of the senior management team to provide insights into market practices and ensure that management is aware of emerging best practices and market trends. In Fiscal 2025, representatives from FW Cook contributed to this CD&A and assisted with various matters related to executive compensation including advising on the proposed amendment and restatement of the 2023 Plan.

Fiscal 2025 Say-on-Pay

Historically, we have received strong support on our Say-on-Pay proposals, which we have taken as an endorsement of our executive compensation programs. We are proud that our stockholder support for Fiscal 2024 Say-on-Pay at the 2025 Annual Meeting of Stockholders was approximately 96%. This level of support reinforced that our executive compensation program, stockholder engagement and Compensation Committee responsiveness were positively received by stockholders. Accordingly, the Compensation Committee did not make any material changes to our compensation program in light of the Fiscal 2024 Say-on-Pay results. The Compensation Committee will, however, continue to evaluate the Company’s executive compensation programs, considering stockholder feedback, including future Say-on-Pay vote results.

Say-on-Pay Proposal	Stockholders’ Support Level
Fiscal 2024 Executive Compensation	96%
Fiscal 2023 Executive Compensation	95%
Fiscal 2022 Executive Compensation	94%

Compensation Benchmarking

In determining NEO compensation, the Compensation Committee reviews and considers the compensation practices of comparable companies. The Compensation Committee evaluates three key factors in choosing the companies that compose our peer group:

•	Talent – Companies with which we compete for executive-level talent;

•	Size – Companies with comparable revenue; and

•	Comparability – Companies within the retail industry with which we compete for customers and investors.

Selection criteria also include a review of those companies listed as our peers by proxy advisory firms. We evaluate our peer group on an annual basis and propose changes when appropriate. For Fiscal 2025, our peer group consisted of 17 companies

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COMPENSATION DISCUSSION AND ANALYSIS

(the “2025 Peer Group”). The 2025 Peer Group is consistent with the peer group used in Fiscal 2024, except with respect to the following changes: (1) Express, Inc. was removed due to bankruptcy and (2) Columbia Sportswear (COLM) and VF Corporation (VFC) were added. Peer Group data is supplemented as needed with additional data from various retail and general industry market surveys, as adjusted to reflect our revenue scope.

For Fiscal 2026, the peer group has been updated to remove Guess?, Inc (GES) and Hanesbrands Inc. (HBI) due to no longer being public companies and to add Aritzia, Inc. (ATZAF), which will result in a peer group of 16 companies.

How We Pay Our Executives and Why: Elements of Annual Compensation

Our executive annual compensation program includes fixed components (base salary, benefits, and limited executive perquisites) and variable components (annual incentive bonus and long-term incentive awards), with the most weight generally placed on the variable, or “at risk,” components. For Fiscal 2025, a significant majority of our NEOs’ target annual direct compensation, which includes base salary, target annual incentive bonus, and a long-term incentive award, was weighted toward at-risk or variable compensation, as shown by the charts below.

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COMPENSATION DISCUSSION AND ANALYSIS

Standard Elements of Compensation:

The compensation for our NEOs is –

•	balanced to provide a mix of cash and long-term incentive awards; and

•

focused on both annual and long-term performance to ensure that NEOs are held accountable and rewarded for achievement of annual and longer-term financial and strategic objectives that lead to sustained stockholder value measured on both absolute and relative bases.

Element of Compensation	Form and Objective	Fiscal 2025 Information	Alignment to Strategic Plan

Base Salary

• Delivered in cash.

• Provides a baseline compensation level that delivers a predictable level income to each NEO and reflects his or her job responsibilities, experience, skill set, and contribution to the Company.

		• For the second year in a row, there were no base salary increases in Fiscal 2025 for any NEOs, except for Ms. Henke, who received a base salary increase in connection with the CLO Promotion.	• Base salaries enable us to attract and retain qualified, high-caliber executive officers to lead and implement our strategy.

Annual Incentive Bonus	• Delivered in cash. • Provides bonus opportunities for NEOs if pre-established performance goals are attained, focusing our NEOs on key annual objectives.

• For Fiscal 2025, the incentive bonus was based 100% upon the Company achieving annual EBIT goals, at predetermined threshold and target performance levels.

• Actual performance resulted in a payout at 35% of target.

• Annually, the Compensation Committee establishes performance metrics and goals that align with our strategic plan.

• The Fiscal 2025 annual incentive bonus structure funded 100% based on quantitative financial goals.

Annual Long-Term Incentive Awards

• Delivered in PSUs, RSUs, and stock options.

• Aligns our NEOs’ financial interests closely with those of our stockholders.

• Links compensation to the achievement of multi-year financial or RTSR goals.

• PSUs represented 50% of the annual target equity grant values for Fiscal 2025. These PSUs vest between threshold and stretch level only to the extent that the pre-established, three-year performance goals are met. If performance falls below the threshold, the award is forfeited in full. For Fiscal 2025, the PSUs are measured on RTSR performance. The three-year performance period for the 2023 PSU awards that was completed at the end of Fiscal 2025 vested at 129% of target.

• Stock options represented 30% of the annual target equity grant value for Fiscal 2025 (except Ms. Henke’s equity grants as described below). These stock options vest ratably over three years from the grant date based on continued service and provide compensation only to the extent that our share price appreciates.

• Time-based RSUs represented 20% of the annual target equity grant value for Fiscal 2025 (except Ms. Henke’s equity grants as described below). These RSUs vest ratably over three years from the grant date based on continued service.

• Aligns NEO compensation with our longer-term performance objectives and changes in stockholder value over time.

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COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2025 Compensation

The following provides additional details regarding our compensation components and related decisions for Fiscal 2025.

Base Salary

Base salaries, on average, represent approximately 24% of each NEO’s target total direct compensation. The Compensation Committee reviews each NEO’s base salary annually after considering the following factors:

•	The scope and responsibility of the NEO’s position;

•	The achievement of strategic and operational business goals;

•	The climate in the retail industry, general economic conditions, and other factors;

•	The NEO’s experience, knowledge, skills, and personal contributions;

•	The level of overall compensation paid by competitors for similar positions in the retail industry;

•	Necessary adjustments to align compensation elements to market levels; and

•	The appropriate balancing of base salary against “at risk” compensation.

For Fiscal 2025 and for the second year in a row, our NEOs did not receive base salary increases, with the exception of Ms. Henke, who received a base salary increase in connection with the CLO Promotion. In connection with her promotion, Ms. Henke received a 30% base salary increase to recognize her expanded responsibilities and market position.

Executive Officer	Fiscal 2025 Base Salary

Mr. Schottenstein: CEO	$1,750,000, no base salary increase

Mr. Mathias: CFO	$900,000, no base salary increase

Ms. Foyle: President	$1,500,000, no base salary increase

Ms. Baldwin: CHRO	$625,000, no base salary increase

Ms. Henke: CLO	$550,000, increase effective June 29, 2025 in connection with CLO Promotion

Fiscal 2025 Annual Incentive Bonus

Our NEOs are eligible for annual incentive bonuses, the achievement of which is based upon the Company meeting pre-established performance goals. Consistent with Fiscal 2024, 100% of the Fiscal 2025 annual incentive bonuses awarded to our NEOs pursuant to the AIP were based upon the achievement of annual EBIT goals.

 EBIT Goal

Bonus Opportunity

EBIT was chosen as the sole performance measure as it reflects both sales performance and expense management initiatives, is controllable by the NEOs, and directly links the Company’s long-term growth with stockholder value. EBIT represents net income, as reported in our consolidated financial statements, before interest expense and income taxes and excludes any asset impairment and restructuring charges, as determined by the Compensation Committee. The Compensation Committee established EBIT performance goals, with threshold and target goals linked to payouts of 25% and 100% of target bonus amounts, respectively. Given the challenges of the first quarter and external pressures that persisted, the Compensation Committee chose not to establish a stretch goal for the Fiscal 2025 AIP. While historically, a stretch goal has been established that aligns with a payout of 200% of target, the Compensation Committee determined to cap payout opportunity at target for Fiscal 2025. The goals were designed to be challenging in context of the need to generate both sales and margin improvement from trends at the time the goals were set.

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COMPENSATION DISCUSSION AND ANALYSIS

 Setting Target Bonus Opportunities

Early in the fiscal year, the Compensation Committee establishes each NEO’s annual incentive bonus opportunity as a percentage of the NEO’s base salary. Each NEO’s target annual incentive bonus opportunity reflects his or her role and responsibilities as well as market competitiveness. For Fiscal 2025 and for the second year in a row, there were no increases to the target bonus percentages for the NEOs, with the exception of Ms. Henke, who received an increase to the target bonus percentage in June 2025 in connection with the CLO Promotion.

Target bonus award opportunities typically constitute approximately 24% of each NEO’s target compensation for the year. During Fiscal 2025, the target bonus award opportunities for the NEOs were set as follows:

Executive Officer	Fiscal 2025 Target No increase from Fiscal 2024(1) (as a Percentage of Base Salary)
Jay Schottenstein, CEO	175%
Michael Mathias, CFO	100%
Jennifer Foyle, President	150%
Marisa Baldwin, CHRO	80%
Beth Henke, CLO	65%
(1)	Ms. Henke’s target bonus award opportunity was increased effective June 29, 2025 in connection with the CLO Promotion. Ms. Henke’s actual Fiscal 2025 target bonus award opportunity was pro-rated.

 Fiscal 2025 EBIT Performance

EBIT performance of $358 million for Fiscal 2025 was achieved below our target level of $410 million; accordingly, a 35% bonus payout was earned and paid under the Fiscal 2025 AIP. The EBIT threshold and target goals are set forth below.

Fiscal 2025 Annual Incentive Bonus EBIT Performance
ACHIEVED
$358M
$410M
TARGET
35%
PAYOUT
$350M
THRESHOLD

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COMPENSATION DISCUSSION AND ANALYSIS

Based on the above performance results, the NEOs received the below Fiscal 2025 annual incentive payouts.

Executive Officer	Fiscal 2025 Target Annual Incentive Awards	Fiscal 2025 Actual (1) Annual Incentive Award Payouts

Jay Schottenstein, CEO	$3,062,500	$1,071,875

Michael Mathias, CFO	$900,000	$315,000

Jennifer Foyle, President	$2,250,000	$787,500

Marisa Baldwin, CHRO	$500,000	$175,000

Beth Henke, CLO(2)	$322,988	$113,046

(1)	Amounts represent 35% payouts based on the NEO’s respective wages paid during the 52-week fiscal year.
(2)	Amount is based on Ms. Henke’s pro-rated base salary, reflecting the base salary increase she received in connection with the CLO promotion.

Fiscal 2025 Long-Term Incentive Awards

 Overview and Mix of Awards

We utilize a combination of time- and performance-based long-term incentive awards, which are granted on an annual basis, to focus management on long-term corporate performance and sustainable earnings growth.

The Fiscal 2025 equity blend of our long-term incentive awards for all of the NEOs (except with respect to Ms. Henke(1) as noted below) was:

•	PSUs represented 50% (at target) of total long-term equity awards;

•	Stock options represented 30% of total long-term equity awards; and

•	RSUs represented 20% of total long-term equity awards.

(1)

As a result of the timing of the CLO Promotion, Ms. Henke’s Fiscal 2025 equity mix differed slightly from that of the other NEOs, with her long-term equity award consisting of 50% PSUs, 35% RSUs, and 15% options.

 Fiscal 2025 Long-Term Incentive Award Grants

The Compensation Committee established the following Fiscal 2025 target regular cycle long-term incentive opportunities for each NEO based on his or her overall responsibilities, contributions to the business and market position. With respect to Mr. Schottenstein, the Compensation Committee determined his long-term incentive award grant value within the context of his expertise, sizeable contributions to the success of the business, and overall compensation position relative to peers. Except with respect to Ms. Henke, there were no changes to the NEOs’ long-term incentive opportunities in Fiscal 2025. Ms. Henke’s Fiscal

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COMPENSATION DISCUSSION AND ANALYSIS

2025 long-term incentive award consisted of grants made in April 2025 and July 2025; the April 2025 grants were made during the Company’s normal cadence for annual equity awards, and the July 2025 grants were made following the CLO Promotion in recognition of Ms. Henke’s expanded responsibilities and market position. The following table summarizes Fiscal 2025 long-term incentive award grants; actual amounts earned for the PSUs, if any, will depend on the Company’s RTSR performance results spanning Fiscal 2025 through Fiscal 2027.

Executive Officer	Fiscal 2025 Target Long-Term Incentive: PSU Awards	Fiscal 2025 Long-Term Incentive: RSU Awards	Fiscal 2025 Long-Term Incentive: Stock Option Awards	Fiscal 2025 Target Total Long-Term Incentive Award

Jay Schottenstein, CEO	$4,750,000	$1,900,000	$2,850,000	$9,500,000

Michael Mathias, CFO	$935,000	$374,000	$561,000	$1,870,000

Jennifer Foyle, President	$2,445,000	$978,000	$1,467,000	$4,890,000

Marisa Baldwin, CHRO	$492,500	$197,000	$295,500	$985,000

Beth Henke, CLO	$300,000	$210,000	$90,000	$600,000

PSUs

The grant of PSUs supports the Compensation Committee’s desire to create a stronger and more visible link between NEO pay and Company performance and further aligns the NEO’s’ interests with those of our stockholders. PSUs represent 50% of the value of the NEOs’ annual long-term incentive award. We determine the number of target PSUs based on the overall dollar grant value of the award divided by the estimated fair value of our common stock utilizing a Monte Carlo simulation on the date of the grant. Dividend equivalents on the PSUs are reinvested in additional units and paid out only to the extent that the associated PSUs vest.

Annual PSU grants cliff vest, if at all, at the end of a three-year performance period upon achievement of pre-established goals. Consistent with Fiscal 2024, the Compensation Committee selected RTSR, measured against the Company’s Peer Group over a three-year performance period as the performance metric for PSUs. The selection of a relative performance metric ensures that the recipients will be measured against industry performance and encourages a balanced compensation program as the annual incentive bonus and long-term incentive awards are based on multiple metrics, without any overlap.

Vesting of the PSUs ranges from 0% of the target amount for below threshold performance, 50% of the target amount at threshold performance, 100% of the target amount at target performance, and 150% of the target amount if we achieve stretch goals. Threshold and stretch performance is attained at the 25th percentile and 75th percentile, respectively, of the Peer Group. Previously target was set at the 50th percentile of the Peer Group; effective for the 2025 PSUs, the Compensation Committee determined to increase target achievement to be based on the 55th percentile of the Peer Group. If threshold performance is met or exceeded, performance and award payouts will be determined through interpolation. If the Company’s absolute TSR is negative over the three-year period, vesting is capped at target (100%), regardless of performance relative to the Peer Group.

Stock Options

The grant of stock options supports the Compensation Committee’s philosophy that stock price appreciation should be a significant determinant of the economic return received by our NEOs from equity compensation. Stock options represent 30% of the value of each NEO’s annual long-term incentive award, except with respect to Ms. Henke, as noted above. We determine the number of stock options for each grant based on the overall dollar grant value of the award divided by the estimated fair value of our common stock, utilizing the Black-Scholes option pricing model on the grant date. The maximum term of stock option awards is seven years.

Annual stock option grants have an exercise price per share equal to the fair market value of a share of stock on the grant date and vest ratably over three years from the grant date, subject to continued employment, and provide compensation to NEOs only to the extent that our share price appreciates from grant date to exercise date.

RSUs

RSUs are subject to time-based vesting and provide a retention incentive for our NEOs and an incentive to increase stockholder value. RSUs represent 20% of the value of NEOs’ annual long-term incentive award, except with respect to Ms. Henke, as noted above. We determine the number of RSUs in each grant based on the overall dollar grant value of the award divided by the

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COMPENSATION DISCUSSION AND ANALYSIS

closing price per share of our common stock on the grant date. Dividend equivalents on RSUs are reinvested in additional RSUs and paid only to the extent that the associated RSUs vest. RSUs vest with a three-year ratable vesting schedule, subject to continued employment.

Fiscal 2023 PSU Payouts

In Fiscal 2023, the Compensation Committee granted Messrs. Schottenstein and Mathias and Mss. Foyle, Baldwin and Henke PSUs that cliff-vested at the end of the three-year performance period ended January 31, 2026. Payout of the Fiscal 2023 PSUs was subject to the achievement of RTSR, measured against the Peer Group. The Company’s RTSR was at the 64th percentile.

Accordingly, this resulted in a 129% payout of Fiscal 2023 PSUs.

Based upon the performance discussed above, Messrs. Schottenstein and Mathias, and Mss. Foyle, Baldwin, and Henke received the following payouts with respect to their Fiscal 2023 PSU awards:

NEO	Target Fiscal 2023 PSU Award (# of Shares)	Fiscal 2023 PSU Payout (# of Shares)(1)

Jay Schottenstein, CEO	281,547	395,623

Michael Mathias, CFO	54,274	76,265

Jennifer Foyle, President	142,469	200,194

Marisa Baldwin, CHRO	25,441	35,750

Beth Henke, CLO	10,176	14,300

(1)

Fiscal 2023 PSU Payout (# of Shares) includes accrued dividends. Pursuant to the terms of the award agreements, participants are eligible to receive dividend equivalents with respect to dividends paid prior to the settlement of the award. The earned shares reported in this table do not include additional shares acquired through the deemed reinvestment of dividend equivalents prior to settlement of the award. The earned shares, including shares acquired through the deemed reinvestment of dividends through January 31, 2026, are reported in the Fiscal 2025 Option Exercises and Stock Vested Table. PSU award recipients receive fractional shares upon settlement; however, for purposes of this table, share numbers have been rounded to the nearest whole share.

60	|

COMPENSATION DISCUSSION AND ANALYSIS

COMPANY COMPENSATION POLICIES AND PRACTICES

Other Practices and Policies

Clawback Policy

In accordance with the SEC’s and NYSE’s rules, the Company maintains an Incentive Based Compensation Recovery Policy (the “Clawback Policy”). Current executive officers of the Company have agreed in writing to the terms and conditions of the Clawback Policy. Under the Clawback Policy, if the Company is required to restate its financial results due to material noncompliance with financial reporting requirements under the federal securities laws, the Company will recoup any erroneously awarded incentive-based compensation from the Company’s current and former executive officers. Additionally, the 2023 Plan includes additional award forfeiture provisions that provide for the cancellation or forfeiture of an award (including time-based awards) in full or in part in the event that the award recipient engages in misconduct related to the restatement of financial statements.

Benefits and Perquisites

NEO’s generally are eligible for the same health and welfare plans as other full-time Company employees, including medical, dental, life and disability insurance, and retirement plans. We provide limited perquisites for our NEOs, as set forth in the Summary Compensation Table, which we believe are reasonable and justified by market practice, personal safety and convenience that enhances productivity. For Fiscal 2025, perquisites primarily consist of a security benefit to Mr. Schottenstein and an executive physical program to proactively manage health risks for our executive officers that was utilized by Messrs. Schottenstein and Mses. Foyle and Baldwin during Fiscal 2025.

Management Stock Ownership Requirements

We have stock ownership requirements to establish a commonality of interest between management and stockholders. By encouraging our NEOs to accumulate and hold a minimum level of ownership, our compensation program ensures that pay remains at risk not only with regard to outstanding awards but also with regard to appreciation of vested awards. Certain members of management are required to own the equivalent value of a multiple of their salary. For Mr. Schottenstein, the multiple is six times and for the other NEOs, the multiple is three times. The requirement can be met through various forms of equity, including personal holdings and equity incentive awards such as restricted stock units. Unearned performance awards and unexercised stock options do not count toward ownership requirement attainment. If an executive officer does not meet his or her ownership requirement, he or she must retain 50% of the after-tax shares acquired through vesting or exercise of equity awards until the requirement is reached. As of the record date of this Proxy Statement (the “Record Date”), the CEO, the President, and the CFO are in compliance with their requirements. Ms. Baldwin, who was hired in September 2021, and Ms. Henke, who was promoted in June 2025, are each on track to meet their respective requirements within a reasonable timeline and are subject to trading restrictions until their respective requirements have been met. Additional information regarding stock ownership requirements can be found on page 93.

Change in Control and Other Agreements

Our NEOs are entitled to receive consideration upon the termination of the NEOs employment with us under specified circumstances, including termination related to a change in control (“CIC”). These arrangements provide essential protections to the NEO to assist us in attracting and retaining qualified executive officers in a competitive environment. At the same time, we obtain certain agreements that preserve our valuable assets by imposing non-competition and non-solicitation restrictions, confidentiality obligations, and cooperation covenants on our NEOs.

Change in Control Provisions

The Company has entered into CIC agreements (each, a “CIC Agreement”) with all of our NEOs, with the exception of Mr. Schottenstein, our CEO. The CIC Agreements are designed to motivate the NEOs to continue to work for the best interests of the Company and our stockholders in a potential CIC situation. The CIC Agreements contain “double-trigger” provisions for severance and other benefits. In the event of a CIC, and within 18 months of such event, if a NEO’s employment is terminated by the Company other than for Cause, Disability, or as a result of the NEO’s death, or if the executive terminates his or her employment for Good Reason (each capitalized term as defined in the applicable CIC Agreement), the NEO is entitled to receive:

•	a lump-sum cash payment of all earned and determinable, but unpaid, current salary and unused paid time off;

•	a lump-sum severance payment equal to one and one-half times the NEO’s base salary, annualized for any partial year amount, and annual incentive cash bonus amount, at target;

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COMPENSATION DISCUSSION AND ANALYSIS

•	a prorated amount of the NEO’s then-current annual incentive cash bonus, at target; and

•

upon the NEO’s timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the reimbursement by the Company of the portion of premiums of the executive’s group health insurance, including coverage for eligible dependents, for the period that the executive is entitled to coverage under COBRA, not to exceed 12 months.

The CIC Agreements also provide that any unvested or restricted awards, including stock options, RSUs, and PSUs, will vest and become exercisable to the extent set forth in the applicable award agreement.

Severance Payments and Non-Compete Agreements

Ms. Foyle and Ms. Baldwin are eligible to receive post-employment payments. Generally, if Ms. Foyle’s and Ms. Baldwin’s respective employment is involuntarily terminated without “Cause” by the Company and not due to death or Disability, in exchange for the execution and non-revocation of a general release of claims in a form provided by the Company, Ms. Foyle and Ms. Baldwin respectively will be entitled to a severance payment.

For a description and quantification of these severance benefits, please refer to the “Post-Employment Compensation” section.

The NEOs also agreed to certain provisions under a non-compete agreement (each, a “Non-Compete Agreement”), with the exception of Mr. Schottenstein, who has not entered into a Non-Compete Agreement. Pursuant to the Non-Compete Agreements, each NEO (other than Mr. Schottenstein) has agreed: (i) not to use trade secrets, intellectual property, and other confidential or proprietary information of the Company for his or her own benefit, or for the benefit of any third party, including a competitor; (ii) to provide the Company with at least 30 days’ written notice of any resignation; (iii) an 18-month non-solicit provision following any termination of employment; (iv) a waiver relating to the development of intellectual property during the executive’s tenure with the Company; and (v) a non-compete provision following any termination of employment (12 months for Mr. Mathias and Mss. Baldwin and Henke and 24 months for Ms. Foyle). The Company has agreed to continue base salary payments of up to 12 months for Mr. Mathias and Mss. Baldwin and Henke and 24 months for Ms. Foyle if and to the extent the Company exercises the right to enforce this non-compete provision. The breach of any of the foregoing provisions may result in the NEO forfeiting unvested equity awards as well as forfeiting any base salary continuation.

Tax Matters

Section 162(m) of the Internal Revenue Code generally limits deductibility of compensation that a publicly traded company pays to certain “covered employees,” up to $1 million per year. Covered employees for this purpose include the Company’s Chief Executive Officer, Chief Financial Officer, the next three most highly compensated executive officers, and any such “covered employee” for a year after 2016.

The Compensation Committee believes in the importance of retaining flexibility to approve compensation arrangements that promote the objectives of our compensation program, even if such arrangements may not qualify for full or partial tax deductibility. Accordingly, the Compensation Committee reserves the right to continue to award or approve compensation that is not tax deductible or otherwise limited as to tax deductibility in order to provide competitive levels of total compensation to our executive officers in a manner designed to incentivize achievement of our strategic goals and objectives and in furtherance of our compensation principles described above.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has adopted and implemented core principles that form the basis for our executive compensation program: performance, competitiveness, affordability, and transparency. We believe that our executive compensation program supports our financial and strategic goals, aligns executive pay with stockholder value creation, and appropriately discourages unnecessary or excessive risk taking.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management, which describes the Compensation Committee’s decisions regarding our NEOs’ compensation for Fiscal 2025 and how those decisions support and implement our principles. Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K.

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COMPENSATION DISCUSSION AND ANALYSIS

This report is not soliciting material, is not deemed to be filed with the SEC and is not to be incorporated by reference in any filing of American Eagle Outfitters, Inc. under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

This report has been furnished by the Compensation Committee of the Board of Directors.

Cary D. McMillan (Chair)

Sujatha Chandrasekaran

Deborah A. Henretta

Janice E. Page

David M. Sable

Noel J. Spiegel

2026 Proxy Statement	|	63

COMPENSATION POLICIES AND PRACTICES AND RISK MANAGEMENT
Compensation Risk Assessment

Annually, the Compensation Committee, together with management, conducts an analysis to determine whether any risks arising from compensation policies and practices are reasonably likely to have a material adverse effect on the Company in light of our overall business, strategy, and objectives. Management, in concert with the Compensation Committee, reviews and evaluates both cash and equity incentive plans across executive and non-executive
employee populations, as well as other compensation-related policies to which our employees are subject. This assessment evaluates both (i) material enterprise risks related to our business that may be exacerbated by compensation policies and practices and (ii) the potential risks arising from attributes in our compensation practices, performance criteria, pay mix, and verification of performance results.
Based on this assessment, the Compensation Committee has determined that the risks arising from the Company’s compensation plans and policies are not reasonably likely to have a material adverse effect on the Company. Accordingly, no material adjustments were made to the Company’s compensation policies and practices as a result of its risk profile. The Compensation Committee will continue to monitor the Company’s compensation policies and practices to determine whether its risk management objectives are being met.
Insider Trading Policy
The Company has adopted the AEO Policy on Insider Trading (the “Insider Trading Policy”) that applies to all associates, officers, directors, and individuals working on behalf of the Company (e.g., consultants and independent contractors) or any of its subsidiaries or affiliates, as well as the Company itself. The Company believes that the Insider Trading Policy is reasonably designed to promote compliance with insider trading laws, rules, and regulations with respect to the purchase, sale, and/or other dispositions of the Company’s securities, as well as the applicable rules and regulations of the NYSE. A copy of the Insider Trading Policy is filed as Exhibit 19 to the Company’s Annual Report on Form
10-K
for the fiscal year ended January 31, 2026.
Prohibition Against Hedging Transactions and Pledging
Employees (including our executive officers) and members of the Board are prohibited from engaging in transactions in financial instruments designed to
hedge or offset any decrease in the market value of our stock. Our policy prohibits transactions in such instruments as prepaid variable forward contracts, equity swaps, collars or exchange funds, as well as any other hedging instrument. Employees and members of the Board are also
prohibited from holding our stock whether directly or indirectly in a margin account as collateral for a margin loan or otherwise pledging our stock as collateral.
Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information
Although we do not have a formal policy regarding the timing of stock option grants coinciding with the release of material nonpublic information, we do not time the release of material nonpublic information for the purpose of affecting the value of any equity award. Additionally, equity grant recipients do not choose the grant date for their individual stock option grants. The grant date for equity awards to executive officers generally ties to the date of the meeting during which the Compensation Committee approves such awards.

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COMPENSATION TABLES AND RELATED INFORMATION

General

The following tables set forth information concerning the compensation awarded to, earned by, or paid to the following NEOs for the years indicated below:

1) Mr. Schottenstein, our Chief Executive Officer;
2) Mr. Mathias, our Executive Vice President, Chief Financial Officer;
3) Ms. Foyle, our President, Executive Creative Officer, AE and Aerie;
4) Ms. Baldwin, our Executive Vice President, Chief Human Resources Officer; and
5) Ms. Henke, our Executive Vice President, Chief Legal Officer.

Summary Compensation Table
Name and Principal Position	Fiscal Year(1)	Base Salary(2)	Bonus	Stock Awards(3)	Option Awards(4)	Non-Equity Incentive Plan Compensation(5)	All Other Compensation(6)	Total

Jay L. Schottenstein Chief Executive Officer	2025	$1,750,000	—	$6,650,011	$2,850,001	$1,071,875	$340,951	$12,662,838
	2024	$1,750,000	—	$6,650,019	$2,850,005	$3,368,750	$361,753	$14,980,527
	2023	$1,817,308	—	$5,810,002	$2,490,002	$6,360,577	$315,330	$16,793,219
Michael A. Mathias Chief Financial Officer	2025	$900,000	—	$1,308,990	$561,000	$315,000	$11,827	$3,096,817
	2024	$900,000	—	$1,309,020	$561,004	$990,000	$12,938	$3,772,961
	2023	$907,692	—	$1,120,004	$479,997	$1,815,384	$13,962	$4,337,039
Jennifer M. Foyle President, Executive Creative Officer AE and Aerie	2025	$1,500,000	—	$3,422,995	$1,467,002	$787,500	$71,810	$7,249,307
	2024	$1,500,000	—	$3,422,980	$1,467,002	$2,475,000	$77,985	$8,942,967
	2023	$1,530,769	—	$2,939,989	$1,259,999	$4,592,308	$51,087	$10,374,152
Marisa A. Baldwin Chief Human Resources Officer	2025	$625,000	—	$689,499	$295,499	$175,000	$73,072	$1,858,070
	2024	$625,000	—	$689,518	$295,499	$550,000	$77,985	$2,238,002
	2023	$634,231	—	$525,006	$225,001	$1,014,769	$49,750	$2,448,756
Beth M. Henke Chief Legal Officer	2025	$496,904	—	$509,992	$89,999	$113,046	$12,530	$1,222,471

(1)	Fiscal 2025 refers to the 52-week period ended January 31, 2026, Fiscal 2024 refers to the 52-week period ended February 1, 2025, and Fiscal 2023 refers to the 53-week period ended February 3, 2024.

(2)	In June 2025, Ms. Henke’s base salary was increased in connection with the CLO Promotion. This amount represents total base salary earned for the fiscal year.

(3)

Amounts in this column for Fiscal 2025 consist of PSU and RSU awards based on the aggregate grant date fair value determined in accordance with Accounting Standards Codification 718, Compensation-Stock Compensation (“ASC 718”). For assumptions used in determining these values, see Note 11 of the Consolidated Financial Statements contained in our Annual Report. Amounts shown in this column for Fiscal 2025 include the following, with the values of the PSU awards shown at target:

	Fiscal 2025 RSU Awards	Fiscal 2025 PSU Awards (At Target) (a)

Jay L. Schottenstein	$1,900,005	$4,750,006

Michael A. Mathias	$373,997	$934,993

Jennifer M. Foyle	$977,997	$2,444,998

Marisa A. Baldwin	$196,998	$492,501
Beth M. Henke	$209,999	$299,993

(a)

The maximum values of the Fiscal 2025 PSU awards granted on April 2, 2025 are $7,125,009 for Mr. Schottenstein, $1,402,490 for Mr. Mathias, $3,667,497 for Ms. Foyle, and $738,752 for Ms. Baldwin. The maximum value of the PSU awards granted on April 2, 2025 and July 7, 2025 is $449,990 for Ms. Henke.

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COMPENSATION TABLES AND RELATED INFORMATION

(4)

The value of the time-based stock option awards included in this column is based on the aggregate grant date fair value computed in accordance with ASC 718. Additional information regarding assumptions is available in Note 11 of the Consolidated Financial Statements contained in our Annual Report.

(5)	For Fiscal 2025, non-equity incentive compensation represents the annual incentive bonus paid to each NEO. The amount represents a 35% payout based on wages paid during the 52-week fiscal year.

(6)	For Fiscal 2025:

(a)

For Mr. Schottenstein, the amount consists of (i) $279,951 in aggregate incremental cost to the Company of security arrangements in addition to those provided during working days and for business travel, and (ii) $61,000 in expenses relating to an executive physical program, as further described in Benefits and Perquisites under the Company Compensation Policies and Practices section above. We provide a comprehensive security benefit to the CEO, a portion of which, based upon the disclosure rules, is deemed to be personal, although we believe there is a legitimate business reason for providing such a benefit. The incremental cost calculation for personal use security benefit includes driver overtime, fuel, tolls, driver public transportation and rental car use, maintenance and other incidental costs incurred in connection with such personal use.

(b)	For Mr. Mathias, the amount consists of $11,827 in employer contributions to the 401(k) plan.

(c)

For Ms. Foyle, the amount consists of (i) $10,810 in employer contributions to the 401(k) plan, and (ii) $61,000 in expenses relating to an executive physical program, as further described in Benefits and Perquisites under the Company Compensation Policies and Practices section above.

(d)

For Ms. Baldwin, the amount consists of (i) $12,072 in employer contributions to the 401(k) plan, and (ii) $61,000 in expenses relating to an executive physical program, as further described in Benefits and Perquisites under the Company Compensation Policies and Practices section above.

(e)	For Ms. Henke, the amount consists of $12,530 in employer contributions to the 401(k) plan.

Grants of Plan-Based Awards – Fiscal 2025
			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payout Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name		Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Jay L. Schottenstein	(1)	—	$765,625	$3,062,500	—	—	—	—	—	—	—	—

	(2)	4/2/2025	—	—	—	164,702	329,404	494,106	—	—	—	$4,750,006

	(3)	4/2/2025	—	—	—	—	—	—	150,198	—	—	$1,900,005

	(4)	4/2/2025	—	—	—	—	—	—	—	673,759	$12.65	$2,850,001

Michael A. Mathias	(1)	—	$225,000	$900,000	—	—	—	—	—	—	—	—

	(2)	4/2/2025	—	—	—	32,420	64,840	97,260	—	—	—	$934,993

	(3)	4/2/2025	—	—	—	—	—	—	29,565	—	—	$373,997

	(4)	4/2/2025	—	—	—	—	—	—	—	132,624	$12.65	$561,000

Jennifer M. Foyle	(1)	—	$562,500	$2,250,000	—	—	—	—	—	—	—	—

	(2)	4/2/2025	—	—	—	84,778	169,556	254,334	—	—	—	$2,444,998

	(3)	4/2/2025	—	—	—	—	—	—	77,312	—	—	$977,997

	(4)	4/2/2025	—	—	—	—	—	—	—	346,809	$12.65	$1,467,002

Marisa A. Baldwin	(1)	—	$125,000	$500,000	—	—	—	—	—	—	—	—

	(2)	4/2/2025	—	—	—	17,077	34,154	51,231	—	—	—	$492,501

	(3)	4/2/2025	—	—	—	—	—	—	15,573	—	—	$196,998

	(4)	4/2/2025	—	—	—	—	—	—	—	69,858	$12.65	$295,499

Beth M. Henke	(1)	—	$80,747	$322,988	—	—	—	—	—	—	—	—

	(2)	4/2/2025	—	—	—	5,201	10,402	15,603	—	—	—	$149,997

	(3)	4/2/2025	—	—	—	—	—	—	11,858	—	—	$150,004

	(6)	7/7/2025	—	—	—	6,637	13,274	19,911	—	—	—	$149,996

	(6)	7/7/2025	—	—	—	—	—	—	6,054	—	—	$59,995

	(6)	7/7/2025	—	—	—	—	—	—	—	27,190	$9.91	$89,999

(1)	Amount represents the Fiscal 2025 annual incentive cash bonus established under the AIP. Payout opportunity for the Fiscal 2025 AIP was capped at 100% of target.

(2)	Amount represents a grant of PSUs under our 2023 Plan with vesting based on achievement of RTSR performance goals over a three-year performance period.

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COMPENSATION TABLES AND RELATED INFORMATION

(3)	Amount represents a grant of time-based RSUs with a three-year vesting period under our 2023 Plan.

(4)	Amount represents a grant of time-based stock options with a three-year vesting period under our 2023 Plan.

(5)

Amounts have been calculated based on aggregate grant date fair value determined in accordance with ASC 718 for the respective award types. The grant date fair value of the PSUs has been calculated based on the probable outcome of performance conditions.

(6)	Amounts represent Ms. Henke’s Fiscal 2025 long-term incentive awards made in July 2025 following the CLO Promotion.

Outstanding Equity Awards at Fiscal 2025 Year – End

		Option Awards					Stock Awards (1)
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexer- cisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Jay L. Schottenstein	(2)	266,719	—	—	$21.41	3/26/26	—	—	—	—

	(3)	347,142	—	—	$8.62	3/26/27	—	—	—	—

	(4)	258,000	—	—	$12.33	6/4/27	—	—	—	—

	(5)	173,023	—	—	$32.58	4/9/28	—	—	—	—

	(7)	396,848	—	—	$17.24	3/30/29	—	—	—	—

	(8)	—	—	—	—	—	306,684	$7,148,808	—	—

	(9)	—	—	—	—	—	45,767	$1,066,821	—	—

	(10)	312,618	156,309	—	$13.17	3/30/30	—	—	—	—

	(11)	—	—	—	—	—	—	—	173,722	$4,049,452

	(12)	—	—	—	—	—	55,109	$1,284,594	—	—

	(13)	89,538	179,077	—	$24.37	4/4/31	—	—	—	—

	(14)	—	—	—	—	—	—	—	340,861	$7,945,466

	(15)	—	—	—	—	—	155,422	$3,622,886	—	—
	(16)	—	673,759	—	$12.65	4/2/32	—	—	—	—

Michael A. Mathias	(5)	31,731	—	—	$32.58	4/9/28	—	—	—	—

	(8)	—	—	—	—	—	59,120	$1,378,080	—	—

	(9)	—	—	—	—	—	8,824	$205,678	—	—

	(10)	—	30,132	—	$13.17	3/30/30	—	—	—	—

	(11)	—	—	—	—	—	—	—	34,196	$797,113

	(12)	—	—	—	—	—	10,849	$252,899	—	—

	(13)	17,625	35,250	—	$24.37	4/4/31	—	—	—	—

	(14)	—	—	—	—	—	—	—	67,095	$1,563,988

	(15)	—	—	—	—	—	30,593	$713,130	—	—
	(16)	—	132,624	—	$12.65	4/2/32	—	—	—	—

Jennifer M. Foyle	(4)	123,435	—	—	$12.33	6/4/27	—	—	—	—

	(5)	98,870	—	—	$32.58	4/9/28	—	—	—	—

	(7)	203,512	—	—	$17.24	3/30/29	—	—	—	—

	(8)	—	—	—	—	—	155,189	$3,617,455	—	—

	(9)	—	—	—	—	—	23,160	$539,865	—	—

	(10)	158,192	79,096	—	$13.17	3/30/30	—	—	—	—

	(11)	—	—	—	—	—	—	—	89,420	$2,084,387

	(12)	—	—	—	—	—	28,366	$661,215	—	—

	(13)	46,088	92,178	—	$24.37	4/4/31	—	—	—	—

	(14)	—	—	—	—	—	—	—	175,453	$4,089,815

	(15)	—	—	—	—	—	80,001	$1,864,822	—	—
	(16)	—	346,809	—	$12.65	4/2/32	—	—	—	—

Marisa A. Baldwin	(6)	7,455	—	—	$27.01	9/13/28	—	—	—	—

	(8)	—	—	—	—	—	27,712	$645,977	—	—

	(9)	—	—	—	—	—	4,137	$96,434	—	—

	(10)	—	14,125	—	$13.17	3/30/30	—	—	—	—

	(11)	—	—	—	—	—	—	—	18,013	$419,873

	(12)	—	—	—	—	—	5,715	$133,218	—	—

	(13)	9,283	18,568	—	$24.37	4/4/31	—	—	—	—

	(14)	—	—	—	—	—	—	—	35,342	$823,819

	(15)	—	—	—	—	—	16,115	$375,632	—	—
	(16)	—	69,858	—	$12.65	4/2/32	—	—	—	—

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COMPENSATION TABLES AND RELATED INFORMATION

Outstanding Equity Awards at Fiscal 2024 Year – End

		Option Awards					Stock Awards (1)
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexer- cisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

Beth M. Henke	(8)	—	—	—	—	—	11,085	$258,381	—	—

	(9)	—	—	—	—	—	4,137	$96,434	—	—

	(11)	—	—	—	—	—	—	—	5,486	$127,872

	(12)	—	—	—	—	—	4,352	$101,440	—	—

	(14)	—	—	—	—	—	—	—	10,764	$250,904

	(15)	—	—	—	—	—	12,270	$286,024	—	—

	(17)	—	—	—	—	—	—	—	13,584	$316,645

	(18)	—	—	—	—	—	6,195	$144,415	—	—

	(19)	—	27,190	—	$9.91	7/7/32	—	—	—	—

(1)

All stock awards include dividend equivalents. The market value was determined by multiplying the closing market price for AEO common stock on January 30, 2026 ($23.31), the last trading day of Fiscal 2025, by the number of shares underlying the award.

(2)

Amount represents an award of time-based stock options granted on March 26, 2019, under our 2017 Plan that are exercisable at the fair market value on the grant date and vested ratably on March 26, 2020, March 26, 2021 and March 26, 2022.

(3)

Amount represents an award of time-based stock options granted on March 26, 2020, under our 2017 Plan that are exercisable at the fair market value on the grant date and vested ratably on March 26, 2021, March 26, 2022 and March 26, 2023.

(4)

Amount represents an award of time-based stock options granted on June 4, 2020 under our 2020 Plan that are exercisable at the fair market value on the grant date and vested ratably on June 4, 2021, June 4, 2022, and June 4, 2023.

(5)

Amount represents an award of time-based stock options granted on April 9, 2021 under our 2020 Plan that are exercisable at the fair market value on the grant date and vested ratably on April 9, 2022, April 9, 2023, and April 9, 2024.

(6)

Amount represents an award of time-based stock options granted on September 13, 2021 under our 2020 Plan that are exercisable at the fair market value on the grant date and vested ratably on September 13, 2022, September 13, 2023, and September 13, 2024.

(7)

Amount represents an award of time-based stock options granted on March 30, 2022 under our 2020 Plan that are exercisable at the fair market value on the grant date and vested ratably on March 30, 2023, March 30, 2024, and March 30, 2025.

(8)

Amount represents a grant on March 30, 2023 under our 2020 Plan. The Compensation Committee established performance goals based on RTSR over a three-year performance period. On February 5, 2026, the Compensation Committee certified a payout of 129% of target.

(9)

Amount represents a grant on March 30, 2023 of time-based RSUs under our 2020 Plan with a three-year vesting period. On each of March 30, 2024 and March 30, 2025, one-third of the RSUs plus the respective dividends vested. The remaining one-third of RSUs will vest in accordance with the terms of the grant on the third anniversary of the grant date.

(10)

Amount represents an award of time-based stock options granted on March 30, 2023 under our 2020 Plan that are exercisable at the fair market value on the grant date and have a three-year verting period. On each of March 30, 2024, and March 30, 2025, one-third of the stock options vested. The remaining one-third of the stock options will vest in accordance with the terms of the grant on the third anniversary of the grant date.

(11)

Amount represents a grant on April 4, 2024 under our 2023 Plan. The Compensation Committee established performance goals based on RTSR over a three-year performance period. Vesting of the PSUs ranges from 0% of the shares if threshold performance is not attained, to 50% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at the maximum goal achievement. Target performance is represented in the table.

(12)

Amount represents a grant on April 4, 2024 of time-based RSUs under our 2023 Plan with a three-year vesting period. On April 4, 2025, one-third of the RSUs plus the respective dividends vested. One-third of the remaining RSUs will vest in accordance with the terms of the grant on each of the second and third anniversaries of the grant date.

(13)

Amount represents an award of time-based stock options granted on April 4, 2024 under our 2023 Plan that are exercisable at the fair market value on the grant date and have a three-year vesting period. On April 4, 2025, one-third of the stock options vested. One-third of the remaining stock options will vest in accordance with the terms of the grant on each of the second and third anniversaries of the grant date.

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COMPENSATION TABLES AND RELATED INFORMATION

(14)

Amount represents a grant on April 2, 2025 under our 2023 Plan. The Compensation Committee established performance goals based on RTSR over a three-year performance period. Vesting of the PSUs ranges from 0% of the shares if threshold performance is not attained, to 50% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at the maximum goal achievement. Target performance is represented in the table.

(15)

Amount represents a grant on April 2, 2025 of time-based RSUs under our 2023 Plan with a three-year vesting period. The RSUs plus the respective dividends will vest in accordance with the terms of the grant on the first, second and third anniversaries of the grant date.

(16)

Amount represents an award of time-based stock options granted on April 2, 2025 under our 2023 Plan that are exercisable at the fair market value on the grant date and have a three-year vesting period. The award will vest in accordance with the terms of the grant on the first, second and third anniversaries of the grant date.

(17)

Amount represents a grant on July 7, 2025 under our 2023 Plan to Ms. Henke in connection with the CLO Promotion. The Compensation Committee established performance goals based on RTSR over a three-year performance period. Vesting of the PSUs ranges from 0% of the shares if threshold performance is not attained, to 50% of the shares at threshold performance, to 100% of the shares at target performance and 150% of the shares at the maximum goal achievement. Target performance is represented in the table.

(18)

Amount represents a grant on July 7, 2025 of time-based RSUs under our 2023 Plan with a three-year vesting period to Ms. Henke in connection with the CLO Promotion. The RSUs plus the respective dividends will vest in accordance with the terms of the grant on the first, second and third anniversaries of the grant date.

(19)

Amount represents an award of time-based stock options granted on July 7, 2025 under our 2023 Plan that are exercisable at the fair market value on the grant date and have a three-year vesting period to Ms. Henke in connection with the CLO Promotion. The award will vest in accordance with the terms of the grant on the first, second and third anniversaries of the grant date.

The following table sets forth the actual value received by the NEOs upon exercise of stock options or vesting of stock awards in Fiscal 2025.

Option Exercises and Stock Vested – Fiscal 2025

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Jay L. Schottenstein	—	—	266,526	$3,640,689
Michael A. Mathias	177,051	1,481,723	51,392	$701,695
Jennifer M. Foyle	213,691	1,715,500	136,442	$1,864,115
Marisa A. Baldwin	61,319	431,699	23,035	$312,897
Beth M. Henke	—	—	12,099	$155,743

(1)

Amounts represent the number of shares acquired upon exercise of stock options. The amounts shown in the Value Realized on Exercise column are calculated based on the difference between the market price of the stock underlying the options at the time of exercise and the option exercise price. The amount represents stock option exercises of Fiscal 2019, Fiscal 2020, Fiscal 2022 and/or Fiscal 2023 option awards.

(2)

Amounts represent the number of shares and related value for stock awards that vested on applicable vesting dates, prior to the withholding of shares to satisfy taxes. Consistent with Company policy, upon the vesting of these awards, the Company withheld a portion of the otherwise distributable shares in respect of taxes. Accordingly, after shares were withheld for taxes, the NEOs acquired the following net share amounts: Mr. Schottenstein—164,903; Mr. Mathias—32,504; Ms. Foyle—67,241; Ms. Baldwin—13,971; and Ms. Henke—7,957. The amounts shown in the Value Realized on Vesting column are calculated based on the closing market price of the stock on the date the RSUs vested. Values include the vesting of RSU awards granted in Fiscal 2022, Fiscal 2023, and Fiscal 2024, as well as PSU awards granted in Fiscal 2022. Amounts are inclusive of dividend equivalent units that vested during Fiscal 2025.

Nonqualified Deferred Compensation

We have a nonqualified deferred compensation program that allows eligible participants to defer a portion of their salary and/or bonus on an annual basis into the plan. Participants can defer up to 90% of their annual salary (with a minimum annual deferral of $2,000) and up to 100% of their annual performance-based bonus into the plan. Distributions from the plan automatically occur upon retirement, termination of employment, disability, or death during employment. Participants may also choose to receive a scheduled distribution payment while they are still employed. In Fiscal 2025, there were no NEOs participating in the nonqualified deferred compensation plan.

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COMPENSATION TABLES AND RELATED INFORMATION

Post-Employment Compensation

The following tables set forth the expected benefit to be received by each of the respective NEOs in the event of his or her termination resulting from various scenarios, assuming a termination date of January 31, 2026 and a closing stock price per share of $23.31 on January 30, 2026, the last trading day of Fiscal 2025.

For each NEO, the payments and benefits detailed in the tables below are in addition to any payments and benefits under our plans and arrangements that are offered or provided generally to all salaried employees on a non-discriminatory basis and any accumulated vested benefits for each NEO, including any stock options vested as of January 31, 2026 (which are set forth in the “Outstanding Equity Awards at Fiscal 2025 Year-End” table). The tables assume that each executive will take all action necessary or appropriate for such person to receive the maximum available benefit, such as execution of a release of claims.

In the event of a CIC, if an acquiring entity does not assume or issue substitute awards for outstanding equity awards, the vesting of all outstanding equity awards will be accelerated on the CIC date and performance-based awards will be paid, either based on performance to the CIC date or based on the target level value, depending on the portion of the performance period completed prior to the CIC.

For a description of our CIC benefits and the restrictive covenants and other obligations of the NEOs, please refer to the section above titled “Compensation Discussion and Analysis – Change in Control and Other Agreements.”

Jay L. Schottenstein

	Death or Disability	Retirement	Termination without Cause	Termination for Cause	Change in Control (Double- Trigger)(5)
Cash Payments
Base	—	—	—	—	—
Bonus(1)	$1,071,875	—	$1,071,875	—	—
Stock Option Vesting(2)	$8,767,244	$8,767,244	$8,767,244	—	$8,767,244
RSU Vesting(3)	$2,426,547	$2,426,547	$2,426,547	—	$5,974,301
PSU Vesting(4)	$21,216,891	$21,216,891	$21,216,891	—	$21,216,891
Total	$33,482,557	$32,410,682	$33,482,557		$35,958,436

(1)

In the event of a termination following a death or Disability or termination without Cause, this assumes that the Compensation Committee will pay the annual incentive bonus to the extent that the performance goals were met.

(2)

In the event of a termination following a CIC (i.e., double-trigger) and in the event of death or Disability, the Company is obligated to immediately vest any unvested non-qualified stock option (“NSO”). In the event of retirement or termination without Cause, given Mr. Schottenstein’s retirement eligibility, unvested options continue to vest on their regular schedule.

(3)

Amount reflects the vesting of the RSU awards granted on March 30, 2023, April 4, 2024, and April 2, 2025 prorated based on service in the event of death or Disability, retirement or termination without Cause. In the event of termination following a CIC (i.e., double-trigger), the Company is obligated to fully vest any outstanding RSUs.

(4)

Amount based upon the 2023 PSUs vesting at 129% of target, which reflects the extent that the performance goals were met. Any remaining PSUs outstanding are assumed to vest at target. If the performance goal is not achieved, the PSUs will be forfeited.

(5)	Although Mr. Schottenstein does not have a CIC Agreement, the amounts shown represent what he would be entitled to pursuant to the terms of our 2020 Plan and 2023 Plan.

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COMPENSATION TABLES AND RELATED INFORMATION

Michael A. Mathias

	Death or Disability	Retirement	Termination without Cause	Termination for Cause	Change in Control (Double- Trigger)
Cash Payments
Base(1)			$900,000		$2,700,000
Bonus(2)	$315,000		$315,000		$900,000
Stock Option Vesting(3)	$1,719,310	$1,719,310	$1,719,310		$1,719,310
RSU Vesting(4)	$474,055	$474,055	$474,055		$1,171,706
PSU Vesting(5)	$4,138,839	$4,138,839	$4,138,839		$4,138,839
Health-Care Coverage(6)			$26,460		$26,460

Total	$6,647,204	$6,332,204	$7,573,664		$10,656,315

(1)

Amount represents one year of base salary in the event of termination without Cause. In the event of a termination following a CIC (i.e., double-trigger), the amount represents one and one-half times the sum of base salary and annual incentive bonus at target.

(2)

In the event of a termination following a death or Disability or termination without Cause, this amount assumes that the Compensation Committee will pay the annual incentive bonus to the extent that the performance goals were met. In the event of termination following a CIC (i.e., double-trigger), the amount represents Mr. Mathias’s annual incentive bonus at target.

(3)

In the event of a termination following a CIC (i.e., double-trigger) and in the event of death or Disability, the Company is obligated to immediately vest any unvested NSO. In the event of retirement or termination without Cause, given Mr. Mathias’s retirement eligibility, unvested options continue to vest on their regular schedule.

(4)

Amount reflects the vesting of the RSU awards granted on March 30, 2023, April 4, 2024, and April 2, 2025 prorated based on service in the event of death or Disability, retirement or termination without Cause. In the event of termination following a CIC (i.e., double-trigger), the Company is obligated to fully vest any outstanding RSUs.

(5)

Amount based upon the 2023 PSUs vesting at 129% of target, which reflects the extent that the performance goals were met. Any remaining PSUs outstanding are assumed to vest at target. If the performance goal is not achieved, the PSUs will be forfeited.

(6)	The amounts shown in this row represent 12 months of health-care coverage determined on the basis of the coverage elections made by the NEO, assuming that such elections were made at the maximum rate.

Jennifer M. Foyle

	Death or Disability	Retirement	Termination without Cause	Termination for Cause	Change in Control (Double- Trigger)

Cash Payments

Base(1)			$1,500,000		$5,625,000

Bonus(2)	$787,500		$787,500		$2,250,000

Stock Option Vestin(3)	$4,694,435	$4,694,435	$4,694,435		$4,694,435

RSU Vesting(4)	$1,241,257	$1,241,257	$1,241,257		$3,065,902

PSU Vesting(5)	$10,840,724	$10,840,724	$10,840,724		$10,840,724

Health-Care Coverage(6)			$26,460		$26,460

Total	$17,563,916	$16,776,416	$19,090,376		$26,502,521

(1)

Amount represents one year of base salary in the event of termination without Cause. In the event of a termination following a CIC (i.e., double-trigger), the amount represents one and one-half times the sum of base salary and annual incentive bonus at target.

(2)

In the event of a termination following a death or Disability or termination without Cause, the amount assumes that the Compensation Committee will pay the annual incentive bonus to the extent the performance goals were met. In the event of termination following a CIC (i.e., double-trigger), the amount represents Ms. Foyle’s annual incentive bonus at target.

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COMPENSATION TABLES AND RELATED INFORMATION

(3)

In the event of a termination following a CIC (i.e., double-trigger) and in the event of death or Disability, the Company is obligated to immediately vest any unvested NSO. In the event of retirement or termination without Cause, given Ms. Foyle’s retirement eligibility, unvested options continue to vest on their regular schedule.

(4)

Amount reflects the vesting of the RSU awards granted on March 30, 2023, April 4, 2024, and April 2, 2025 prorated based on service in the event of death or Disability, retirement or termination without Cause. In the event of termination following a CIC (i.e., double-trigger), the Company is obligated to fully vest any outstanding RSUs.

(5)

Amount based upon the 2023 PSUs vesting at 129% of target, which reflects the extent that the performance goals were met. Any remaining PSUs outstanding are assumed to vest at target. If the performance goal is not achieved, the PSUs will be forfeited.

(6)	The amounts shown in this row represent 12 months of health-care coverage determined on the basis of the coverage elections made by the NEO, assuming that such elections were made at the maximum rate.

Marisa A. Baldwin

	Death or Disability	Voluntary Separation	Termination without Cause	Termination for Cause	Change in Control (Double- Trigger)

Cash Payments

Base(1)			$625,000		$1,687,500

Bonus(2)	$175,000		$175,000		$500,000

Stock Option Vesting(3)	$887,914				$887,914

RSU Vesting(4)	$239,696				$605,273

PSU Vesting(5)	$2,077,024				$2,077,024

Health-Care Coverage(6)			$26,460		$26,460

Total	$3,379,634		$826,460		$5,784,171

(1)

Amount represents one year of base salary in the event of termination without Cause. In the event of a termination following a CIC (i.e., double-trigger), the amount represents one and one-half times the sum of base salary and annual incentive bonus at target.

(2)

In the event of a termination following a death or Disability or termination without Cause, this amount assumes that the Compensation Committee will pay the annual incentive bonus to the extent that the performance goals were met. In the event of termination following a CIC (i.e., double-trigger), the amount represents Ms. Baldwin’s annual incentive bonus at target.

(3)	In the event of a termination following a CIC (i.e., double-trigger) and in the event of death or Disability, the Company is obligated to immediately vest any unvested NSO.

(4)

Amount reflects the vesting of the RSU awards granted on March 30, 2023, April 4, 2024, and April 2, 2025 prorated based on service in the event of death or Disability. In the event of termination following a CIC (i.e., double-trigger), the Company is obligated to fully vest any outstanding RSUs.

(5)

In the event of death, Disability or CIC, this amount is based upon the 2023 PSUs vesting at 129% of target, which reflects the extent that the performance goals were met. Any remaining PSUs outstanding are assumed to vest at target. If the performance goal is not achieved, the PSUs will be forfeited. In the event of voluntary termination or termination without Cause, awards will be forfeited.

(6)	The amounts shown in this row represent 12 months of health-care coverage determined on the basis of the coverage elections made by the NEO, assuming that such elections were made at the maximum rate.

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COMPENSATION TABLES AND RELATED INFORMATION

Beth M. Henke

	Death or Disability	Voluntary Separation	Termination without Cause	Termination for Cause	Change in Control (Double- Trigger)

Cash Payments

Base(1)			$550,000		$1,361,250

Bonus(2)	$113,046		$113,046		$322,988

Stock Option Vesting(3)	$364,346				$364,346

RSU Vesting(4)	$229,090				$628,312

PSU Vesting(5)	$1,028,754				$1,028,754

Health-Care Coverage(6)			$26,460		$26,460

Total	$1,735,236		$689,506		$3,732,110

(1)

Amount represents one year of base salary in the event of termination without Cause. In the event of a termination following a CIC (i.e., double-trigger), the amount represents one and one-half times the sum of base salary and annual incentive bonus at target.

(2)

In the event of a termination following a death or Disability or termination without Cause, this amount assumes that the Compensation Committee will pay the annual incentive bonus to the extent that the performance goals were met. In the event of termination following a CIC (i.e., double-trigger), the amount represents Ms. Henke’s annual incentive bonus at target.

(3)	In the event of a termination following a CIC (i.e., double-trigger) and in the event of death or Disability, the Company is obligated to immediately vest any unvested NSO.

(4)

Amount reflects the vesting of the RSU awards granted on March 30, 2023, April 4, 2024, and April 2, 2025 prorated based on service in the event of death or Disability. In the event of termination following a CIC (i.e., double-trigger), the Company is obligated to fully vest any outstanding RSUs.

(5)

In the event of death, Disability or CIC, this amount is based upon the 2023 PSUs vesting at 129% of target, which reflect the extent that the performance goals were met. Any remaining PSUs outstanding are assumed to vest at target. If the performance goal is not achieved, the PSUs will be forfeited. In the event of voluntary termination or termination without Cause, awards will be forfeited.

(6)	The amounts shown in this row represent 12 months of health-care coverage determined on the basis of the coverage elections made by the NEO, assuming that such elections were made at the maximum rate.

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COMPENSATION TABLES AND RELATED INFORMATION

CEO Pay Ratio

The Company is a multinational apparel company with associates in the Americas and Asia. We conduct business globally and focus on ensuring the delivery of market-based compensation and benefit offerings for our associates. We also endeavor to create a flexible work environment so that our associates can balance their work and life.

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of Regulation S-K, we are providing the ratio of the annual total compensation of our CEO, Mr. Schottenstein, to that of our median employee. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

SEC rules provide that we may use the same median employee for three years before identifying a new median employee. In Fiscal 2024, we identified a new median employee; however, that employee was no longer employed on our Fiscal 2025 determination date. Therefore, as allowed under SEC rules, we identified a new median employee for Fiscal 2025 whose compensation was substantially similar to the original median employee selected in Fiscal 2024.

Similar to Fiscal 2024, in order to measure Fiscal 2025 compensation, we use annual gross compensation as reflected in our payroll records (excluding Mr. Schottenstein). For this purpose, gross compensation is taxable wages for Fiscal 2025.

The Fiscal 2025, the median employee is a part-time retail associate employed in a store in the United States. The median employee works an average of approximately 13 hours per week and is able to take advantage of scheduling flexibility. We calculated all of the elements of the median employee’s compensation for Fiscal 2025 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our Fiscal 2025 Summary Compensation Table in accordance with SEC rules.

The estimated values are as follows for Fiscal 2025:

•	Mr. Schottenstein’s annual total compensation: $12,662,838

•	Our median employee’s annual total compensation: $7,488

•	Ratio of Mr. Schottenstein’s annual total compensation to our median employee’s annual total compensation: 1,691:1

This pay ratio may not be comparable to our peer companies’ reported pay ratios due to differences in organizational structure and the assumptions and methodologies in calculating the ratio.

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COMPENSATION TABLES AND RELATED INFORMATION

Pay Versus Performance

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the
following disclosure regarding executive Compensation Actually Paid (“CAP”), as calculated under applicable SEC rules, for our principal executive officer (“PEO”) and
Non-PEO
NEOs and Company performance for the fiscal years listed below.
The methodology for calculating CAP to our PEO and CAP to our
Non-PEO
NEOs, including details regarding the amounts that were deducted from, and added to, the Summary Compensation Table totals to arrive at the values presented for CAP, are provided in the footnotes to the table. A discussion of the relationship between CAP and the Company performance measures (i) listed in the table below and (ii) that the Company has deemed most important in linking CAP during Fiscal 2025 to Company performance is also presented below. Note that for
Non-PEO
NEOs, compensation is reported as an average.
The Compensation Committee did not utilize CAP as the basis for making compensation decisions. For information related to how the Compensation Committee assessed the Company’s performance and established compensation for the NEOs, see the CD&A section of this Proxy Statement and in the proxy statements for Fiscal 2021, Fiscal 2022, Fiscal 2023 and Fiscal 2024.

Pay Versus Performance Table

Fiscal Year	Summary Compensation Table Total for PEO (1) ($)	Compensation Actually Paid to PEO (1)(2)(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs (1) ($)	Average Compensation Actually Paid to Non-PEO NEOs (1)(2)(3) ($)	Value of Initial Fixed $100 Investment based on (4)		Net Income ($ Millions) (5)	Earnings Before Interest and Taxes ($ Millions) (6)
					Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)

2025	$12,662,838	34,406,713	3,356,666	8,013,823	118.05	104.49	186	358

2024	$14,980,527	3,597,586	4,984,643	1,942,131	78.77	115.48	327	452

2023	$16,793,219	24,307,437	5,932,748	8,203,623	98.86	102.95	169	386

2022	$9,776,540	1,499,742	3,080,683	726,957	72.50	92.91	124	280

2021	$14,875,447	15,274,358	5,334,752	5,623,793	101.09	102.54	420	617

(1)	Jay Schottenstein was our PEO for each fiscal year presented. The individuals comprising the Non-PEO NEOs for each fiscal year presented are listed below.

Fiscal 2021	Fiscal 2022	Fiscal 2023	Fiscal 2024	Fiscal 2025

Michael Mathias	Michael Mathias	Michael Mathias	Michael Mathias	Michael Mathias

Jennifer Foyle	Jennifer Foyle	Jennifer Foyle	Jennifer Foyle	Jennifer Foyle

Michael Rempell	Michael Rempell	Michael Rempell	Marisa Baldwin	Marisa Baldwin

Andrew McLean	Marisa Baldwin	Marisa Baldwin		Beth Henke

Andrew McLean

(2)
The amounts shown for CAP have been calculated in accordance with Item 402(v) of Regulation
S-K
and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

(3)
CAP reflects the exclusions and inclusions of certain amounts for the PEO and the
Non-PEO
NEOs as set forth below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table.

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COMPENSATION TABLES AND RELATED INFORMATION

PEO SCT Total Compensation to CAP Reconciliation

Fiscal Year	Summary Compensation Table Total for PEO ($)	Exclusion of Stock Awards and Option Awards for PEO ($)	Inclusion of Equity Values for PEO ($)	Compensation Actually Paid to PEO ($)

2025	$12,662,838	(9,500,012)	31,243,887	34,406,713

Average Non-PEO NEOs SCT Total Compensation to CAP Reconciliation

Fiscal Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)

2025	$3,356,666	(2,086,244)	6,743,401	8,013,823
The amounts in the “Inclusion of Equity Values for PEO” and “Average Inclusion of Equity Values for
Non-PEO
NEOs” columns of the tables above are derived from the amounts set forth in the following tables:

Fiscal Year	Fiscal Year-End Fair Value of Equity Awards Granted During Fiscal Year That Remained Unvested as of Last Day of Fiscal Year for PEO ($)	plus, Change in Fair Value from Last Day of Prior Fiscal Year to Last Day of Fiscal Year of Unvested Equity Awards for PEO ($)	plus, Vesting-Date Fair Value of Equity Awards Granted During Year that Vested During Fiscal Year for PEO ($)	plus, Change in Fair Value from Last Day of Prior Fiscal Year to Vesting Date of Unvested Equity Awards that Vested During Fiscal Year for PEO ($)	plus, Fair Value at Last Day of Prior Fiscal Year of Equity Awards Forfeited During Fiscal Year for PEO ($)	plus, Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Included for PEO ($)	Total - Inclusion of Equity Values for PEO ($)

2025	$23,470,242	4,480,585	—	3,293,060	—	—	31,243,887

Fiscal Year	Average Year-End Fair Value of Equity Awards Granted During Fiscal Year That Remained Unvested as of Last Day of Fiscal Year for Non-PEO NEOs ($)	plus, Average Change in Fair Value from Last Day of Prior Fiscal Year to Last Day of Fiscal Year of Unvested Equity Awards for Non-PEO NEOs ($)	plus, Average Vesting-Date Fair Value of Equity Awards Granted During Fiscal Year that Vested During Fiscal Year for Non-PEO NEOs ($)	plus, Average Change in Fair Value from Last Day of Prior Fiscal Year to Vesting Date of Unvested Equity Awards that Vested During Fiscal Year for Non- PEO NEOs ($)	plus, Average Fair Value at Last Day of Prior Fiscal Year of Equity Awards Forfeited During Fiscal Year for Non-PEO NEOs ($)	plus, Average Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Included for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)

2025	$5,191,111	904,820	—	647,470	—	—	6,743,401

(4)
The Company’s custom peer group that was used for both Fiscal 2025 compensation benchmarking purposes and for purposes of Item 201(e) of Regulation
S
-
K
(the
“Peer Group”) was utilized for purposes of calculating Peer Group Total Shareholder Return (“TSR”) for all periods presented, as follows:

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COMPENSATION TABLES AND RELATED INFORMATION

For Fiscal 2025, our peer group consisted of the following companies: Abercrombie & Fitch Co.; Burberry Group PLC; Capri Holdings Limited; Columbia Sportswear Company; The Gap, Inc.; Guess?, Inc.; Hanesbrands Inc.; Kontoor Brands; Levi Strauss & Co.; lululemon athletica, inc.; PVH CORP.;
Ralph
Lauren Corporation; Tapestry, Inc.; Under Armour Inc.; Urban Outfitters, Inc; V.F. Corporation and Victoria’s Secret & Co. (collectively, the “2025 Peer Group”).

TSR for both the Company and the Peer Group is based on an initial $100 investment, measured on a cumulative basis from the market close on January 30,
2021
, through and including the end of the fiscal year for which TSR is being presented in the table. TSR calculations reflect reinvestment of dividends. Historical stock performance is not necessarily indicative of future stock performance.

For the Pay Versus Performance disclosure included in the proxy statement for the 2025 Annual Meeting of Stockholders , we used the peer group that was used for Fiscal 2024 compensation benchmarking purposes, which consisted of the following companies: Abercrombie & Fitch Co.; Burberry Group PLC; Capri Holdings Limited; Express, Inc.; The Gap, Inc.; Guess?, Inc.; Hanesbrands Inc.; Kontoor Brands; Levi Strauss & Co.; lululemon athletica, inc.; PVH CORP.; Ralph Lauren Corporation; Tapestry, Inc.; Under Armour Inc.; Urban Outfitters, Inc; and Victoria’s Secret & Co. (collectively, the “2024 Peer Group”).

For comparison, the table below lists the value of $100 invested in the 2024 Peer Group and 2025 Peer Group. Express, Inc. is excluded in the 2024 TSR calculation beginning after April 2024 due to bankruptcy.

Fiscal Year	2024 Peer Group	2025 Peer Group

2025	$124.30	$104.49

2024	$134.48	$115.48

2023	$122.36	$102.95

2022	$104.31	$92.91

2021	$106.89	$102.54

(5)	Amounts shown are net income, as reflected in the Company’s Consolidated Statements of Operations for each of Fiscal 2021, Fiscal 2022, Fiscal 2023, Fiscal 2024 and Fiscal 2025.

(6)
EBIT is a
non-GAAP
or adjusted measure. EBIT represents net income, as reported in our consolidated financial statements, before interest expense and income taxes and excludes any asset impairment and restructuring charges, as determined by the Compensation Committee. See Appendix A of this Proxy Statement for additional detail on adjusted results and other important information regarding the use of non-GAAP
or adjusted measures. We have identified EBIT as our Company-Selected Measure (“CSM”) that represents, in our view, the most important financial performance measure used to link CAP to our performance for Fiscal 2025.

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COMPENSATION TABLES AND RELATED INFORMATION

Relationship between CAP and Financial Performance Measures

The following charts show graphically the relationships over the past five fiscal years of CAP to PEO and Average CAP to
Non-PEO
NEOs, as compared to our cumulative TSR and EBIT, as well as the relationship between Company TSR and Peer Group TSR. In addition to reviewing this discussion and the Pay Versus Performance Table above, we encourage you to read the CD&A section of this Proxy Statement, which explains our executive compensation philosophy and programs and compensation decisions relating to Fiscal 2025 compensation for our NEOs.
CAP versus Total Shareholder Return: Company and Peer Group
The following chart sets forth the relationship between CAP to PEO, Average CAP to
Non-PEO
NEOs,
the
Company’s cumulative TSR, and the cumulative TSR of our Peer Group over the five most recently completed fiscal years.
As illustrated in the chart, the trend of the Company’s TSR over the five-year period of Fiscal 2021 through Fiscal 2025 generally aligns with the trend of CAP values for our PEO and
Non-PEO
NEOs over this same period. Our compensation program design emphasizes structuring a significant portion of NEO compensation in the form of at-risk
or variable equity incentives tied to our stock price and TSR performance, as described in the CD&A section of this Proxy Statement.
The Company’s PSU awards, which represent 50% of the value of the NEOs’ annual long-term incentive awards, are designed with a vesting factor tied to three-year TSR performance measured against RTSR goals, which are tied to the Peer Group. These
TSR-based
performance measures provide for an increased award payout opportunity in the event the Company’s TSR outperforms the pre-established
goals and, alternatively, a decreased award payout opportunity in the event of underperformance against these RTSR goals.

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COMPENSATION TABLES AND RELATED INFORMATION

CAP versus Net Income
SEC rules require that net income be presented as a performance measure in the Pay Versus Performance Table above. The Company does not use net income to determine compensation levels or incentive plan payouts, and therefore there was not total alignment between CAP and net income.
CAP versus CSM: EBIT
The following chart sets forth the relationship between CAP to PEO, Average CAP to
Non-PEO
NEOs, and our CSM, EBIT
(1)
, during the five most recently completed fiscal years.
Aside from our stock price performance, we believe that EBIT
(1)
is the most important financial metric that ties our NEOs’ compensation to our performance. Our year-over-year CAP outcomes do not always align proportionally with the year-over-year EBIT
(1)
outcomes because a significant portion of the sensitivity to our NEOs’ CAP is tied to our stock price. As such, in addition to EBIT
(1),
we expect that stock price
will
continue to have
a
significant impact on CAP.

Important Financial Performance Measures

The following table sets forth an unranked list of the most important financial performance measures, including the CSM, used by the Company to
link
CAP (for all NEOs) to Company performance for Fiscal 2025.

Absolute TSR

EBIT (1)

Relative TSR

(1)
EBIT is a
non-GAAP
or adjusted measure. EBIT represents operating income, as reported in our consolidated financial statements, before interest expense and income taxes and excludes any asset impairment and restructuring charges, as determined by the Compensation Committee.
See
Appendix A of this Proxy Statement for additional detail on adjusted results and other important information regarding the use of
non-GAAP
or adjusted measures.

2026 Proxy Statement	|	79

PROPOSAL FIVE: APPROVAL OF AN AMENDMENT AND RESTATEMENT OF THE 2023 STOCK AWARD AND INCENTIVE PLAN

Background and Summary of A&R Plan

At the 2026 Annual Meeting, stockholders will be asked to approve an amendment and restatement of the American Eagle Outfitters, Inc. 2023 Stock Award and Incentive Plan (the “2023 Plan” and, as amended and restated as proposed herein, the “A&R Plan”). To enable the Company to continue offering meaningful equity-based incentives to key employees, non-employee directors, and consultants, the Board believes that it is both necessary and appropriate to increase the number of shares available for these purposes.

As a result, on May 5, 2026, our Board, on the recommendation of the Compensation Committee, unanimously approved and adopted the A&R Plan, subject to stockholder approval, to: (i) increase the number of shares available for issuance under the 2023 Plan by 9,680,000 shares; (ii) extend the term of the 2023 Plan from 2033 to 2036; and (iii) increase the limit on awards to non-employee directors from $750,000 to $1,000,000. The A&R Plan also makes certain clarifying and other changes to the terms of the 2023 Plan. The A&R Plan will not take effect unless stockholders approve it at the 2026 Annual Meeting.

If approved by stockholders at the 2026 Annual Meeting, the A&R Plan will be effective upon such approval (the “Restated Effective Date”), replace the 2023 Plan as currently in effect, and apply to all awards granted under the A&R Plan on or after the Restated Effective Date. Awards granted under the 2023 Plan prior to the Restated Effective Date will continue to be governed by the terms of the 2023 Plan prior to amendment and restatement. If the A&R Plan is not approved by the Company’s stockholders, the 2023 Plan will remain in effect as it existed immediately prior to the 2026 Annual Meeting, and awards may continue to be made thereunder until the 2023 Plan terminates or is superseded.

Purpose

As discussed in the Compensation Discussion and Analysis, our compensation philosophy emphasizes equity-based awards because they align the interests of our executive officers, directors, and key employees with those of our stockholders, encourage long-term retention, and incentivize long-term value creation. The ability to grant equity compensation awards also helps us remain competitive in retaining and attracting highly qualified employees and directors upon whom, in large measure, our future growth and success depend.

In general, the purpose of the A&R Plan is to aid the Company in attracting, retaining, motivating, and rewarding eligible employees, non-employee directors, and consultants. The A&R Plan aims to provide competitive compensation opportunities, recognize individual contributions, reward achievement of Company goals, and promote the creation of long-term value for stockholders.

Stockholder-Aligned Plan Features

The Board believes that the A&R Plan will continue to promote the interests of stockholders in a manner consistent with principles of good corporate governance, including:

✓

Reserve Shares for Future Equity Awards. The A&R Plan will reserve a number of shares that we believe will be sufficient to enable us to grant equity awards, which is a critical component of our compensation program that is designed to attract, motivate, and retain employees, including our executive officers, non-employee directors, and consultants, whom we expect will contribute to our financial success.

✓	Independent Committee. The A&R Plan will be administered by our Compensation Committee, which is composed entirely of independent directors who meet NYSE standards for independence.

✓

No Discounted Options or SARs. All options and stock appreciation rights (“SARs”) awarded under the A&R Plan must have an exercise or base price that is not less than the fair market value of a share of common stock on the date of grant.

✓

Limits on Non-Employee Director Awards. The A&R Plan contains a limit on the aggregate value of equity awards that may be made, together with any cash fees that may be paid, to non-employee directors in a year.

✓	Minimum Vesting. Under the A&R Plan, awards generally may not vest in less than one year from the date of grant, subject to certain exceptions discussed below.

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PROPOSAL FIVE: APPROVAL OF THE 2023 STOCK AWARD AND INCENTIVE PLAN

✓

No Repricing. The A&R Plan prohibits any repricing of options and SARs or cash buyouts of underwater options and SARs, unless approved by stockholders or in connection with a corporate transaction involving the Company.

✓

No Liberal Share Recycling of Options or SARs. Shares underlying options and SARs issued under the A&R Plan will not be recycled into the share pool under the A&R Plan if they are withheld in payment of the exercise price of the award or to satisfy tax withholding obligations in respect of such awards.

✓

Restrictions on Dividends and Dividend Equivalents. The A&R Plan prohibits participants from receiving current dividends or dividend equivalents that are paid before the underlying award vests and is paid.

✓	Performance Awards. Under the A&R Plan, the Compensation Committee may grant performance-based awards to ensure alignment between the interests of award recipients with those of our stockholders.

✓	No “Evergreen” Provision. The A&R Plan does not contain an “evergreen” provision pursuant to which shares authorized for issuance may be automatically replenished.

✓	No Single-Trigger Acceleration. The A&R Plan does not provide for automatic vesting acceleration of awards in connection with a change in control of the Company.

✓	No Liberal Change in Control Definition. The A&R Plan defines change in control based on the consummation of the transaction rather than the announcement or stockholder approval of the transaction.

✓

Clawback Policy. Awards under the A&R Plan will be subject to clawback under any applicable Company clawback policy approved by the Board or Compensation Committee. Additionally, the A&R Plan provides for the cancellation or forfeiture of an award (including time-based awards), in full or in part, in the event that the award recipient engages in misconduct related to the restatement of financial statements.

✓	No Tax Gross-Ups. The A&R Plan does not provide for tax gross-ups with respect to awards.

Determination of Shares To Be Available for Issuance

Increase in Share Pool

The aggregate number of shares of the Company’s common stock that may be issued under the A&R Plan is (i) 9,680,000 shares, plus (ii) any shares that remained available for issuance under the 2023 Plan as of immediately prior to the Restated Effective Date, plus (iii) any Returning Shares (as defined below), subject to proportionate adjustment in the event of stock splits and similar events. Such shares may be used for all forms of awards under the A&R Plan and also may be used to settle awards outstanding under the Company’s 2017 Stock Award and Incentive Plan, as Amended and Restated, and the 2020 Stock Award and Incentive Plan (collectively the “Prior Plans”), to the extent shares are not available under the applicable Prior Plan.

When deciding on the number of shares to be available for awards under the A&R Plan, the Board considered a number of factors, including the number of shares available under the 2023 Plan, the number of shares needed for future awards, a dilution analysis, and the current and future accounting expenses associated with our equity award practices.

Based on our current equity award practices, the Board estimates that the authorized shares under the A&R Plan may be sufficient to provide us with an opportunity to grant equity awards for approximately three years, in amounts determined appropriate by the Compensation Committee, which will administer the A&R Plan (as discussed below). This is only an estimate, and circumstances could cause the share reserve to be used more quickly or more slowly. These circumstances include, but are not limited to, the future price of shares of our common stock, the mix of cash, options and full value awards provided as long-term incentive compensation, grant amounts provided by our competitors, payout of performance-based awards in excess of target in the event of superior performance, hiring activity, and promotions during the next few years.

2026 Proxy Statement	|	81

PROPOSAL FIVE: APPROVAL OF THE 2023 STOCK AWARD AND INCENTIVE PLAN

Overhang as of January 31, 2026

The following table sets forth certain information as of January 31, 2026, unless otherwise noted, with respect to the Company’s equity compensation plans:

Stock Options/SARs Outstanding	4,543,000
Weighted-Average Exercise Price of Outstanding Stock Options/SARs	$16.34
Weighted-Average Remaining Term of Outstanding Stock Options/SARS	3.8
Total Stock-Settled Full-Value Awards Outstanding	5,438,000
Remaining shares available for grant under the 2023 Plan*	7,350,547
Additional shares being requested under the A&R Plan	9,680,000
Basic common shares outstanding as of the Record Date (May 1, 2026)	167,518,730

*

For reference purposes, the remaining shares available for grant under the 2023 Plan is denoted as of January 31, 2026. The number of shares to be rolled-over into the A&R Plan will be equal to the actual number of shares which remain available for grant under the 2023 Plan as of the Restated Effective Date.

Dilution Analysis

Our Board recognizes the impact of dilution on our stockholders and has evaluated this share request carefully in the context of the need to motivate, retain, and ensure that our leadership team and key employees are focused on our strategic priorities. The total fully-diluted overhang as of January 31, 2026, including the new share request, would be 13.9%. In this context, fully-diluted overhang is calculated as the sum of grants outstanding and shares available for future awards (numerator) divided by the sum of the numerator and basic common shares outstanding, with all data effective as of January 31, 2026. The Board believes that this number of shares of common stock represents a reasonable amount of potential equity dilution, which will allow us to continue awarding the equity awards that are vital to our equity compensation program.

Burn Rate

The table below sets forth the following information regarding the awards granted under the 2023 Plan: (i) the burn rate for each of the last three fiscal years and (ii) the average burn rate over the last three fiscal years. The burn rate for a year has been calculated as follows:

All Stock Options Granted in the Applicable Fiscal Year	÷	Weighted Average Number of Shares of Common Stock Outstanding for the Applicable Fiscal Year
+
All Full Value Awards Granted in the Applicable Fiscal Year (time-based awards valued when granted and performance-based awards valued when earned/vested)

Award Type	Fiscal 2023	Fiscal 2024	Fiscal 2025	3-Yr. Avg.
A) Stock Options Granted	1,051,000	525,000	1,343,000
B) Restricted Stock Granted	1,939,000	1,101,000	2,109,000
C) Performance Shares Earned*	421,000	257,000	563,000
D) Total Full-Value Shares (Performance Shares Earned) (B+C)	2,360,000	1,358,000	2,672,000
E) Total Grants (Performance Shares Earned) (A+D)	3,411,000	1,883,000	4,015,000
F) Weighted Avg. Shares Outstanding	195,646,000	193,056,000	172,165,000
Burn Rate % (Performance Shares Earned) (E ÷ F)	1.74%	0.98%	2.33%	1.68%

*

For purposes of the foregoing table, we calculated the burn rate based on the applicable number of performance-based awards earned during each applicable fiscal year. For reference the number of performance awards granted during the foregoing 3-year period was as follows: 1,096,000 in Fiscal 2025, 500,000 in Fiscal 2024, and 958,000 in Fiscal 2023.

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PROPOSAL FIVE: APPROVAL OF THE 2023 STOCK AWARD AND INCENTIVE PLAN

The Board believes that our compensation program, and particularly the granting of equity awards, allows us to align the interests of eligible participants who are selected to receive awards with those of our stockholders. The A&R Plan is designed to enable us to formulate and implement a compensation program that will attract, motivate and retain executive officers and other key employees, non-employee directors, and consultants who we expect will contribute to our financial success. The Board believes that awards granted pursuant to the A&R Plan are a vital component of our compensation program and, accordingly, that it is important that an appropriate number of shares of stock be authorized for issuance under the A&R Plan.

Description of the A&R Plan

A copy of the A&R Plan is attached to this Proxy Statement as Appendix D. The following description of certain features of the A&R Plan is qualified in its entirety by reference to the full text of the A&R Plan.

Plan Administration

The A&R Plan will be administered by the Compensation Committee (for purposes of this Proposal No. 5, the “Committee”) or such other committee of the Board as may be designated by the Board to administer the A&R Plan. Each member of such Committee must be a “non-employee director” as defined in Rule 16b-3 under the Exchange Act, and an independent director under the NYSE listing standards. The full Board may perform any function of the Committee except to the extent limited by NYSE rules, in which case the term Committee refers to the Board.

The Committee has the authority under the A&R Plan to (i) select eligible persons to become participants; (ii) grant awards; (iii) determine the type and number of awards, the dates on which awards may be exercised and on which the risk of forfeiture or deferral or restricted period relating to awards will lapse or terminate, the acceleration of any such dates, the expiration date of any award, whether, to what extent, and under what circumstances an award may be settled, or the exercise price of an award may be paid, in cash, shares of common stock, other awards, or other property, and other terms and conditions of, and all other matters relating to, awards; (iv) prescribe award agreements and rules and regulations for the administration of the A&R Plan and, in each case, applicable amendments; (v) construe and interpret the A&R Plan and award agreements and correct defects, supply omissions, or reconcile inconsistencies; and (vi) make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the A&R Plan. Decisions of the Committee with respect to the administration and interpretation of the A&R Plan will be final, conclusive, and binding.

Authorized Shares

The aggregate number of shares of the Company’s common stock that may be issued under the A&R Plan is (i) 9,680,000 shares, plus (ii) any shares that remained available for issuance under the 2023 Plan as of immediately prior to the Restated Effective Date, plus (iii) any Returning Shares (as defined below), subject to proportionate adjustment in the event of stock splits and similar events.

Shares of common stock to be issued under the A&R Plan may be authorized but unissued shares of our common stock or previously-issued shares acquired by the Company (treasury stock), including shares of common stock purchased by the Company on the open market for purposes of the A&R Plan, subject in all cases to applicable law or regulation. As of May 1, 2026, the closing price of a share of our common stock was $16.94.

Share Counting Provisions

Each share underlying stock-settled awards will count as one share against the aggregate number of shares available for issuance under the A&R Plan. For purposes of share counting, the number of shares to which an award relates will be counted against the aggregate share reserve at the grant date of the award, unless such number of shares cannot be determined at that time, in which case the number of shares actually distributed pursuant to the award shall be counted against the share reserve at the time of distribution. Awards related to or retroactively added to, or granted in tandem with, substituted for or converted into, other awards will be counted or not counted against the share reserve in accordance with procedures adopted by the Committee or its designee so as to ensure appropriate counting, but to avoid double counting.

Shares subject to awards, or outstanding awards under a Prior Plan, that terminate or expire unexercised, or are canceled, forfeited, or lapse for any reason, shares underlying awards that are ultimately settled in cash or property other than shares, and shares that are tendered by the participant or withheld by the Company to satisfy any tax withholding obligation with respect to an award other than an option or SAR (collectively, “Returning Shares”), will again become available for future grants of awards under the A&R Plan. Under the A&R Plan, the following shares will not be used to replenish the plan share reserve: (i) shares

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PROPOSAL FIVE: APPROVAL OF THE 2023 STOCK AWARD AND INCENTIVE PLAN

delivered by the participant or withheld from an option to pay the exercise price; (ii) shares delivered or withheld for the purpose of satisfying a tax withholding obligation relating to an option or SAR; (iii) shares not issued or delivered as a result of the net settlement of an outstanding option or SAR; and (iv) shares repurchased on the open market with the proceeds of option exercises.

Eligibility

The Committee selects participants from among the employees, non-employee directors, and consultants of the Company and its affiliates. As of May 1, 2026, approximately 550 employees (including 5 executive officers) and 6 non-employee directors would be eligible to participate in the A&R Plan. Based upon Company practice, we do not currently expect to grant equity awards to consultants under the A&R Plan. Because our executive officers and non-employee directors are eligible to receive awards under the A&R Plan, they may be deemed to have a personal interest in the approval of this Proposal No. 5.

Limitations on Awards to Non-Employee Directors

Notwithstanding any other provision of the A&R Plan to the contrary, the maximum number of shares subject to awards granted during a single fiscal year to any non-employee director, taken together with any cash fees paid to such non-employee director during the fiscal year in respect of such director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), cannot exceed $1,000,000 in total value (calculating the value of any such awards based on the grant date fair value of such awards for financial reporting purposes). The Committee may make exceptions to this limit for a non-executive chair of the Board or, in extraordinary circumstances, for other individual non-employee directors, as the Committee may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

Types of Awards

The A&R Plan provides for grants of options, SARs, restricted stock, restricted stock units, and other awards convertible into or otherwise based on shares of our stock. Any award may be granted as a performance-based award. Dividend equivalents may also be provided in connection with an award under the A&R Plan, other than with respect to options or SARs. Such dividend equivalents will be subject to the same vesting terms as applied to the original award to which it relates.

•

Stock options provide the holder with the option to purchase shares of Company common stock and may be designated under the Internal Revenue Code of 1986, as amended (the “Code”), as nonstatutory stock options (which may be granted to all participants) or incentive stock options (“ISOs”) (which may be granted to officers and employees, but not to non-employee directors). The maximum aggregate number of shares to which ISOs may be granted under the A&R Plan may not exceed 5,000,000 shares. The exercise price of an option cannot be less than the fair market value of a share of common stock on the grant date, and in the case of an ISO granted to a 10% or more stockholder of the Company, the per share exercise price cannot be less than 110% of the fair market value of a share of common stock on the grant date. The term of an option cannot exceed 10 years from the date of grant (or five years from the date of grant in the case of an ISO granted to a 10% or more stockholder of the Company).

•

SARs give the holder the right to receive the difference (payable in cash or stock, as specified in the award agreement) between the fair market value per share of Company common stock on the date of exercise over the base price of the award. The base price of a SAR cannot be less than the fair market value of a share of common stock on the grant date, and the term of a SAR cannot exceed 10 years from the date of grant.

•	Restricted stock is subject to restrictions on transferability and subject to forfeiture on terms set by the Committee.

•

Restricted stock units represent the right to receive shares of common stock (or an equivalent value in cash or other property, as specified in the award agreement) at a designated time in the future (i.e., following the end of a specified restricted period).

•

Performance-based awards represent restricted stock, restricted stock units, or other awards that provide the holder with right to receive cash, shares of common stock, or other property, or any combination thereof, based on the achievement, or the level of achievement, of one or more performance goals during a specified performance period, as established by the Committee.

•

Awards in lieu of obligations. The Committee may grant stock as a bonus or grant awards in lieu of other obligations of the Company to pay cash or deliver other property under the A&R Plan or other plans or compensatory arrangements, subject to terms as established by the Committee.

•

Dividend equivalents entitle the participant to payments (or an equivalent value payable in stock or other property) equal to any dividends paid on the shares underlying an award other than a stock option or SAR. No dividends or dividends equivalents may be paid before the underlying award vests.

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PROPOSAL FIVE: APPROVAL OF THE 2023 STOCK AWARD AND INCENTIVE PLAN

•

Other stock-based awards may be granted under the A&R Plan, which are denominated or payable in, valued in whole or in part by reference to, or otherwise based on shares of our common stock. Cash awards also may be granted under the A&R Plan.

Minimum Vesting Requirement

The Committee has the authority to determine the vesting schedule applicable to each award. Awards granted under the A&R Plan will include vesting schedules under which no portion of the award will vest earlier than one year from the date of grant, other than: (i) substitute awards granted in connection with awards that are assumed, converted, or substituted pursuant to a merger, acquisition, or similar transaction; (ii) shares delivered in lieu of fully vested cash obligations; (iii) awards to non-employee directors that vest on earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders that is at least 50 weeks after the immediately preceding year’s annual meeting; and (iv) any additional awards, up to a maximum of 5% of the available share reserve authorized for issuance under the A&R Plan (subject to adjustment). The Compensation Committee has discretion to provide for accelerated exercisability or vesting of any award, including in cases of termination of service, death, disability, or a change in control, in the terms of the award agreement or otherwise.

No Repricing

Except in connection with an equitable adjustment or a change in control, without the prior approval of the Company’s stockholders, no option or SAR may be amended to reduce the exercise price or base price, as applicable, below the exercise or base price as of the date the option or SAR was granted. In addition, and except in connection with an equitable adjustment or a change in control, without the prior approval of the Company’s stockholders, no option or SAR may be cancelled or surrendered in exchange for another award or cash when the exercise or base price, as applicable, exceeds the fair market value of one share of stock, and no option or SAR may be granted in exchange for, or in connection with, the cancellation or surrender of an option or SAR having a higher exercise or base price.

Termination of Service

The Committee determines the effect of termination of employment or service on an award. Unless otherwise provided by the Committee, except in connection with a change in control, upon a termination of employment all unvested options and SARs will terminate, and all other unvested awards will be forfeited.

Performance Criteria

The performance criteria used by the Committee in establishing goals for performance-based awards may consist of one or more criteria, on a consolidated basis or with respect to specific subsidiaries or business units of the Company, as determined by the Committee, including, without limitation:

•

Earnings or profitability measures (which include (i) net income; (ii) operating income; (iii) income (loss) per common share from continuing operations, either basic or fully diluted; (iv) net income (loss) per common share, either basic or fully diluted; (v) earnings before interest, taxes, depreciation, and amortization; (vi) earnings before interest and taxes; (vii) any pre-established derivative of revenue (gross, operating, or net); (viii) pre-tax operating income; (ix) inventory turnover or inventory shrinkage; (x) sales growth and volumes; (xi) percentage increase in total net revenue or comparable sales; and (xii) economic profit or value created);

•

Expense and efficiency measures (which include (i) gross margins, cost of goods sold, mark-ups or mark-downs; (ii) operating margins; (iii) selling, general and administrative (SG&A) expense; and (iv) other pre-established operating expenses);

•	Return measures (which include (i) total stockholder return; (ii) stock price; (iii) return on assets; (iv) return on investment; (v) return on capital; and (vi) return on equity);

•	Cash flow measures (which include (i) cash flow; (ii) free cash flow; (iii) cash flow return on investment; and (iv) net cash provided by operations);

•	Achievement of balance sheet, income statement, or cash-flow statement objectives;

•

Strategic or operational business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic expansion or new concept development goals; cost targets; customer satisfaction; employee satisfaction; human resources goals, including staffing, training and development and succession planning; supervision of litigation and information technology; corporate responsibility values measures that may be objectively determined, including ethics compliance or sustainability measures, and safety; and goals relating to acquisitions or divestitures of affiliates; and

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•	Other financial, operational, strategic, or individual performance criteria.

Performance criteria may be established on a Company-wide basis or with respect to one or more business units, divisions, or affiliates and may be expressed in absolute terms, or relative to (i) current internal targets or budgets, (ii) past performance of the Company (including the performance of one or more business units, divisions, or affiliates), (iii) performance of one or more peer companies, (iv) performance of a broad market index or an index covering a peer group of companies, or (v) other internal or external measures of the selected performance criteria, including on an individual basis, as appropriate.

Performance criteria that are financial metrics may be determined in accordance with GAAP or financial metrics that are based on, or able to be derived from GAAP, and may be adjusted when established or at any time thereafter to include or exclude any items otherwise includable or excludable under GAAP. Without limiting the generality of the immediately preceding sentence, the determination of performance with respect to a performance criteria may include or exclude: (i) items that are unusual in nature and items that are infrequently occurring; (ii) changes in applicable laws, regulations, or accounting principles; (iii) other events such as restructurings, discontinued operations, asset write-downs, significant litigation or claims, judgments, or settlements, acquisitions or divestitures, reorganizations or changes in the corporate structure or capital structure of the Company, foreign exchange gains and losses, change in the fiscal year of the Company, business interruption events, unbudgeted capital expenditures, unrealized investment gains and losses, and impairments; or (iv) such other factors as the Committee may determine.

Transferability

In general, awards under the A&R Plan may not be transferred except by will or by the laws of descent and distribution, unless (for awards other than incentive stock options) otherwise provided by the Committee in accordance with the terms of the A&R Plan. For the avoidance of doubt, no awards may be transferred for value or consideration.

Forfeiture Provisions and Clawback; Hedging and Pledging Policies

The Committee may condition an award (or the right to receive underlying shares, cash, or other property) upon the participant’s compliance with non-compete, non-solicit, non-disparagement, and confidentiality provisions.

All awards and amounts payable under the A&R Plan are subject to the terms of any applicable clawback policies approved by the Board or Committee, as in effect from time to time (including, without limitation, a clawback policy required to be implemented by an applicable stock exchange), whether approved before or after the date of an award. The A&R Plan also provides that awards (including time-based awards) are subject to forfeiture in the event that a participant engages in misconduct that causes or partially causes the need for restatement of financial statements that would have resulted in a lower award where the payment was predicated upon the achievement of certain financial results.

Additionally, all awards under the A&R Plan are subject to any applicable trading policies and other policies, including without limitation anti-hedging or pledging policies, that may be approved or implemented by the Board or the Committee from time to time, whether or not approved before or after the Restated Effective Date.

Change in Control Provisions

Unless otherwise provided in the award agreement or another operative agreement, the following provisions will apply in the case of a “Change in Control” of the Company (as defined in the A&R Plan):

With respect to awards assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control, if within 18 months after the effective date of the Change in Control, a participant’s employment is terminated without “Cause” (as such term is defined in the A&R Plan), then:

•

all of the participant’s outstanding options, SARs, and other outstanding awards (including awards equitably converted or substituted in connection with a Change in Control) pursuant to which the participant may have exercise rights will become fully vested and remain exercisable for a period of 90 days (or such longer period as provided in the award agreement) or until the earlier expiration of the original term of the option or SAR;

•

all time-based vesting restrictions on the participant’s outstanding awards will lapse as of the date of termination, and payment of such awards will be made within 30 days after the date of the participant’s termination; and

•

in the case of a performance-based award, the value of such award will be converted into time-based restricted stock or RSUs and will vest at the end of the performance period, subject to the provisions set forth immediately above, with the value of the award measured as follows: (i) if 50% or more of the applicable performance period has been completed as of the date of the

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Change in Control, then the value of such award will be converted into restricted stock or RSUs based on performance as of the time of the Change in Control (if reasonably determinable); or (ii) if (x) less than 50% of the performance period has been completed as of the date of the Change in Control or (y) performance is not reasonably determinable as of the date of the Change in Control, then the value of such award will be converted into restricted stock or RSUs based on the award’s target level value.

Upon the occurrence of a change in control in which awards are not assumed by the surviving entity or otherwise equitably converted or substituted in connection with the change in control:

•

all outstanding options, SARs, and other outstanding awards to which participants may have exercise rights will become fully vested and remain exercisable for a period of 90 days (or such longer period as provided in the award agreement) or until the earlier expiration of the original term of the option or SAR, provided that the Committee may instead provide for payment equal to the difference between the consideration (consisting of cash or other property (including securities of a successor or parent corporation) received by holders of stock in the Change in Control transaction and the exercise price of the applicable option or SAR, if such difference is positive; provided, further, however, that any option or SAR whose exercise price is greater than the per share consideration received by holders of the underlying shares of stock in connection with the Change in Control shall be canceled without payment of any consideration;

•	time-based vesting restrictions on outstanding awards will lapse, and payment of such awards will be made at the time of the Change in Control; and

•

all performance criteria and other conditions to payment of outstanding performance-based awards will be deemed to be achieved or fulfilled, measured as follows: (i) if 50% or more of the applicable performance period has been completed as of the date of the Change in Control, then the value of such award will be based on performance as of the time of the Change in Control (if reasonably determinable); or (ii) if (x) less than 50% of the performance period has been completed as of the date of the Change in Control or (y) performance is not reasonably determinable as of the date of the Change in Control, then the value of such award will be based on the award’s target level value, and payment of such awards on the applicable basis shall be made or otherwise settled at the time of the Change in Control.

Notwithstanding the foregoing, to the extent required by Code Section 409A, an award will vest on the basis described above but remain payable on the date(s) provided in the underlying award agreements.

Adjustment

In the event of a merger, reorganization, recapitalization, stock dividend, stock split, or other change in corporate structure affecting our common stock, the Committee shall make adjustments in the aggregate number and kind of shares reserved for issuance under the A&R Plan, in the maximum number of shares that may be granted in any calendar year to any participant, in the number, kind, and exercise price of shares subject to outstanding awards, and such other adjustments as it may determine to be appropriate to ensure that participants are treated equitably and there is no dilution or enlargement of rights.

Amendment and Termination

Unless earlier terminated by action of the Board, the authority of the Committee to make grants under the A&R Plan shall terminate on the tenth anniversary of the Restated Effective Date.

The Board may amend, suspend, or terminate the A&R Plan at any time, except that no amendment, suspension, or termination may be made without the approval of the Company’s stockholders if required by applicable law or stock exchange listing requirement, or if the amendment, alteration, or other change materially increases the benefits accruing to participants, increases the number of shares available under the A&R Plan, or if the Board in its discretion determines that obtaining such stockholder approval is for any reason advisable. For avoidance of doubt, the rights of a participant will not be deemed to have been altered or impaired in any materially adverse respect if, without the consent of the participant, the Committee amends an award to: (i) clarify the manner of exemption from, or to bring the award into compliance with, Code Section 409A; (ii) to correct clerical or typographical errors; or (iii) to comply with other applicable laws. Without the prior approval of the Company’s stockholders, the A&R Plan may not be amended to permit the repricing of options or SARs, directly or indirectly.

The Committee may amend or terminate outstanding awards; however, such amendments may require the consent of the participant.

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Certain Material U.S. Federal Income Tax Consequences

The following is a brief summary of the principal U.S. federal income tax consequences with respect to the Company and A&R Plan participants and is based upon an interpretation of present U.S. federal income tax laws, regulations and decisions, all of which are subject to change. This summary is intended for general information only and does not purport to be a complete analysis of all of the potential tax effects of the A&R Plan or constitute tax advice to the participants. State, local, and foreign tax consequences are not discussed, and may vary from jurisdiction to jurisdiction. Tax consequences may vary with the identity of the recipients and the method of payment or settlement. The Company does not provide tax advice to participants and each participant should rely on his or her own tax advisers regarding federal income tax treatment under the A&R Plan. To the extent that any awards under the A&R Plan are subject to Code Section 409A, the following discussion assumes that such awards will be designed to conform to the requirements of Code Section 409A and the regulations promulgated thereunder (or an exception thereto); provided, however, the Company makes no representation that any or all of the awards or payments under the A&R Plan will be exempt from or comply with Code Section 409A, and makes no undertaking to preclude Code Section 409A from applying. The A&R Plan is not subject to the protective provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Code Section 401(a).

Nonstatutory Stock Options

There will be no federal income tax consequences to the optionee or to the Company upon the grant of a nonstatutory stock option under the A&R Plan. When the optionee exercises a nonstatutory stock option, however, he or she will recognize ordinary income in an amount equal to the excess of the fair market value of the stock received upon exercise of the stock option at the time of exercise over the exercise price, and the Company will be allowed a corresponding federal income tax deduction, subject to any applicable limitations under Code Section 162(m). Any gain (or loss) that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain (or loss), depending on how long the shares were held. The capital gain (or loss) will be short-term if the option shares are disposed of within one year after the nonstatutory stock option is exercised, and long-term if the option shares are disposed of more than 12 months as of the sale date.

Incentive Stock Options

Options issued under the A&R Plan and designated as incentive stock options are intended to qualify as such under Code Section 422. Under the provisions of Code Section 422 and the related regulations promulgated thereunder, there will be no federal income tax consequences to the optionee or to the Company upon the grant or exercise of an incentive stock option (note, however, that the difference between the fair market value of the option shares at the time of exercise and the exercise price will be an item of adjustment for purposes of determining the optionee’s alternative minimum taxable income). If the optionee holds the option shares for the required holding period of at least two years after the date of grant and one year after exercise, the difference between the exercise price and the amount realized upon sale or disposition of the option shares will be long-term capital gain or loss, and the Company will not be entitled to a federal income tax deduction. If the optionee disposes of the option shares in a sale, exchange or other disqualifying disposition before the required holding period ends, in general, he or she will recognize taxable ordinary income in an amount equal to the excess of the fair market value of the option shares at the time of exercise over the exercise price (and capital gain on the excess, if any, of the amount realized on the disqualifying disposition over the fair market value of the shares of common stock at the time of exercise), and the Company generally will be allowed a federal income tax deduction equal to such amount, subject to any applicable limitations under Code Section 162(m). Any gain that the optionee realizes when he or she later sells or disposes of the option shares will be short-term or long-term capital gain, depending on how long the optionee held the shares.

Stock Appreciation Rights

SARs are treated very similarly to non-statutory stock options for federal tax purposes. A participant receiving a SAR under the A&R Plan will not recognize income, and the Company will not be allowed a federal income tax deduction, at the time the award is granted. When the participant exercises the SAR, however, he or she will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of stock (or cash) received upon exercise of the SAR at the time of exercise over the exercise price, and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). If the SAR is paid in stock, then any gain (or loss) that the participant realizes when he or she later sells or disposes of the SAR shares will be short-term or long-term capital gain (or loss), depending on how long the shares were held. The capital gain (or loss) will be short-term if the SAR shares are disposed of within one year after the SAR is exercised, and long-term if the SAR shares were held for more than 12 months after exercise.

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Restricted Stock

Unless a participant makes an election to accelerate recognition of the income to the date of grant as described below, a participant will not recognize income, and the Company will not be allowed a federal income tax deduction, at the time a restricted stock award is granted, provided that the restricted stock is nontransferable and has not vested (i.e., is no longer subject to a substantial risk of forfeiture). When the restrictions lapse, the participant will recognize compensation taxable as ordinary income in an amount equal to the fair market value of the vested stock as of that date (less any amount, if any, he or she paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

If the participant files an election with the Internal Revenue Service under Code Section 83(b), with adequate notice to the Company, within 30 days after the date of grant of the restricted stock, he or she will recognize ordinary income as of the date of grant, as if the stock was unrestricted, equal to the fair market value of the stock as of that date (less any amount paid for the stock), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). Any future appreciation in the stock will be taxable to the participant at capital gains rates. However, if the stock is later forfeited, the participant will not be entitled to any deduction, refund, or loss for tax purposes with respect to the tax previously paid pursuant to the Code Section 83(b) election.

If an election under Code Section 83(b) has not been made, any dividends received with respect to the restricted stock award prior to the lapse of the restrictions will be treated as additional compensation that is taxable as ordinary income to the participant. The Company will be entitled to a deduction in the same amount and at the same time that the participant recognizes ordinary income. Upon the sale of the vested common stock, the participant will realize short-term or long-term capital gain or loss depending on the holding period. The holding period generally begins when the restriction period expires. If the recipient timely made an election under Code Section 83(b), the holding period commences on the date of the grant.

Restricted Stock Units

A participant will not recognize income, and the Company will not be allowed a federal income tax deduction, at the time of grant of a restricted stock unit. Rather, upon receipt of cash, stock or other property in settlement of a restricted stock unit award, the participant will recognize ordinary income equal to the fair market value of the stock or other property as of that date (less any amount he or she paid for the stock or other property), and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m). If the recipient receives shares of stock upon settlement, then, upon disposition of such shares, appreciation or depreciation after the settlement date is treated as either short-term or long-term capital gain, depending on how long the shares have been held.

Performance-Based Awards.

A participant will not recognize income, and the Company will not be allowed a federal income tax deduction, at the time a performance-based award is granted (for example, when the performance goals are established). Upon receipt of cash, stock, or other property in settlement of a performance-based award, the participant will recognize ordinary income equal to the cash, stock, or other property received, and the Company will be allowed a corresponding federal income tax deduction at that time, subject to any applicable limitations under Code Section 162(m).

Other Equity-Based Awards and Other Cash Awards

A participant will recognize ordinary income upon receipt of cash pursuant to a cash award and the Company will generally be entitled to a deduction equal to the amount of ordinary income realized by the participant, subject to any applicable limitations under Code Section 162(m). The federal income tax consequences of other equity-based awards will depend on how the awards are structured. Generally, the Company will be entitled to a deduction with respect to other equity-based awards only to the extent that the recipient realized compensation income in connection with such awards.

Code Section 409A

Section 409A of the Code (“Section 409A”) applies to compensation that individuals earn in one year but that is not paid until a future year. This is referred to as nonqualified deferred compensation. Section 409A, however, does not apply to qualified plans (such as a Section 401(k) plan) and certain welfare benefits. If deferred compensation covered by Section 409A meets the requirements of Section 409A, then Section 409A has no effect on the individual’s taxes. The compensation is taxed in the same manner as it would be taxed if it were not covered by Section 409A. If a deferred compensation arrangement does not meet the requirements of Section 409A, the compensation is subject to accelerated taxation in the year in which such compensation is no

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longer subject to a substantial risk of forfeiture and certain additional taxes, interest, and penalties, including a 20% additional income tax. Section 409A has no effect on Federal Insurance Contributions Act (Social Security and Medicare) tax.

The A&R Plan permits the grant of various types of incentive awards, which may or may not be exempt from Section 409A. Restricted stock awards, and stock options and SARs that comply with the terms of the A&R Plan, are designed to be exempt from the application of Section 409A. Restricted stock units and cash incentive awards granted under the A&R Plan, whether time-based or performance-based, would be subject to Section 409A unless they are designed to satisfy the short-term deferral exemption from such law. If not exempt, such awards must be specially designed to meet the requirements of Section 409A in order to avoid early taxation, certain additional taxes and/or interest charges. Awards under the A&R Plan are intended to comply with the requirements of Section 409A or an exception thereto. Notwithstanding, Section 409A may impose upon a participant certain taxes or interest charges for which the participant is responsible. Section 409A does not impose any penalties on the Company and does limit the Company’s deduction with respect to compensation paid to a participant, though the Company does have an obligation to withhold, remit, and report income and related taxes in compliance with the requirements of Section 409A.

Company Deduction

The Company generally may deduct any compensation or ordinary income recognized by the recipient of an award under the A&R Plan when recognized, subject to the limits of Code Section 162(m). Prior to 2018, Code Section 162(m) imposed a $1 million limit on the amount that a public company may deduct for compensation paid to a company’s chief executive officer or any of the company’s three other most highly compensated executive officers (other than the chief financial officer) who are employed as of the end of the year. This limitation did not apply to compensation that met Code requirements for “qualified performance-based compensation.”

The performance-based compensation exemption, the last day of the year determination date, and the exemption of the chief financial officer from Code Section 162(m)’s deduction limit have all been repealed under the Tax Cuts and Jobs Act of 2017 (“Tax Reform”), effective for taxable years beginning after December 31, 2017, such that awards paid under the A&R Plan to our covered current and former executive officers may not be deductible for such taxable years due to the application of the $1 million deduction limitation. However, under Tax Reform transition relief, compensation provided under a written binding contract in effect on November 2, 2017 that is not materially modified after that date continues to be subject to the performance-based compensation exception.

As in prior years, while deductibility of executive compensation for federal income tax purposes is among the factors the Committee considers when structuring our executive compensation, it is not the sole or primary factor considered. Our Board and the Committee retain the flexibility to authorize compensation that may not be deductible if they believe it is in our best interests.

Consequences of Change in Control

If a change in control of the Company causes awards under the A&R Plan to accelerate vesting or is deemed to result in the attainment of performance goals, the participants could, in some cases, be considered to have received “excess parachute payments,” which could subject participants to a 20% excise tax on the excess parachute payments and result in a disallowance of the Company’s deductions under Code Section 280G.

Tax Withholding

The Company and its affiliates have the right to deduct or withhold, or require a participant to remit to the Company and its affiliates, an amount sufficient to satisfy federal, state, and local taxes (including employment taxes) required by law to be withheld with respect to any exercise, lapse of restriction or other taxable event arising as a result of the A&R Plan.

New Plan Benefits

No awards have been granted under the A&R Plan. All future awards under the A&R Plan will be made at the discretion of the Committee and Board, as applicable. Therefore, the benefits and amounts that will be received or allocated under the A&R Plan in the future are not determinable at this time.

The Board recommends that the stockholders vote “FOR” the

approval of an amendment and restatement of the 2023 Stock Award and Incentive Plan.

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Equity Compensation Plan Table

The following table sets forth additional information as of the end of Fiscal 2025 about shares of our common stock that may be issued upon the exercise of options and other rights under our existing equity compensation plans and arrangements. The information includes the number of shares covered by, and the weighted average exercise price of, outstanding options and other rights and the number of shares remaining available for future grants excluding the shares to be issued upon exercise of outstanding options, warrants, and other rights.

	Column (a)	Column (b)	Column (c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by stockholders (1)	4,543,096	$16.34	7,350,547
Equity compensation plans not approved by stockholders (2)	—	—	4,595,645
Total	4,543,096	$16.34	11,946,192

(1)	Equity compensation plans approved by stockholders include the 2023 Plan, the 2020 Plan, and the 2017 Plan.

(2)

Equity compensation plan not approved by stockholders includes the Employee Stock Purchase Plan which was instituted prior to the NYSE listing requirement for stockholder approval of such plans and related to the open market purchase of Company stock by our employees through payroll deductions with a Company match of 15% on contributions up to $100 per payroll period as elected by such participating employees and pursuant to the terms of such plan.

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OWNERSHIP OF OUR SHARES

The following table shows, as of [May 5], 2026, unless otherwise noted, certain information with regard to the beneficial ownership of our common stock by (i) each person known by us to own beneficially more than 5% of the outstanding shares of common stock; (ii) each of our directors and director nominees; (iii) each named executive officer listed in the Summary Compensation Table; and (iv) all directors and current executive officers as a group.

Shares Beneficially Owned

	Common Stock(1)		Right to Acquire(2)		Total		Percent(3)

5% Beneficial Owners

BlackRock, Inc.(4)	[23,255,460	]	—		[23,255,460	]	[	]%

Jay L. Schottenstein(5) (8)	[10,931,325	]	[2,047,602	]	[12,978,927	]	[	]%

Vanguard Portfolio Management(6)	[10,440,147	]	—		[10,440,147	]	[	]%

Dimensional Fund Advisors LP(7)	[11,005,075	]	—		[11,005,075	]	[	]%

Directors, Director Nominees and Named Executive Officers(8)

Marisa A. Baldwin	[52,037	]	[63,434	]	[115,471	]

Sujatha Chandrasekaran	[57,617	]	[29,816	]	[87,433	]	*

Jennifer M. Foyle	[316,337	]	[870,885	]	[1,187,222	]	*

Beth M. Henke	[21,529	]	—		[21,529	]	*

Deborah A. Henretta	—		[87,593	]	[87,593	]	*

Michael A. Mathias	[139,206	]	[141,321	]	[280,527	]	*

Cary D. McMillan	—		[181,562	]	[181,562	]	*

Janice E. Page	[98,111	]	[3,660	]	[101,771	]	*

David M. Sable	[56,368	]	[47,104	]	[103,472	]	*

Noel J. Spiegel	—		[174,258	]	[174,258	]	*

All directors and executive officers as a group (11 persons in group)	[11,672,530	]	[3,647,235	]	[15,319,765	]	[	]%

*	Represents less than 1% of our shares of common stock.

(1)	Unless otherwise indicated, each of the stockholders has sole voting power and power to sell with respect to the shares of common stock beneficially owned.

(2)	Includes (a) shares for options exercisable within 60 days of [May 5], 2026 and (b) total deferred share units as well as the respective dividend equivalents.

(3)

Percent is based upon the [ ] shares outstanding at [May 5], 2026 and the shares that such stockholder has the right to acquire upon options exercisable within 60 days of [May 5], 2026, deferred share units and dividend equivalents, if applicable.

(4)

[In a Schedule 13G/A filed with the SEC on July 17, 2025, BlackRock, Inc. reported beneficial ownership of an aggregate amount of 23,255,460 shares. BlackRock, Inc. has sole voting power with respect to 22,854,225 shares, sole dispositive power with respect to 23,255,460 shares and shared voting power and shared dispositive power with respect to 0 shares. The address for BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.]

(5)

[For Mr. Schottenstein, the 12,978,927 shares disclosed in the table above consist of the following for which he has voting power: (1) sole power to vote and dispose as trustee of a trust that owns 6,300 shares; (2) sole power to vote and dispose of a revocable trust that owns 2,272,971 shares; (3) shared power to vote and dispose for trusts that own 3,069,617 shares; (4) sole power to vote and dispose of 2,047,602 shares for options exercisable within 60 days of [May 5], 2026; (5) sole power to vote and dispose of 0 shares for restricted stock units vesting within 60 days of [May 5], 2026; (6) 2,971,202 shares held by SEI, Inc. (SEI). Mr. Schottenstein serves as Chairman of SEI and has or shares voting power for 60.6% of SEI; and (7) 2,611,235 shares held by Schottenstein SEI, LLC (SSEI). (Mr. Schottenstein is the manager of SSEI.)

Excluded from the table are an aggregate of 3,311,078 shares held by various family trusts of which Mr. Schottenstein’s wife, Jean R. Schottenstein, has or shares voting power and of which Mr. Schottenstein is not deemed the beneficial owner. Together, Mr. and Mrs. Schottenstein are deemed the beneficial owners of 16,290,005 or [__]% of the Company’s common stock as of [May 5], 2026.]

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(6)

[In a Schedule 13G filed with the SEC on April 28, 2026, Vanguard Portfolio Management reported beneficial ownership of an aggregate amount of 10,440,147 shares. Vanguard Portfolio Management has sole voting power with respect to 98,551 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 10,440,147 shares, and shared dispositive power with respect to 0 shares. The address for Vanguard Portfolio Management is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.]

(7)

[In a Schedule 13G filed with the SEC on February 9, 2024, Dimensional Fund Advisors LP reported beneficial ownership of an aggregate amount of 11,005,075 shares. Dimensional Fund Advisors LP has sole voting power with respect to 10,794,773 shares, shared voting power with respect to 0 shares, sole dispositive power with respect to 11,005,075 shares, and shared dispositive power with respect to 0 shares. The address for Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, TX 78746.]

(8)

The address of each director, director nominee, and named executive officer shown in the table above is c/o American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, Pennsylvania 15203. Executive officers and directors are subject to stock ownership requirements. Please see the “Stock Ownership Requirements” section for a discussion of executive officer and director stock ownership requirements.

Stock Ownership Requirements

Board of Directors

Our Board has determined that each non-employee director should own common stock of the Company and has established the following ownership guidelines. Within five years of joining the Board, each non-employee director must hold stock of the Company worth at least five times the current annual cash base retainer amount of $65,000, or $325,000. The following forms of equity interests in the Company count toward the stock ownership requirement: shares purchased on the open market; shares obtained through stock option exercise; shares held as deferred stock units; shares held in benefit plans; shares held in trust for the economic benefit of the director or spouse or dependent children of the director; and shares owned jointly or separately by the spouse or dependent children of the director. Stock options do not count toward the stock ownership requirement.

As of the Record Date of this Proxy Statement, each director owned shares in excess of these guidelines.

Executive Officers

We have adopted stock ownership requirements to establish commonality of interest between management and stockholders, as well as to encourage executive officers to think and act like owners. By encouraging executive officers to accumulate and hold a minimum level of ownership, our compensation program ensures that pay remains at risk not only with regard to outstanding awards but also with regard to appreciation of vested awards. Eligible executive officers are required to own the equivalent value of a multiple of their salary. For Mr. Schottenstein, this multiple is six times and for the other NEOs, three times. This requirement can be met through various forms of equity, including personal holdings and equity incentive awards, such as restricted stock units. Unearned performance awards and unexercised stock options do not count toward ownership guideline attainment.

Executive officers who do not meet their requirements must retain 50% of their after-tax shares acquired through vesting or exercise of equity awards until the requirement is reached. The CEO considers compliance with the ownership requirements when recommending annual long-term incentive awards for the executive officers to the Compensation Committee. If an executive officer does not hold half of after-tax gains in our stock, he or she jeopardizes eligibility for future stock grants or awards. As of the Record Date of this Proxy Statement, the CEO, President and CFO are in compliance with their requirements. Ms. Baldwin, who was hired in September 2021 and Ms. Henke, who was promoted into an executive officer role in June 2025, are on track to meet the requirement within a reasonable timeline and are subject to trading restrictions until the requirement has been met.

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INFORMATION ABOUT THIS PROXY STATEMENT AND THE 2026 ANNUAL MEETING

Who is entitled to vote?

Stockholders of record at the close of business on May 1, 2026, the Record Date for the 2026 Annual Meeting, are entitled to vote at the 2026 Annual Meeting. As of the Record Date, there were 167,524,666 shares of common stock, par value $0.01 per share, outstanding and entitled to vote. Each share that you own entitles you to one vote.

What is the difference between owning shares as a Stockholder of Record and as a Beneficial Owner?

If your shares are registered directly in your name with the Company’s registrar and transfer agent, Computershare, you are considered the “stockholder of record” with respect to those shares. If your shares are held in a bank or brokerage account, you are considered the “beneficial owner” of those shares.

What is included in the Proxy Materials? What is a Proxy?

The proxy materials for our 2026 Annual Meeting include the Notice, this Proxy Statement and our Annual Report. If you received a paper copy of these materials, the proxy materials also include a proxy card or voting instruction form (“VIF”).

A proxy is your legal designation of another person to vote the shares you own. That other person is called a proxy.

We have designated the following three officers as proxies for the 2026 Annual Meeting: Michael A. Mathias, our Executive Vice President and Chief Financial Officer; Beth Henke, our Executive Vice President and Chief Legal Officer; and Jennifer B. Stoecklein, our Vice President of Corporate Governance and Corporate Secretary.

Why did I receive a Notice of Internet Availability of Proxy Materials?

We are furnishing proxy materials to our stockholders primarily via “Notice and Access” delivery pursuant to SEC rules. On May 15, 2026, we mailed to most of our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to gain access to our Proxy Statement and Annual Report and how to vote online. Utilizing this method of proxy delivery expedites receipt of proxy materials, reduces the cost of printing and mailing the full set of proxy materials, and helps us contribute to sustainable environmental practices.

If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you request it. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

Why did I receive more than one Notice, Proxy Card or Voting Instruction Form?

If you received more than one Notice, proxy card or VIF, you own shares registered in different names or own shares held in more than one account. To ensure that all shares are voted, please vote each account over the Internet or by telephone, or sign and return by mail all proxy cards and VIFs. If you are a stockholder of record and would like to consolidate your accounts, please contact Computershare at (888) 265-3747 for assistance. If you hold your shares through a bank, broker or other nominee, you should contact them directly and request consolidation.

How do I vote my shares?

We encourage stockholders to vote before the 2026 Annual Meeting. If your shares are registered directly in your name (i.e., you are a “registered stockholder”), you received a Notice. You should follow the instructions on the Notice in order to ensure that your vote is counted. Alternatively, you may attend and vote at the virtual annual meeting.

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INFORMATION ABOUT THIS PROXY STATEMENT AND THE 2026 ANNUAL MEETING

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent (i.e., your shares are held in “street name”), you should receive either a Notice or a VIF along with a Proxy Statement. You should follow the instructions on the Notice or the VIF in order to ensure that your vote is counted. Have your Notice, proxy card or VIF available when you access the virtual meeting website.

Can I change or revoke my proxy?

Yes. If you are a registered stockholder, you may revoke your proxy at any time before it is voted by delivering written notice of revocation to the Company (Attention: Jennifer B. Stoecklein, Corporate Secretary). Such written notice must be received by the Company prior to 5 p.m. Eastern Daylight Time on June 25, 2026. You may also change or revoke your proxy by submitting a properly executed proxy bearing a later date or by attending the meeting virtually and voting online during the meeting.

If your shares are held in street name, you may revoke your proxy by submitting new voting instructions to your broker or, if you have obtained a legal proxy from your broker, by virtually attending the 2026 Annual Meeting and voting online during the meeting.

What constitutes a quorum?

A quorum of stockholders is necessary to transact business at the 2026 Annual Meeting. A quorum will be present if a majority of the issued and outstanding shares of the Company’s common stock entitled to vote, as of the close of business on the Record Date, are represented by stockholders virtually present at the meeting or by proxy. At the close of business on the Record Date, there were 167,524,666 shares of common stock outstanding and entitled to vote.

Abstentions and broker non-votes will count as present in determining whether there is a quorum. “Broker non-votes” occur when a beneficial owner of shares held in street name fails to provide instructions to the broker, bank, or other holder of record as to how to vote on matters deemed “non-routine.” We believe that Proposal 3 – Ratification of the Appointment of EY is a “routine” matter and, as a result, we do not expect there to be any broker non-votes for this proposal. Proposal 1 – Election of Class I Director, Proposal 2 – Approval of Amendments of Certificate of Incorporation (as described and set forth in Proposals 2(a), 2(b), 2(c), and 2(d)), Proposal 4 – Fiscal 2025 Say-on-Pay Vote, and Proposal 5 – Approval of an Amendment and Restatement of 2023 Stock Award and Incentive Plan are “non-routine” matters, and brokers, banks or other holders of record cannot vote your shares on these proposals if you have not given voting instructions. In these cases, the broker, bank, or other holder of record can register your shares as being present at the 2026 Annual Meeting for purposes of determining the presence of a quorum, but will not be able to vote on those matters for which specific authorization is required under the NYSE rules. We urge you to give voting instructions to your broker on all voting items.

How does the Board recommend I vote on these proposals?

The Board recommends a vote:

•	FOR the election of the Class I director nominee set forth in this Proxy Statement;

•	FOR the approval of amendments of our certificate of incorporation to:

•	Provide for the exculpation of officers as permitted by Delaware law;

•	Narrow the provisions relating to indemnification of directors, officers, employees, and agents, advancement of expenses, and related matters;

•	Remove the provision relating to advance notice of director nominations made by stockholders;

•	Make certain other clarifying, technical, and conforming changes;

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for Fiscal 2026;

•	FOR the approval of the Fiscal 2025 compensation of our named executive officers; and

•	FOR the approval of an amendment and restatement of our 2023 Stock Award and Incentive Plan to increase the number of authorized shares thereunder.

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INFORMATION ABOUT THIS PROXY STATEMENT AND THE 2026 ANNUAL MEETING

What vote is required to approve each proposal?

The Company is incorporated in the State of Delaware and our shares are listed on the NYSE. As a result, the Delaware General Corporation Law (“DGCL”) and the NYSE listing standards govern the voting standards applicable to actions taken by our stockholders.

Under our Bylaws, in an uncontested election, each director is to be elected by stockholders by the vote of a majority of votes cast at a meeting at which a quorum is present. Our Bylaws provide that a majority of votes cast means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Under our Bylaws, votes cast include votes “against” and exclude “abstentions” with respect to that director’s election.

Under the DGCL, the affirmative vote of the holders of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on the matter is required to approve Proposals 2(a), 2(b), 2(c), 2(d), 3, 4 and 5 appearing on the proxy card.

The following table outlines the voting requirements applicable to each proposal being submitted for stockholder approval at the 2026 Annual Meeting, as well as the impact of abstentions and broker non-votes. Once a quorum is established, the following voting requirements and related effect of abstentions and broker non-votes on each item for stockholder approval apply.

	Voting Options	Board Recommendation	Vote Required to Adopt the Proposal	Effect of Abstentions(1)	Effect of Broker Non-Votes(2)

Proposal 1 – Election of Class I Director	“For,” “Against,” or “Abstain” for each nominee	FOR the nominee	Majority of the votes cast	None	None

Proposal 2 – Approval of Amendments of Certificate of Incorporation(3)

Proposal 2(a) – Officer Exculpation Amendment(3)	“For,” “Against,” or “Abstain”	FOR	Majority of the shares of common stock present at the meeting, in person or by proxy, and entitled to vote on Proposal 2(a)	Abstentions are treated as votes “against”	None

Proposal 2(b) – Indemnification and Advancement Amendment(3)	“For,” “Against,” or “Abstain”	FOR	Majority of the shares of common stock present at the meeting, in person or by proxy, and entitled to vote on Proposal 2(b)	Abstentions are treated as votes “against”	None

Proposal 2(c) – Advance Notice Amendment(3)	“For,” “Against,” or “Abstain”	FOR	Majority of the shares of common stock present at the meeting, in person or by proxy, and entitled to vote on Proposal 2(c)(4)	Abstentions are treated as votes “against”	None

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	Voting Options	Board Recommendation	Vote Required to Adopt the Proposal	Effect of Abstentions(1)	Effect of Broker Non-Votes(2)

Proposal 2(d) – Miscellaneous Amendment(3)	“For,” “Against,” or “Abstain”	FOR	Majority of the shares of common stock present at the meeting, in person or by proxy, and entitled to vote on Proposal 2(d)(4)	Abstentions are treated as votes “against”	None

Proposal 3 – Ratification of the Appointment of EY	“For,” “Against,” or “Abstain”	FOR	Majority of the shares of common stock present at the meeting, in person or by proxy, and entitled to vote on Proposal 3	Abstentions are treated as votes “against”	Brokers have discretion to vote on Item 3
Proposal 4 – Fiscal 2025 Say-on-Pay Vote	“For,” “Against,” or “Abstain”	FOR	Majority of the shares of common stock present at the meeting, in person or by proxy, and entitled to vote on Proposal 4	Abstentions are treated as votes “against”	None

Proposal 5 – Approval of an Amendment and Restatement of 2023 Stock Award and Incentive Plan	“For,” “Against,” or “Abstain”	FOR	Majority of the shares of common stock present at the meeting, in person or by proxy, and entitled to vote on Proposal 5	Abstentions are treated as votes “against”	None

(1)

Under the DGCL, shares that abstain with respect to Proposals 2(a), 2(b), 2(c), 2(d), 3, 4 and 5 constitute shares that are present and entitled to vote and, accordingly, have the practical effect of being voted “against” such items.

(2)

Under NYSE rules, Proposal 3 is considered a “routine” proposal on which brokers are permitted to vote in their discretion even if the beneficial owners do not provide voting instructions. However, Proposals 1, 2(a), 2(b), 2(c), 2(d), 4 and 5 are not considered to be routine matters and brokers will not be entitled to vote thereon unless beneficial owners provide voting instructions. Accordingly, broker non-votes will not be counted toward the tabulation of votes on Proposals 1, 2(a), 2(b), 2(c), 2(d), 4 and 5.

(3)

Stockholders will vote on the Charter Amendment Proposals separately, and the approval of each such proposal is not conditioned on the approval of the other proposals. Accordingly, if any of the Charter Amendment Proposals do not receive the required level of stockholder approval, only the amendments proposed that are approved will be implemented, and our Current Charter will remain unchanged with respect to the other provisions. For example, if the Officer Exculpation Amendment Proposal is approved by stockholders, the Current Charter would be amended to effect the change to the Current Charter to provide for officer exculpation, even if the Indemnification and Advancement Amendment Proposal, the Advance Notice Amendment Proposal, and the Miscellaneous Amendment Proposal are not approved. Any amendments to the Current Charter will be made only to the extent that stockholders approve such amendments, and any amendments that are approved by the stockholders will become effective upon filing of the Restated Charter with the Secretary of State of the State of Delaware, which the Company anticipates filing shortly after the 2026 Annual Meeting.

(4)

Article Ninth of the Current Charter provides that Article Tenth and Article Eleventh may not be altered, amended, or repealed unless such action is approved by the affirmative vote of the holders of at least 80% of all of the outstanding shares of capital stock of the Company entitled

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INFORMATION ABOUT THIS PROXY STATEMENT AND THE 2026 ANNUAL MEETING

to vote on such matter, except that if the Board, by an affirmative vote of at least 75% of the entire Board, recommends approval of such amendment to the stockholders, such approval may be effected by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Company present in person or represented by proxy and entitled to vote on such matter. The Board unanimously voted to approve, and to recommend to our stockholders that they approve, certain amendments to the Current Charter to revise Article Tenth and Article Eleventh. Accordingly, the affirmative vote of the holders of a majority of the shares of common stock present at the 2026 Annual Meeting, in person or by proxy, and entitled to vote on Proposals 2(c) and 2(d) is required to adopt Proposals 2(c) and 2(d), respectively.

How can I participate in the virtual 2026 Annual Meeting?

The 2026 Annual Meeting will be held exclusively online via live webcast. While you will not be able to attend the meeting at a physical location, we are committed to ensuring that stockholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting, including being able to listen, vote and submit questions during the virtual meeting. You will be able to attend the virtual meeting by first registering at https://web.viewproxy.com/ae/2026 by 11:59 PM ET on June 23, 2026. Once you have registered, you will receive a meeting registration confirmation by email with your unique link to join the meeting, along with a password, prior to the meeting date.

We have created and implemented the virtual format in order to facilitate stockholder attendance and participation by enabling stockholders to participate fully, and equally, from any location around the world, at no cost. However, you will bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies. A virtual annual meeting makes it possible for more stockholders (regardless of size, resources or physical location) to have direct access to information more quickly, while saving the Company and our stockholders time and money. We also believe that the online tools we have selected increase stockholder communication. For example, the virtual format allows stockholders to communicate with us in advance of, and during, the 2026 Annual Meeting so they can ask questions of our Board or management. During the live Q&A session of the 2026 Annual Meeting, we may answer questions as they come in and address those asked in advance, to the extent such questions adhere to the meeting’s Rules of Conduct and as time permits.

Both stockholders of record and beneficial owners will be able to attend the 2026 Annual Meeting via live audio webcast, submit their questions during the meeting and vote their shares electronically during the 2026 Annual Meeting.

If you are a registered holder, your virtual control number will be on your Notice or proxy card.

If you hold your shares beneficially through a bank or broker, you must provide a legal proxy from your bank or broker during registration and you will be assigned a virtual control number in order to vote your shares during the 2026 Annual Meeting. If you are unable to obtain a legal proxy to vote your shares, you will still be able to attend the 2026 Annual Meeting (but will not be able to vote your shares) so long as you demonstrate proof of stock ownership. Instructions on how to connect and participate via the Internet, including how to demonstrate proof of stock ownership, are posted at https://web.viewproxy.com/ae/2026. On the day of the 2026 Annual Meeting, you may only vote during the meeting by emailing a copy of your legal proxy to virtualmeeting@viewproxy.com by 11:59 p.m. ET on June 25, 2026.

How can I request technical assistance during the 2026 Annual Meeting?

There will be technicians ready to assist you with any technical difficulties that you may have with accessing the 2026 Annual Meeting live audio webcast. Please be sure to check in by 10:45 a.m. Eastern Daylight Time on June 26, 2026 (15 minutes prior to the start of the meeting is recommended), so that any technical difficulties may be addressed before the 2026 Annual Meeting live audio webcast begins at 11:00 a.m. If you encounter any difficulties accessing the webcast during the check-in or meeting time, please email virtualmeeting@viewproxy.com or call 866-612-8937.

Who bears the costs of this solicitation?

The Company bears the cost of the solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of shares. Our representatives may solicit proxies by mail, telephone, text, email or personal interview. To solicit proxies, we request the assistance of banks, brokerage houses, and other custodians and, upon request, reimburse such organizations for their reasonable expenses in forwarding soliciting materials to beneficial owners and in obtaining authorization for the execution of proxies.

Could other matters be decided at the 2026 Annual Meeting?

We do not know of any other matters that will be considered at the 2026 Annual Meeting. If any matter other than those described in this Proxy Statement is properly brought before the 2026 Annual Meeting, the proxies will be voted at the discretion of the proxy holders.

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INFORMATION ABOUT THIS PROXY STATEMENT AND THE 2026 ANNUAL MEETING

Where and when will I be able to find the voting results?

You can find the final voting results of the 2026 Annual Meeting in the Current Report on Form 8-K that we will file with the SEC within four business days after the 2026 Annual Meeting. If the final voting results are not available at that time, we will provide preliminary voting results in the Current Report on Form 8-K and will provide the final voting results in an amendment to such Form 8-K as soon as they become available.

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SUBMISSION OF DIRECTOR NOMINATIONS AND STOCKHOLDER PROPOSALS

Can I nominate someone for election to the Board?

Yes, for election at the 2027 Annual Meeting of Stockholders (the “2027 Annual Meeting”). You may do so by delivering to the Corporate Secretary, no earlier than March 28, 2027 and no later than April 27, 2027, a notice (the “Stockholder Nomination Notice”) that sets forth all of the information required by our Charter and Bylaws. Notwithstanding the foregoing, if Proposal 2(c) is approved at the 2026 Annual Meeting, the Stockholder Nomination Notice must be delivered to the Corporate Secretary, no earlier than February 26, 2027 and no later than March 28, 2027. Our Charter and Bylaws are available on our Investor Relations website at investors.ae.com.

Additionally, you may recommend a nominee for consideration by our Nominating Committee as part of the Board’s annual director nomination process. Such recommendations must be submitted to the Nominating Committee in care of: Corporate Secretary at our principal executive offices at American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, PA 15203. This submission should describe the qualifications, attributes, skills or other qualities of the recommended director candidate.

May I submit a stockholder proposal for the 2027 Annual Meeting?

Yes. Stockholder proposals to be included in the proxy statement for the 2027 Annual Meeting pursuant to Rule 14a-8 must be received by the Company (addressed to the attention of the Corporate Secretary) no later than January 15, 2027 at our principal executive offices at American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, PA 15203.

Any stockholder proposal submitted outside the processes of Rule 14a-8 for presentation at our 2027 Annual Meeting will be considered untimely under our Bylaws if notice thereof is received before February 26, 2027 or after March 28, 2027. Additionally, such notice must include all of the information required by our Bylaws.

OTHER MATTERS

The only business that management intends to present at the 2026 Annual Meeting consists of the matters set forth in this Proxy Statement. Management knows of no other matters to be brought before the meeting by any other person or group. If any other matter should properly come before the 2026 Annual Meeting, the proxy enclosed confers upon the persons designated herein authority to vote thereon in their discretion.

HOUSEHOLDING

In order to reduce expenses, we are taking advantage of certain SEC rules, commonly known as “householding,” that permit us to deliver, in certain cases, only one Notice or set of proxy materials, as applicable, to multiple stockholders sharing the same address, unless we have received contrary instructions from one or more of such stockholders. If you received a householded mailing this year and would like to have additional copies of the Notice or proxy materials, as applicable, sent to you, please submit your request directed to our Corporate Secretary, at our principal executive offices located at American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, PA 15203, (412) 432-3300, and we will promptly deliver the requested materials. If you hold your shares in street name, you may revoke your consent to householding at any time by notifying your broker.

If you are currently a stockholder sharing an address with another of our stockholders and wish to have your future notices or proxy materials, as applicable, householded, or if your materials are currently householded and you would prefer to receive separate materials in the future, please contact our Corporate Secretary at the above address or telephone number.

ADDITIONAL INFORMATION

We will furnish without charge to each person whose proxy is being solicited, upon request of any such person, a copy of the Company’s Annual Report, including the financial statements and schedules thereto. In addition, such report is available, free of charge, under the “Financials & Filings” page of our Investor Relations website at investors.ae.com. A request for a copy of such report should be directed to Investor Relations, at our principal executive offices located at American Eagle Outfitters, Inc., 77 Hot Metal Street, Pittsburgh, PA 15203, (412) 432-3300.

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APPENDIX A

Description and Reconciliation of Non-GAAP Measures

This Proxy Statement, including the accompanying letter to stockholders, includes information on non-GAAP financial measures (“non-GAAP” or “adjusted”), including operating income, operating margin, and EBIT. These financial measures are not based on any standardized methodology prescribed by U.S. generally accepted accounting principles (“GAAP”) and are not necessarily comparable to similar measures presented by other companies. Non-GAAP information is provided as a supplement to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The Company believes that this non-GAAP information is useful as an additional means for investors to evaluate the Company’s operating performance, when reviewed in conjunction with the Company’s GAAP consolidated financial statements. These amounts are not determined in accordance with GAAP and therefore should not be used exclusively in evaluating the company’s business and operations.

American Eagle Outfitters Inc.

GAAP to Non-GAAP Reconciliation

(Dollars in thousands)

(unaudited)

	13 Weeks Ended May 3, 2025		26 Weeks Ended August 2, 2025

	Operating Loss	Operating Margin%	Operating Income	Operating Margin%

GAAP Basis	$(85,181)	(7.8)%	$17,903	0.8%

Add: Impairment and Restructuring Charges(1)	17,119	1.6%	17,119	0.7%

Non-GAAP Basis	$(68,062)	(6.2)%	$35,022	1.5%

(1)

The Company recorded $15.3 million of asset impairment charges primarily related to closing two fulfillment centers as part of its supply chain network optimization project. The Company also recorded $1.8 million of employee severance, primarily related to closing two fulfillment centers.

American Eagle Outfitters Inc.

GAAP to Non-GAAP Reconciliation

(Dollars in thousands)

(unaudited)

	13 Weeks Ended January 31, 2026 (1)		26 Weeks Ended January 31, 2026 (1)		Fiscal 2025 (2)

	Operating Income	Operating Margin%	Operating Income	Operating Margin%	Operating Income	Operating Margin%

GAAP Basis	$95,745	5.4%	$208,319	6.7%	$226,222	4.1%

Add: Impairment and Restructuring Charges	84,483	4.8%	84,483	2.7%	101,603	1.8%

Non-GAAP Basis	$180,228	10.2%	$292,802	9.4%	$327,825	5.9%

(1)

As part of our continued supply chain network optimization project, the Company made the decision to close the Quiet Platforms business and discontinue services for all third-party customers. The Company recorded $41.9 million of impairment and restructuring charges related to closing Quiet Platforms fulfillment centers. The Company recorded $42.6 million of impairment and restructuring charges related to corporate operations and store impairment.

(2)	Please refer to the footnotes above for impairment and restructuring charges recorded in Fiscal 2025.

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APPENDIX A

American Eagle Outfitters Inc.

GAAP to Non-GAAP Reconciliation

(Dollars in thousands)

(unaudited)

	26 Weeks Ended February 1, 2025		Fiscal 2024

	Operating Income	Operating Margin%	Operating Income	Operating Margin%

GAAP Basis	$248,559	8.6%	$427,303	8.0%

Add: Impairment and Restructuring Charges(1) (2)	17,561	0.6%	17,561	0.3%

Non-GAAP Basis	$266,120	9.2%	$444,864	8.3%

(1)	The Company recorded restructuring costs of $10.7 million related to employee severance.

(2)

The Company recorded impairment and restructuring costs of $6.8 million related to the sale of the Company’s Hong Kong retail operations to a third-party buyer. These costs primarily consist of impairment of $6.4 million and employee severance.

AMERICAN EAGLE OUTFITTERS, INC.

EARNINGS BEFORE INTEREST AND TAXES

GAAP TO NON-GAAP RECONCILIATION

(Dollars in thousands)

(unaudited)

	Fiscal 2021	Fiscal 2022	Fiscal 2023	Fiscal 2024	Fiscal 2025

Income before taxes	$558,922	$177,638	$238,916	$439,757	$249,388

Add back: Interest expense (income), net	$34,632	$14,297	$(6,190)	$(7,769)	$4,112

Add back: Impairment, restructuring and other charges	$23,853	$86,930	$152,645	$17,561	$101,603

Earnings Before Interest and Taxes (EBIT) (1)	$617,407	$278,865	$385,371	$449,549	$355,103

(1)

When used in this Proxy Statement, EBIT represents operating income, as reported in our consolidated financial statements, before interest expense and income taxes and excludes any asset impairment and restructuring charges, as determined by the Compensation Committee.

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APPENDIX B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AMERICAN EAGLE OUTFITTERS, INC.

American Eagle Outfitters, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.

The name of the corporation is American Eagle Outfitters, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was January 26, 1972 and the name under which the corporation was originally incorporated is National Apparel Industries, Inc.

2.

Pursuant to Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”), the Amended and Restated Certificate of Incorporation of the corporation attached hereto as Exhibit A (the “Certificate”), which is incorporated herein by this reference, and which restates, integrates and further amends provisions of the Certificate of Incorporation of the corporation as heretofore amended and/or restated, has been duly proposed to and approved by the corporation’s Board of Directors and duly adopted in accordance with the DGCL.

3.	This Certificate shall become effective at 12:01 a.m. Eastern Daylight Time on [ ], 2026.

4.

The text of the Amended and Restated Certificate of Incorporation of American Eagle Outfitters, Inc., together with all subsequent amendments, is hereby amended and restated in its entirety to read as set forth in Exhibit A hereto.

IN WITNESS WHEREOF, the corporation has caused this Amended and Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Date:	American Eagle Outfitters, Inc.

By:
Name:
Title:

2026 Proxy Statement	|	B-1

APPENDIX B

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF AMERICAN EAGLE OUTFITTERS, INC.

(SEE ATTACHED)

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APPENDIX B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AMERICAN EAGLE OUTFITTERS, INC.

* * * * * * * * * * * * * * * * * * * * * * * * *

FIRST. The name of the Corporation is: American Eagle Outfitters, Inc.

SECOND. The address of its registered office in the State of Delaware is 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. (a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is Six Hundred Five Million (605,000,000) shares, consisting of 600,000,000 shares of common stock, $0.01 par value per share (the “Common Stock”), and 5,000,000 shares of Preferred Stock, $.01 par value per share (the “Preferred Stock”).

(b) Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters presented for vote of the stockholders. Subject to the provisions of the General Corporation Law of the State of Delaware, dividends may be paid on the Common Stock at such times and in such amounts as the Board of Directors shall determine. Upon the dissolution, liquidation, or winding up of the Corporation, after any preferential amounts to be distributed to the holders of the Preferred Stock then outstanding have been paid or declared set apart for payment, the holders of Common Stock shall be entitled to receive all remaining assets of the Corporation available for distribution to its stockholders ratably and proportioned to the number of shares held by them.

(c) The Board of Directors is hereby authorized, by resolution or resolutions, to establish, out of the unissued shares of Preferred Stock not then allocated to any series of Preferred Stock, additional series of Preferred Stock. Before any shares of any such additional series are issued, the Board of Directors shall fix and determine, and is hereby expressly empowered to fix and determine, by resolution or resolutions, the number of shares constituting such series and the distinguishing characteristics and the relative rights, preferences, privileges and immunities, if any, and any qualifications, limitations or restrictions thereof, of the shares thereof, so far as not inconsistent with the provisions of this Article FOURTH.

Any shares of Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series, and may be reissued as part of any series of Preferred Stock created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

FIFTH. (a) The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereinafter in effect against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection therewith. Notwithstanding anything contained in this Article FIFTH to the contrary, except for proceedings to enforce rights to indemnification or advancement, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation prior to initiation of the proceeding.

(b) Expenses incurred by a director or officer in defending a civil, criminal, administrative or investigative proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer or employee to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation.

(c) The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which a person seeking indemnification and advancement of expenses may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in

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APPENDIX B

another capacity while holding such office, and shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefits of the heirs, executors and administrators of such a person.

(d) The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article FIFTH to directors and officers of the Corporation.

(e) Neither the Corporation nor its directors or officers nor any person acting on its behalf shall be liable to any person for any determination as to the existence or absence of conduct that would provide a basis for making or refusing to make any payment under this Article FIFTH, in reliance upon the advice of counsel.

(f) The liability of the directors and officers of the Corporation to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable, shall be eliminated or limited to the fullest extent permitted under applicable law. If applicable law is amended after approval by the stockholders of this Article Fifth to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation to the Corporation or its stockholders shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

(g) Neither the amendment nor repeal of this Article FIFTH, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article FIFTH, shall eliminate or reduce the effect of this Article FIFTH in respect of any matter occurring, or any cause of action, suit or claim that would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

SIXTH. The Corporation shall have perpetual existence.

SEVENTH. Amendments.

(a) The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of Delaware, and all rights conferred herein upon stockholders, directors and others are granted subject to this reservation and subject to paragraph (b) below.

(b) The provisions set forth in this Article SEVENTH and in Articles EIGHTH and ELEVENTH of this Amended and Restated Certificate of Incorporation may not be altered, amended or repealed in any respect, and new provisions inconsistent therewith may not be adopted unless such action is approved by the affirmative vote of the holders of at least eighty (80%) of all of the outstanding shares of capital stock of the Corporation entitled to vote on such matter at a meeting of stockholders called for that purpose, except that if the Board of Directors, by an affirmative vote of at least three-fourths (75%) of the entire Board of Directors, recommends approval of such amendment to this Amended and Restated Certificate of Incorporation to the stockholders, such approval may be effected by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation present in person or represented by proxy and entitled to vote on such matter at a meeting of stockholders called for that purpose.

EIGHTH. Board of Directors.

(a) Number, Election and Terms of Directors. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. The number of the directors of the Corporation shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors of the Corporation, except that the minimum number of directors shall be fixed at no less than three (3) and the maximum number of directors shall be fixed at no more than fifteen (15). The directors shall be divided into three classes, Class I, Class II, and Class III. Each such class shall consist, as nearly as possible, of one-third of the total number of directors and remaining directors shall be included within each such class or classes as the Board of Directors shall designate. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected to hold office for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. A director shall hold office, subject to any removal, death, resignation, or retirement, until the annual meeting for the year in which his term expires and until his successor shall be elected and qualified. Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

(b) Newly Created Directorships and Vacancies. Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by a sole remaining director. A director, including any director chosen to fill a newly created directorship or any vacancy, shall hold

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APPENDIX B

office until the next annual meeting following his election or appointment to the Board of Directors for the class of director to which he is appointed, as applicable, and until such director’s successor shall have been elected and qualified. In no case will a decrease in the number of directors shorten the term of any incumbent director.

(c) Removal. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation), any director or the entire board of directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least eighty percent (80%) of all of the outstanding shares of capital stock of the Corporation entitled to vote on the election of directors at a meeting of stockholders called for that purpose, except that if the Board of Directors, by an affirmative vote of at least three-fourths (75%) of the entire Board of Directors, recommends removal of a director to the stockholders, such removal may be effected by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation present in person or represented by proxy and entitled to vote on the election of directors at a meeting of stockholders called for that purpose.

(d) Directors Elected by Holders of Preferred Stock. Notwithstanding the classification provisions set forth in paragraph (a) above, whenever the holders of any one or more classes or series of Preferred Stock issued by this Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies, terms of removal, and other features of such directorships shall be governed by the terms of Article FOURTH and the resolution or resolutions establishing such class or series adopted pursuant thereto and such directors so elected shall not be divided into classes pursuant to this Article EIGHTH unless expressly provided by such terms.

(e) Committees. Wherever the term “Board of Directors” is used in this Amended and Restated Certificate of Incorporation, such term shall mean the Board of Directors of the Corporation; provided, however, that, to the extent any committee of directors of the Corporation is lawfully entitled to exercise the powers of the Board of Directors, such committee may exercise any right or authority of the Board of Directors under this Amended and Restated Certificate of Incorporation.

NINTH. Stockholder Action. Any action required or permitted to be taken by any stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders, unless such consent is the unanimous consent of all stockholders.

2026 Proxy Statement	|	B-5

APPENDIX C

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AMERICAN EAGLE OUTFITTERS, INC.~~, AS AMENDED~~

* * * * * * * * * * * * * * * * * * * * * * * * *

~~The above corporation, American Eagle Outfitters, Inc. (the “Corporation”), existing pursuant to the General Corporation Law of the State of Delaware, does hereby certify:~~

FIRST. The name of the Corporation is: American Eagle Outfitters, Inc.

SECOND. The address of its registered office in the State of Delaware is 1209 Orange Street, County of New Castle, Wilmington, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. (a) The total number of shares of all classes of stock which the Corporation shall have authority to issue is Six Hundred Five Million (605,000,000) shares, consisting of 600,000,000 shares of common stock, $0.01 par value per share (the “Common Stock”), and 5,000,000 shares of Preferred Stock, $.01 par value per share (the “Preferred Stock”).

(b) Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record on all matters presented for vote of the stockholders. Subject to the provisions of the General Corporation Law of the State of Delaware, dividends may be paid on the Common Stock at such times and in such amounts as the Board of Directors shall determine. Upon the dissolution, liquidation, or winding up of the Corporation, after any preferential amounts to be distributed to the holders of the Preferred Stock then outstanding have been paid or declared set apart for payment, the holders of Common Stock shall be entitled to receive all remaining assets of the Corporation available for distribution to its stockholders ratably and proportioned to the number of shares held by them.

(c) The Board of Directors is hereby authorized, by resolution or resolutions, to establish, out of the unissued shares of Preferred Stock not then allocated to any series of Preferred Stock, additional series of Preferred Stock. Before any shares of any such additional series are issued, the Board of Directors shall fix and determine, and is hereby expressly empowered to fix and determine, by resolution or resolutions, the number of shares constituting such series and the distinguishing characteristics and the relative rights, preferences, privileges and immunities, if any, and any qualifications, limitations or restrictions thereof, of the shares thereof, so far as not inconsistent with the provisions of this Article FOURTH. ~~Without limiting the generality of the foregoing, the Board of Directors may fix and determine: (i) the designation of such series and the number of shares which shall constitute such series of such shares; (ii) the rate of dividend, if any, payable on the shares of such series; (iii) whether the shares of such series shall be cumulative, non-cumulative or partially cumulative as to dividends, and the dates from which any cumulative dividends are to accumulate; (iv) whether the shares of such series may be redeemed, and, if so, the price or prices at which and the terms and conditions on which shares of such series may be redeemed; (v) the amount payable upon shares of such series in the event of the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation; (vi) the sinking fund provisions, if any, for the redemption of the shares of such series; (vii) the voting rights, if any, of the shares of such series; (viii) the terms and conditions, if any on which shares of such series may be converted into shares of the Common Stock of the Corporation or any other class or series; (ix) whether the shares of such series are to be preferred over shares of Common Stock of the Corporation or any other class or series as to dividends, or upon voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, or otherwise; and (x) any other characteristics, preferences, limitations, rights, privileges, immunities or terms not inconsistent with the provisions of this Article FOURTH.~~

Any shares of Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock, without designation as to series, and may be reissued as part of any series of Preferred Stock created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

~~FIFTH. In addition to all of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the Bylaws of the Corporation.~~

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APPENDIX C

~~SIXTH. No contract or transaction between the Corporation and one or more of its directors or officers, or between the Corporation and any other corporation, partnership, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or committee thereof which authorizes the contract or transaction, or solely because his or their votes are counted for such purpose, if:~~

~~(a) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or~~

~~(b) The material facts as to his relationship or interest and as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or~~

~~(c) The contract or transaction is fair as to the Corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof, or the stockholders.~~

~~Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee which authorizes the contract or transaction.~~

FIFTH. ~~SEVENTH.~~ (a) The Corporation shall indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is or was a director~~,~~ or officer ~~or employee~~ of the Corporation, or is or was serving at the request of the Corporation as a director~~,~~ or officer ~~or employee or agent~~ of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by the General Corporation Law of the State of Delaware, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment) or any other applicable laws as presently or hereinafter in effect against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection therewith. ~~Without limiting the generality of the foregoing, the Corporation may enter into one or more agreements with any person that provide for indemnification greater or different than that provided in this Article SEVENTH.~~ Notwithstanding anything contained in this Article FIFTH to the contrary, except for proceedings to enforce rights to indemnification or advancement, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors of the Corporation prior to initiation of the proceeding.

(b) Expenses incurred by a director~~,~~ or officer ~~or employee~~ in defending a civil, ~~or~~ criminal, administrative or investigative ~~action, suit or~~ proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director, officer or employee to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation.

(c) The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which a person seeking indemnification and advancement of expenses may be entitled under any statute, by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefits of the heirs, executors and administrators of such a person.

(d) The Corporation may, to the extent authorized form time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article FIFTH to directors and officers of the Corporation.

~~(d) For the purposes of this Article SEVENTH, references to “the Corporation” include, in addition to the resulting or surviving corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Article SEVENTH with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.~~

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APPENDIX C

(e)~~(d)~~ Neither the Corporation nor its directors or officers nor any person acting on its behalf shall be liable to any person for any determination as to the existence or absence of conduct that would provide a basis for making or refusing to make any payment under this Article FIFTH~~SEVENTH~~, in reliance upon the advice of counsel.

(f)~~(e) A director~~The liability of the directors and officers of the Corporation ~~shall not be personally liable~~ to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director~~, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholder, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law of the State of Delaware is hereafter amended~~ or officer, as applicable, shall be eliminated or limited to the fullest extent permitted under applicable law. If applicable law is amended after approval by the stockholders of this Article FIFTH to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation to the Corporation or its stockholders shall be eliminated or limited to the fullest extent permitted by ~~the General Corporation Law of the State of Delaware,~~ applicable law as so amended.

~~Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.~~

(g)~~(f)~~ Neither the amendment nor repeal of this Article FIFTH~~SEVENTH~~, nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent with this Article FIFTH~~SEVENTH~~, shall eliminate or reduce the effect of this Article FIFTH~~SEVENTH~~ in respect of any matter occurring, or any cause of action, suit or claim that would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

SIXTH. ~~EIGHTH.~~ The Corporation shall have perpetual existence.

SEVENTH. ~~NINTH.~~ Amendments.

(a) The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of Delaware, and all rights conferred herein upon stockholders, directors and others are granted subject to this reservation and subject to paragraph (b) below.

(b) The provisions set forth in this Article SEVENTH~~NINTH~~ and in Articles EIGTH~~TENTH~~ and NINTH~~ELEVENTH~~ of this Amended and Restated Certificate of Incorporation may not be altered, amended or repealed in any respect, and new provisions inconsistent therewith may not be adopted unless such action is approved by the affirmative vote of the holders of at least eighty (80%) of all of the outstanding shares of capital stock of the Corporation entitled to vote on such matter at a meeting of stockholders called for that purpose, except that if the Board of Directors, by an affirmative vote of at least three-fourths (75%) of the entire Board of Directors, recommends approval of such amendment to this Amended and Restated Certificate of Incorporation to the stockholders, such approval may be effected by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation present in person or represented by proxy and entitled to vote on such matter at a meeting of stockholders called for that purpose.

EIGHTH. ~~TENTH.~~ Board of Directors.

(a) Number, Election and Terms of Directors. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors. The number of the directors of the Corporation shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors of the Corporation, except that the minimum number of directors shall be fixed at no less than three (3) and the maximum number of directors shall be fixed at no more than fifteen (15). The directors shall be divided into three classes, Class I, Class II, and Class III. Each such class shall consist, as nearly as possible, of one-third of the total number of directors and remaining directors shall be included within each such class or classes as the Board of Directors shall designate. ~~Class I directors shall hold office initially for a term expiring at the 1999 annual meeting of stockholders; Class II directors shall hold office initially for a term expiring at the 2000 annual meeting of stockholders; and Class III directors shall hold office initially for a term expiring at the 2001 annual meeting of stockholders.~~ At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected to hold office for a three-year term. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible. A director shall hold office, subject to any removal, death, resignation, or retirement, until the annual meeting for the year in which his term expires and until his successor shall be elected and qualified. Election of directors need not be by written ballot unless the Bylaws of the Corporation shall so provide.

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APPENDIX C

~~(b) Stockholder Nomination of Director Candidates. Nominations for election to the Board of Directors of the Corporation at a meeting of stockholders may be made by the Board of Directors, on behalf of the Board of Directors by any nominating committee appointed by the Board of Directors, or by any stockholder of the Corporation entitled to vote for the election of directors at the meeting. Nominations, other than those made by or on behalf of the Board of Directors, shall be made by notice in writing delivered to or mailed, postage prepaid, and received by the Secretary of the Corporation at least 60 days but no more than 90 days prior to the anniversary date of the immediately preceding Annual Meeting of Stockholders. The notice shall set forth: (i) the name and address of the stockholder who intends to make the nomination; (ii) the name, age, business address and, if known, residence address of each nominee; (iii) the principal occupation or employment of each nominee; (iv) the number of shares of stock of the Corporation which are beneficially owned by each nominee and by the nominating stockholder; (v) any other information concerning the nominee that must be disclosed of nominees in proxy solicitation pursuant to Regulation 14A of the Securities Exchange Act of 1934 (or any subsequent provisions replacing such Regulation); and (vi) the executed consent of each nominee to serve as a director of the Corporation, if elected. The chairman of the meeting of stockholders may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedures, and if the chairman should so determine, the chairman shall so declare to the meeting and the defective nomination shall be disregarded.~~

(b)~~(c)~~ Newly Created Directorships and Vacancies. Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum, or by a sole remaining director. A director, including any director chosen to fill a newly created directorship or any vacancy, shall hold office until the next annual meeting following his election or appointment to the Board of Directors for the class of director to which he is appointed, as applicable, and until such director’s successor shall have been elected and qualified. In no case will a decrease in the number of directors shorten the term of any incumbent director.

(c)~~(d)~~ Removal. Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation (and notwithstanding the fact that some lesser percentage may be specified by the General Corporation Law of the State of Delaware, this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation), any director or the entire board of directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least eighty percent (80%) of all of the outstanding shares of capital stock of the Corporation entitled to vote on the election of directors at a meeting of stockholders called for that purpose, except that if the Board of Directors, by an affirmative vote of at least three-fourths (75%) of the entire Board of Directors, recommends removal of a director to the stockholders, such removal may be effected by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Corporation present in person or represented by proxy and entitled to vote on the election of directors at a meeting of stockholders called for that purpose.

(d)~~(e)~~ Directors Elected by Holders of Preferred Stock. Notwithstanding the classification provisions set forth in paragraph (a) above, whenever the holders of any one or more classes or series of Preferred Stock issued by this Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies, terms of removal, and other features of such directorships shall be governed by the terms of Article FOURTH and the resolution or resolutions establishing such class or series adopted pursuant thereto and such directors so elected shall not be divided into classes pursuant to this Article EIGHTH~~TENTH~~ unless expressly provided by such terms.

(e)~~(f)~~ Committees. Wherever the term “Board of Directors” is used in this Amended and Restated Certificate of Incorporation, such term shall mean the Board of Directors of the Corporation; provided, however, that, to the extent any committee of directors of the Corporation is lawfully entitled to exercise the powers of the Board of Directors, such committee may exercise any right or authority of the Board of Directors under this Amended and Restated Certificate of Incorporation.

NINTH. ~~ELEVENTH.~~ Stockholder Action. Any action required or permitted to be taken by any stockholders of the Corporation must be effected at a duly called annual or special meeting of such stockholders and may not be effected by any consent in writing by such stockholders, unless such consent is the unanimous consent of all stockholders. ~~Except as may be otherwise required by law, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the Board of Directors.~~

~~Amended June 12, 2027~~

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APPENDIX D

AMERICAN EAGLE OUTFITTERS, INC.

AMENDED AND RESTATED

2023 STOCK AWARD AND INCENTIVE PLAN

Effective as of the Restated Effective Date (as defined below), the American Eagle Outfitters, Inc. 2023 Stock Award and Incentive Plan (as amended from time to time, the “Plan”) is hereby amended and restated as set forth below. The Plan was originally effective as of the Original Effective Date (as defined below). The Plan as amended and restated herein shall apply to all Awards (as defined below) granted under the Plan on or after the Restated Effective Date. Awards granted under the Plan prior to the Restated Effective Date shall continue to be governed by the terms of the Plan prior to amendment and restatement.

1. Purpose. The purpose of the Plan is to aid American Eagle Outfitters, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), in attracting, retaining, motivating, and rewarding Employees, Consultants, and Non-Employee Directors of the Company or its Affiliates, provide for equitable and competitive compensation opportunities, recognize individual contributions and reward achievement of Company goals, and promote the creation of long-term value for stockholders by closely aligning the interests of Participants (as defined below) with those of the Company’s stockholders.

2. Definitions. In addition to the terms defined in Section 1 above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:

a. “Affiliate” means (i) any Subsidiary or Parent or (ii) an entity that, directly or through one or more intermediaries, controls, is controlled by or is under common control with, the Company, as determined by the Committee.

b. “Award” means any Option, SAR, Restricted Stock, Restricted Stock Unit, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, Other Stock-Based Award, or any combination of the foregoing, together with any related right or interest, granted to a Participant under the Plan.

c. “Beneficiary” means the legal representative of the Participant’s estate entitled by will or the laws of descent and distribution to receive the benefits under a Participant’s Award upon a Participant’s death, provided that, if and to the extent authorized by the Committee, a Participant may be permitted to designate a Beneficiary, in which case the “Beneficiary” instead will be the person, persons, trust or trusts (if any are then surviving) that have been designated by the Participant in the Participant’s most recent written and duly filed beneficiary designation to receive the benefits specified under the Participant’s Award upon such Participant’s death.

d. “Board” means the Company’s Board of Directors.

e. “Cause” means, unless otherwise determined by the Committee, or otherwise provided in an Award document, as defined in any employment agreement or severance agreement, plan or policy with respect to the Participant and the Company or an Affiliate of the Company then in effect:

i.	the Participant’s willful and continued failure to substantially perform Participant’s duties;

ii.	any fraudulent conduct by the Participant in connection with the Participant’s duties;

iii.	an act that constitutes misconduct resulting in a restatement of the Company’s financial statements due to material non-compliance with any financial reporting requirement;

iv.	conviction of, or entrance of a plea of guilty or no contest to a felony under federal or state law; or

v.

the willful violation by the Participant of the Company’s written policies that could reasonably be expected to result in material harm to the business condition or reputation of the Company or any of its Affiliates;

provided, however, that for purposes of this definition, no act or failure to act shall be deemed “willful” unless effected by the Participant not in good faith and without a reasonable belief that such action or failure to act was in or not opposed to the Company’s best interests, and no act or failure to act shall be deemed “willful” if it results from any incapacity of the Participant due to physical or mental illness. As to the grounds stated in the above-mentioned clauses (i) and (v), such grounds will only constitute Cause once the Company has provided Participant with written notice and Participant has failed to cure such issue within 30 days.

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f. A “Change in Control” shall be deemed to have occurred if, after the Original Effective Date, there shall have occurred any of the following:

i.

The acquisition by any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, or successor provisions (a “Person”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or successor provisions (“beneficial ownership”)) of more than 50% or more of either (1) the then-outstanding shares (the “Outstanding Shares”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Voting Shares”); provided, however, that for purposes of this definition, the following acquisitions will not constitute a Change in Control: (A) any acquisition directly from the Company; (B) any acquisition by the Company; (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate of the Company or a successor; or (D) any acquisition by any entity pursuant to a transaction that complies with subsections (v)(A), (B), and (C) below;

ii.

During the twelve (12) month period ending on the date of the most recent acquisition, the acquisition by a Person of beneficial ownership of 30% or more of the Outstanding Voting Shares; provided, however, that for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate of the Company or a successor, or (D) any acquisition by any entity pursuant to a transaction that complies with subsections (v)(A), (B), and (C) below;

iii.

During the twelve (12) month period ending on the date of the most recent acquisition, the acquisition by a Person of assets of the Company having a total gross fair market value equal to or more than 40% of the total gross fair market value of the Company’s assets immediately before such acquisition; provided, however, that for purposes of this definition, the following acquisitions shall not constitute a Change in Control: (A) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Affiliate of the Company or a successor, or (B) any acquisition by any entity pursuant to a transaction that complies with subsections (v) (A), (B), and (C) below;

iv.

A majority of individuals who serve on the Board as of the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director after the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board (including for these purposes, the new members whose election or nomination was so approved, without counting the member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

v.

Consummation of a reorganization, merger, recapitalization, reverse stock split, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (A) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Shares and the Outstanding Voting Shares immediately before such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets directly or through one or more subsidiaries (a “CIC Parent”)) in substantially the same proportions as their ownership immediately before such Business Combination of the Outstanding Shares and the Outstanding Voting Shares, as the case may be, (B) no Person (excluding any entity resulting from such Business Combination or a CIC Parent or any employee benefit plan (or related trust) of the Company or such entity resulting from such Business Combination or CIC Parent) beneficially owns, directly or indirectly, more than 50% of, respectively, the then-outstanding shares of common stock of the ultimate parent entity resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such entity, except to the extent that the ownership in excess of more than 50% existed before the Business Combination, and (C) at least a majority of the members of the board of directors or trustees of the entity resulting from such Business Combination or a CIC Parent were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the board providing for such Business Combination; or

vi.	Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, solely with respect to an Award the Committee determines is subject to the provisions of Section 409A (and not exempted therefrom), and a Change in Control is a distribution event for purposes of an Award, the

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foregoing definition of Change in Control shall be interpreted, administered, limited and construed in a manner necessary to ensure that the occurrence of any such event shall result in a Change in Control only if such event qualifies as a “change in control event,” within the meaning of Treasury Regulation Section 1.409A-3(i)(5).

g. “Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation thereunder shall include any successor provisions and regulations, and reference to regulations includes any applicable guidance or pronouncement of the Department of the Treasury and Internal Revenue Service.

h. “Committee” means the Compensation Committee of the Board or such other committee of directors as may be designated by the Board from time to time, which shall consist of two or more members who are not current or former officers or employees of the Company, who are “Non-Employee Directors” to the extent required by and within the meaning of Rule 16b-3 and who are independent directors pursuant to the listing requirements of the New York Stock Exchange (“NYSE”). The members shall be appointed by the Board, and any vacancy on the Committee shall be filled by the Board. The inadvertent failure of any member of the Committee to meet the qualification requirements of a “Non-Employee Director” under Rule 16b-3 or an independent director under NYSE rules shall not invalidate or otherwise impair any actions taken or awards granted by the Committee. The full Board may perform any function of the Committee hereunder except to the extent limited under NYSE rules, in which case as used in this Plan the term “Committee” shall refer to the Board.

i. “Consultant” means any consultant or advisor who is a natural person and who provides services to the Company or any Subsidiary, so long as such person (i) renders bona fide services that are not in connection with the offer and sale of the Company’s securities in a capital-raising transaction, (ii) does not directly or indirectly promote or maintain a market for the Company’s securities and (iii) otherwise qualifies as a de facto employee or consultant under the applicable rules of the Securities and Exchange Commission for registration of shares of stock on a Form S-8 registration statement.

j. “Disability” means, except as otherwise defined in an Award document, that the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer; provided, however, to the extent necessary to avoid tax penalties under Section 409A of the Code, “Disability” means “disability” as defined in Section 409(a)(2)(C) of the Code. If the determination of Disability relates to an Incentive Stock Option, Disability means Permanent and Total Disability as defined in Section 22(e)(3) of the Code.

k. “Dividend Equivalent” means a right, granted under this Plan, to receive cash, Stock, other Awards or other property equal in value to all or a specified portion of the dividends paid with respect to a specified number of shares of Stock. Dividend Equivalents shall not be permitted on Options and SARs. An adjustment referenced in Section 12(c) shall not be considered a “Dividend Equivalent.”

l. “Eligible Person” has the meaning specified in Section 5.

m. “Employee” means any person treated as an employee (including an officer of the Company or member of the Board who also is treated as an employee) in the records of the Company or any Affiliate of the Company, and with respect to any Incentive Stock Option granted to such person, who is an employee for purposes of Code Section 422; provided, however, that neither Service as a member of the Board nor payment of a director’s fee shall be sufficient to constitute employment for purposes of the Plan. The term “Employee” shall not include a person hired as an independent contractor, leased employee, consultant, or such other person not on the payroll of the Company or any Affiliate of the Company. The Company will determine in good faith and in its sole discretion whether a person has become or ceased to be an Employee, and the effective dates of such person’s employment and termination of employment.

n. “Exchange Act” means the Securities Exchange Act of 1934, as amended. References to any provision of the Exchange Act or rule (including a proposed rule) thereunder shall include any successor provisions and rules.

o. “Fair Market Value” means the fair market value of Stock, Awards or other property as determined in good faith by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock shall be the closing sale price per share of Stock reported on a consolidated basis for securities listed on the principal stock exchange or market on which Stock is traded on the day as of which such value is being determined or, if there is no sale on that day, then on the last previous day on which a sale was reported; provided however, that Fair Market Value relating to the exercise price or base price of any Non-409A Option or SAR shall conform to requirements so as to exempt them from Code Section 409A.

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APPENDIX D

p. “409A Awards” means Awards that constitute a deferral of compensation under Code Section 409A and regulations thereunder.

q. “Incentive Stock Option” or “ISO” means any Option designated as an incentive stock option within the meaning of Code Section 422 and qualifying thereunder.

r. “Non-409A Awards” means Awards that do not constitute a deferral of compensation under Code Section 409A and regulations thereunder. Although the Committee retains authority under the Plan to grant Options, SARs and Restricted Stock on terms that will qualify those Awards as 409A Awards, Options, SARs, and Restricted Stock are intended to be Non-409A Awards unless otherwise expressly specified by the Committee.

s. “Non-Employee Director” means a member of the Board who is not a common law employee of the Company or any of its Subsidiaries or Affiliates.

t. “Option” means a right, granted under this Plan, to purchase Stock.

u. “Original Effective Date” means June 7, 2023.

v. “Other Stock-Based Awards” means Awards granted to a Participant under Section 6(h).

w. “Outstanding Prior Plan Awards” mean Awards that were granted under a Prior Plan that remain outstanding as of the Restated Effective Date and Awards that were granted under the Plan prior to the Restated Effective Date that remain outstanding as of the Restated Effective Date.

x. “Parent” means a corporation, limited liability company, partnership or other entity that owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company. Notwithstanding the foregoing, with respect to an Incentive Stock Option, Parent shall have the meaning set forth in Section 424(e) of the Code.

y. “Participant” means a person who has been granted an Award under the Plan, which Award remains outstanding.

z. “Prior Plans” means the 2017 Stock Award and Incentive Plan, as Amended and Restated, and the 2020 Stock Award and Incentive Plan.

aa. “Restated Effective Date” means the effective date specified in Section 12(o).

bb. “Restricted Stock” means Stock granted under this Plan which is subject to certain restrictions and to a risk of forfeiture.

cc. “Restricted Stock Unit” or “RSU” means a right, granted under this Plan, to receive Stock or other Awards or a combination thereof at the end of a specified restricted period.

dd. “Retirement” means, in the case of an Employee, a termination of Service (other than by death, Disability or for Cause) at or after having achieved a combination of years of age and years of employment by the Company or any Affiliate which equal or exceed 70 years, or such other combination of age and years of Service as may be fixed from time to time by the Committee. With respect to a Non-Employee Director, “Retirement” means termination of Service on the Board with the consent of the remaining Directors. Consultants are not eligible for Retirement under the Plan.

ee. “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

ff. “Service” means a Participant’s work with the Company or an Affiliate of the Company as an Employee or Consultant or as a Non-Employee Director. For purposes of determining when payment of a 409A Award should be made, a Participant will be considered to have terminated or separated from Service in accordance with Code Section 409A and the guidance promulgated thereunder.

gg. “Stock” means the Company’s Common Stock, par value $0.01 per share, and any other equity securities of the Company that may be substituted or resubstituted for Stock pursuant to Section 12(c).

hh. “Stock Appreciation Right” or “SAR” means a right granted to a Participant under Section 6(c).

ii. “Subsidiary” means any corporation, limited liability company, partnership or other entity in an unbroken chain of entities beginning with the Company, if each of the entities other than the last entity in the chain owns stock or other ownership interests possessing at least fifty percent (50%) of the total combined voting power in one (1) of the other entities in the chain. Notwithstanding the foregoing, with respect to an Incentive Stock Option, Subsidiary shall have the meaning set forth in Section 424(f) of the Code.

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APPENDIX D

3. Administration.

a. Authority of the Committee. The Plan shall be administered by and under the direction of the Committee, which shall have full and final authority, in each case subject to and consistent with the provisions of the Plan, to select Eligible Persons to become Participants; to grant Awards; to determine the type and number of Awards, the dates on which Awards may be exercised and on which the risk of forfeiture or deferral or restricted period relating to Awards shall lapse or terminate, the acceleration of any such dates, the expiration date of any Award, whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards, or other property, and other terms and conditions of, and all other matters relating to, Awards; to prescribe documents evidencing or setting terms of Awards (such Award documents need not be identical for each Participant), amendments thereto, and rules and regulations for the administration of the Plan and amendments thereto; to construe and interpret the Plan and Award documents and correct defects, supply omissions or reconcile inconsistencies therein; and to make all other decisions and determinations as the Committee may deem necessary or advisable for the administration of the Plan. Decisions of the Committee with respect to the administration and interpretation of the Plan shall be final, conclusive, and binding upon all persons interested in the Plan, including Participants, Beneficiaries, transferees under Section 12(b) and other persons claiming rights from or through a Participant, and stockholders. Any Participant receiving an Award shall be deemed to accept as conclusive and binding all determinations made by the Committee hereunder. The foregoing notwithstanding, the Board may perform the functions of the Committee for purposes of granting Awards under the Plan to Non-Employee Directors.

b. Manner of Exercise of Committee Authority. Except as provided below, the Committee may, to the extent that any such action will not prevent the Plan or any award under the Plan from complying with Rule 16b-3, the rules of the NYSE applicable to companies listed for trading thereon or any other law, delegate any of its authority hereunder to such persons as it deems appropriate. The Committee shall not delegate its authority to amend, suspend or terminate the Plan.

c. Limitation of Liability. The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or Employee, the Company’s independent registered public accounting firm, consultants or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or Employee acting at the direction or on behalf of the Committee or a delegatee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

4. Stock Subject to Plan.

a. Shares Authorized. As of the Restated Effective Date, the maximum number of shares of Stock that may be issued in respect of Awards granted under this Plan shall be (i) 9,680,000 shares, plus (ii) any shares that remained available for issuance under the Plan as of immediately prior to the Restated Effective Date, plus (iii) any Returning Shares (as defined below), subject to adjustment as provided in Section 12(c) (collectively, the “Share Reserve”). The Share Reserve may be used for all forms of Awards hereunder and may also be used to settle Outstanding Prior Plan Awards to the extent shares are not available under the applicable Prior Plan. Each share issued under this Plan pursuant to an Award, or to settle an Outstanding Prior Plan Award, shall reduce the Share Reserve by one share. From and after the Original Effective Date, no further awards shall be granted under the Prior Plans, and the Prior Plans shall remain in effect only so long as Outstanding Prior Plan Awards shall remain outstanding.

b. Share Counting.

i.

For purposes of Section 4(a), the number of shares to which an Award relates shall be counted against the Share Reserve at the grant date of the Award, unless such number of shares cannot be determined at that time, in which case the number of shares actually distributed pursuant to the Award shall be counted against the Share Reserve at the time of distribution; provided, however, that Awards related to or retroactively added to, or granted in tandem with, substituted for or converted into, other Awards shall be counted or not counted against the Share Reserve in accordance with procedures adopted by the Committee or its designee so as to ensure appropriate counting, but to avoid double counting.

ii.

If any shares to which an Award relates or, on or after the Restated Effective Date, shares subject to any Outstanding Prior Plan Awards are (A) forfeited, cancelled or payment is made to the Participant in the form of cash, cash equivalents or other property other than shares; (B) tendered by the Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Award other than an Option or SAR, or an Outstanding Prior Plan Award other than an option or SAR; or (C) otherwise terminate without payment being made to the Participant in the form of shares, such shares shall be added back to the Share Reserve (such shares, the “Returning Shares”).

iii.

Notwithstanding the foregoing, the following shares shall not be added back to the Share Reserve: (A) shares previously owned or acquired by the Participant that are delivered to the Company, or withheld from an Option, to pay the exercise

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APPENDIX D

price, (B) shares that are delivered or withheld for purposes of satisfying a tax withholding obligation relating to an Option or SAR, (C) shares not issued or delivered as a result of the net settlement of an outstanding Option or SAR, or (D) shares repurchased on the open market with the proceeds of the exercise price of an Option.

iv.

Subject to applicable stock exchange requirements, substitute awards shall not count against the Share Reserve, nor shall shares subject to a substitute award again be available for Awards under the Plan to the extent of any forfeiture, expiration or cash settlement as provided in Section 4(b)(ii).

v.

Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company (treasury stock), including Stock purchased by the Company on the open market for purposes of the Plan, subject in all cases to applicable law or regulation.

5. Eligibility.

a. Eligibility. Awards may be granted under the Plan only to Eligible Persons. For purposes of the Plan, an “Eligible Person” means an Employee, a Consultant, a Non-Employee Director of the Company or any Affiliate of the Company, and potential Employees who have been extended an offer of employment by the Company or an Affiliate of the Company, provided that such prospective Employee may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company or an Affiliate of the Company. Eligible Persons who are service providers to an Affiliate may be granted Options or SARs under this Plan only if the Affiliate qualifies as an “eligible issuer of service recipient stock” within the meaning of §1.409A-1(b)(5)(iii)(E) of the final regulations under Section 409A of the Code. An Employee on leave of absence may be considered as still in the employ of the Company or an Affiliate of the Company for purposes of eligibility for participation in the Plan. Holders of awards granted by a company or business (i) acquired by the Company or an Affiliate of the Company, or (ii) with which the Company or an Affiliate combines, are eligible for grants of substitute awards as provided in Section 8(a) granted in assumption of or in substitution for such outstanding awards previously granted under such other plans in connection with such acquisition or combination transaction.

b. Limit on Awards to Non-Employee Directors. Notwithstanding any other provision of the Plan to the contrary, the maximum number of shares of Stock subject to Awards granted during a single fiscal year to any Non-Employee Director, taken together with any cash fees paid to such Non-Employee Director during the fiscal year in respect of such director’s service as a member of the Board during such year (including service as a member or chair of any committees of the Board), shall not exceed $1,000,000 in total value (calculating the value of any such Awards based on the grant date fair value of such Awards for financial reporting purposes). The Committee may make exceptions to this limit for a non-executive chair of the Board or, in extraordinary circumstances, for other individual non-employee directors, as the Committee may determine in its discretion, provided that the non-employee director receiving such additional compensation may not participate in the decision to award such compensation.

c. Limit on Incentive Stock Options. The maximum aggregate number of shares to which ISOs may be granted shall not exceed 5,000,000 shares.

6. Specific Terms of Awards.

a. General. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Sections 12(e) and 12(j)), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of Service by the Participant and terms permitting a Participant to make elections relating to their Award. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan. The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of the Delaware General Corporation Law and may otherwise require payment of consideration for an Award except as limited by the Plan.

b. Options. The Committee is authorized to grant Options to Participants on the following terms and conditions:

i.

Exercise Price. The exercise price per share of Stock purchasable under an Option (including both ISOs and non-statutory Options) shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such Option. In the case of an ISO granted to a 10% or more stockholder of the Company, the per share exercise price shall be no less than 110% of the Fair Market Value per share of Stock on the date of grant of such Option. Notwithstanding the foregoing, any substitute award granted in assumption of or in substitution for an outstanding award granted by a company or business (x) acquired by the Company or an Affiliate of the Company, or (y) with which the Company or an Affiliate of the Company combines may be granted with an exercise price per share of Stock other than as required above, provided that such substitute award is granted in a manner consistent with Code Section 409A or, in the case of Incentive Stock Options, Code Section 422.

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APPENDIX D

ii.

Option Term; Time and Method of Exercise. The Committee shall determine the term of each Option, provided that in no event shall the term of any Option exceed a period of ten years from the date of grant (or five years from the date of grant in the case of an ISO granted to a 10% or more stockholder of the Company). The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future Service requirements), the methods by which such exercise price may be paid or deemed to be paid and the form of such payment (subject to Sections 12(j) and 12(k)), including, without limitation, cash, Stock (including by withholding Stock deliverable upon exercise), other Awards or awards granted under other plans of the Company or any Affiliate of the Company, or other property (including through broker-assisted “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by or forms in which Stock will be delivered or deemed to be delivered in satisfaction of Options to Participants (including, in the case of 409A Awards, deferred delivery of shares subject to the Option, as mandated by the Committee, with such deferred shares subject to any vesting, forfeiture or other terms as the Committee may specify). Notwithstanding the foregoing, the Committee may provide that if on the last day of the Option term, the Fair Market Value of a share of Common Stock exceeds the exercise price by a specified amount, the Participant has not exercised the Option and the Option has not expired, the Option shall be deemed to have been exercised by the Participant on such day with payment made by withholding shares otherwise issuable in connection with the exercise of the Option. In such event, the Company shall deliver to the Participant the number of shares for which the Option was deemed exercised, less the number of shares required to be withheld for the payment of the total purchase price and required withholding taxes. Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (other than an ISO) (i) the exercise of the Option is prohibited by applicable law or (ii) shares of Stock may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the Option shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement, provided that no extension will be made if the Fair Market Value of a share of Stock relating to such Option at the date the initial term would otherwise expire is below the exercise price of the Option.

iii.

ISOs. The terms of any ISO granted under the Plan shall comply in all respects with the provisions of Code Section 422. As such, ISOs may be granted only to Employees. ISOs may not be granted to any Employee that would permit the aggregate Fair Market Value (determined on the date of grant) of the Stock with respect to which ISOs are exercisable for the first time by such Employee during any calendar year to exceed $100,000. Any excess shall be deemed to be a non-statutory Option. if Stock acquired upon exercise of an ISO is disposed of by an Employee before the expiration of either two (2) years from the date of grant of such ISO or one year from the transfer of Stock to such Employee pursuant to the exercise of such ISO, or in any other disqualifying disposition within the meaning of Code Section 422, such Employee shall notify the Committee in writing of the date and terms of such disposition and shall cooperate with the Committee with respect to any tax withholding required or resulting from such disqualifying dispositions.

c. Stock Appreciation Rights. The Committee is authorized to grant SARs to Participants on the following terms and conditions:

i.

Right to Payment. A SAR shall confer on the Participant to whom it is granted a right to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee. The grant price of a SAR shall not be less than the Fair Market Value of a share of Stock on the grant date of such SAR; provided, however, that the grant price of a SAR that is granted subsequent to the related Option may be less than Fair Market Value on the grant date if it is equal to the exercise price of the related Option so long as such subsequently granted SAR does not cause a Non-409A Award to become subject to Code Section 409A or cause a 409A Award to violate Code Section 409A. Notwithstanding the foregoing, any substitute award granted in assumption of or in substitution for an outstanding award granted by a company or business (x) acquired by the Company or an Affiliate of the Company, or (y) with which the Company or an Affiliate of the Company combines may be granted with a grant price per share of Stock other than as required above, provided that such substitute award is granted in a manner consistent with Code Section 409A.

ii.

Other Terms. The Committee shall determine the term of each SAR, provided that in no event shall the term of a SAR exceed a period of ten years from the date of grant. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which a SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future Service requirements), the method of exercise, method of settlement, form of consideration payable in settlement, method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not a SAR shall be free-standing or in tandem or combination with any other Award, and whether or not the SAR will be a 409A Award or Non-409A Award. The Committee may require that an outstanding Option be exchanged for a SAR exercisable for Stock having vesting, expiration, and other terms

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APPENDIX D

substantially the same as the Option, so long as such exchange will not result in additional accounting expense to the Company. Notwithstanding the foregoing, the Committee may provide that if on the last day of the term of a SAR the Fair Market Value of one Share exceeds the grant price per Share of the SAR, the Participant has not exercised the SAR or the tandem Option (if applicable), and neither the SAR nor the Option has expired, the SAR shall be deemed to have been exercised by the Participant on such day. In such event, the Company shall make payment to the Participant in accordance with this Section, reduced by the number of shares (or cash) required for withholding taxes. Notwithstanding the foregoing, in the event that on the last business day of the term of a SAR (i) the exercise of the SAR is prohibited by applicable law or (ii) shares of Stock may not be purchased or sold by certain employees or directors of the Company due to the “black-out period” of a Company policy or a “lock-up” agreement undertaken in connection with an issuance of securities by the Company, the term of the SAR shall be extended for a period of thirty (30) days following the end of the legal prohibition, black-out period or lock-up agreement, provided that no extension will be made if the Fair Market Value of a share of Stock relating to such SAR at the date the initial term would otherwise expire is below the grant price of the SAR.

d. Restricted Stock. The Committee is authorized to grant Restricted Stock to Participants on the following terms and conditions:

i.

Grant and Restrictions. Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future Service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. Except to the extent restricted under the terms of the Plan and any Award document relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a stockholder, including the right to vote the Restricted Stock and the right to receive dividends thereon.

ii.

Forfeiture. Except as otherwise determined by the Committee, upon termination of Service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

iii.

Certificates for Stock. Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

iv.

Dividends and Splits. Subject to Section 8(e), as a condition to the grant of an Award of Restricted Stock, the Committee may require that any dividends paid on a share of Restricted Stock shall be either (A) paid with respect to such Restricted Stock in cash, which shall be subject to the same vesting terms as applied to the original Restricted Stock to which it relates, or (B) automatically reinvested in additional Restricted Stock or held in kind, which shall be subject to the same vesting terms as applied to the original Restricted Stock to which it relates, or (C) deferred as to payment, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in RSUs, other Awards or other investment vehicles, subject to the same vesting terms as applied to the original Restricted Stock to which it relates and to such other terms as the Committee shall determine or permit a Participant to elect.

e. Restricted Stock Units. The Committee is authorized to grant RSUs to Participants, subject to the following terms and conditions:

i.

Award and Restrictions. Unless otherwise specified by the Committee, issuance of Stock will occur upon expiration of the restricted period specified for an Award of RSUs by the Committee (or, if permitted by the Committee, as elected by the Participant in accordance with a valid election pursuant to the terms set forth in Section 8(c)). In addition, RSUs shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse at the expiration of the restricted period or at earlier specified times (including based on achievement of performance goals and/or future Service requirements), separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine at the date of grant or thereafter. RSUs may be satisfied by delivery of Stock, other Awards, or a combination thereof, as determined by the Committee at the date of grant or thereafter.

ii.

Forfeiture. Except as otherwise determined by the Committee, upon termination of Service during the applicable restricted period or portion thereof to which forfeiture conditions apply (as provided in the Award document evidencing

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the RSU), all RSUs that are at that time subject to such forfeiture conditions shall be forfeited; provided that the Committee may provide, by rule or regulation or in any Award document, or may determine in any individual case, that restrictions or forfeiture conditions relating to RSUs will lapse in whole or in part, including in the event of terminations resulting from specified causes.

f. Awards in Lieu of Obligations.The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations of the Company or an Affiliate of the Company to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee.

g. Dividend Equivalents. Subject to Section 8(e), the Committee is authorized to grant Dividend Equivalents to a Participant in connection with the grant of an Award (other than Options or SARs). Such dividend equivalents shall be subject to the same vesting terms as applied to the original Award to which it relates.

h. Other Stock Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants such other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock or factors that may influence the value of Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified Affiliates or other business units of the Company. The Committee shall determine the terms and conditions of such Awards. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 6(h) shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, notes, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 6(h).

7. Performance-Based Awards.

a. Performance-Based Awards Generally. Any form of Award permitted under this Plan may be granted as a performance-based Award. Performance-based Awards may be denominated as a cash amount, number of shares of Stock, or specified number of other Awards (or a combination) that may be earned upon achievement or satisfaction of performance conditions specified by the Committee. In addition, the Committee may specify that any other Award shall constitute a performance-based Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such performance criteria and other measures of performance as it may deem appropriate in establishing any performance conditions and may exercise its discretion to reduce or increase the amounts payable under any Award subject to performance conditions. Subject to Section 8(e), Dividend Equivalents distributed in connection with performance-based Awards shall be subject to restrictions and a risk of forfeiture to the same extent as the underlying Award with respect to which Stock or other property has been distributed.

b. Performance Goals and Criteria.

i.

Performance Goals. The performance goal(s) for performance-based Awards may be based on a targeted level or levels of performance with respect to one or more objective or subjective performance criteria, as specified by the Committee. The Committee may determine that a performance-based Award shall be granted, exercised and/or settled upon achievement of one or more performance goals as a condition to the grant, exercise and/or settlement of such performance-based Award. Performance goals may differ for performance-based Awards granted to any one Participant or to different Participants.

ii.

Performance Criteria. The performance criteria used by the Committee in establishing goals for performance-based Awards may consist of one or more criteria, on a consolidated basis or with respect to specific subsidiaries or business units of the Company, as determined by the Committee, including, without limitation:

1.

Earnings or profitability measures (which include (i) net income, (ii) operating income, (iii) income (loss) per common share from continuing operations, either basic or fully diluted; (iv) net income (loss) per common share, either basic or fully diluted; (v) earnings before interest, taxes, depreciation, and amortization; (vi) earnings before interest and taxes, (vii) any pre-established derivative of revenue (gross, operating, or net), (viii) pre-tax operating-income, (ix) inventory turnover or inventory shrinkage, (x) sales growth and volumes, (xi) percentage increase in total net revenue or comparable sales, and (xii) economic profit or value created);

2.

Expense and efficiency measures (which include (i) gross margins, cost of goods sold, mark-ups or mark-downs; (ii) operating margins; (iii) selling, general and administrative (SG&A) expense; and (iv) other pre-established operating expenses);

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3.	Return measures (which include (i) total stockholder return, (ii) stock price, (iii) return on assets, (iv) return on investment, (v) return on capital, and (vi) return on equity);

4.	Cash flow measures (which include (i) cash flow, (ii) free cash flow, (iii) cash flow return on investment, and (iv) net cash provided by operations);

5.	Achievement of balance sheet, income statement, or cash-flow statement objectives;

6.

Strategic or operational business criteria, consisting of one or more objectives based on meeting specified market penetration, geographic expansion or new concept development goals; cost targets; customer satisfaction; employee satisfaction; human resources goals, including staffing, training and development and succession planning; supervision of litigation and information technology; corporate responsibility values measures that may be objectively determined, including ethics compliance or sustainability matters, and safety and goals relating to acquisitions or divestitures of Affiliates; and

7.	Other financial, operational, strategic or individual performance criteria.

Performance criteria may be established on a Company-wide basis or with respect to one or more business units, divisions, or Affiliates and may be expressed in absolute terms, or relative to (i) current internal targets or budgets, (ii) the past performance of the Company (including the performance of one or more business units, divisions, or Affiliates), (iii) the performance of one or more peer companies, (iv) the performance of a broad market index or an index covering a peer group of companies, or (v) other internal or external measures of the selected performance criteria, including on an individual basis, as appropriate.

Performance criteria that are financial metrics may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or financial metrics that are based on, or able to be derived from GAAP, and may be adjusted when established or at any time thereafter to include or exclude any items otherwise includable or excludable under GAAP. Without limiting the generality of the immediately preceding sentence, the determination of performance with respect to a performance criteria may include or exclude (i) items that are unusual in nature and items that are infrequently occurring, (ii) changes in applicable laws, regulations, or accounting principles, (iii) other events such as restructurings; discontinued operations; asset write-downs; significant litigation or claims, judgments or settlements; acquisitions or divestitures; reorganizations or changes in the corporate structure or capital structure of the Company; foreign exchange gains and losses; change in the fiscal year of the Company; business interruption events; unbudgeted capital expenditures; unrealized investment gains and losses; and impairments; or (iv) such other factors as the Committee may determine.

iii.	Performance Period. Achievement of performance goals in respect of performance-based Awards shall be measured over a performance period, as specified by the Committee.

iv.

Settlement of Performance Awards; Other Terms. Settlement of performance-based Awards shall be in cash, Stock, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, increase or reduce the amount of a settlement otherwise to be made in connection with such performance-based Awards. The Committee shall specify the circumstances in which such performance-based Awards shall be paid or forfeited in the event of termination of employment by the Participant or other event (including a Change in Control) prior to the end of a performance period or settlement of such performance-based Awards.

c. Written Determinations. Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of performance-based Awards, the level of actual achievement of the specified goals relating to performance-based Awards, and the amount of any final performance-based Award shall be recorded in writing.

8. Certain Provisions Applicable to Awards.

a. Stand-Alone, Additional, Tandem, and Substitute Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Affiliate of the Company, or any business entity to be acquired by the Company or an Affiliate of the Company or with which the Company or an Affiliate of the Company combines, or any other right of a Participant to receive payment from the Company or any Affiliate of the Company; provided, however, that (i) a 409A Award may not be granted in tandem with a Non-409A Award and (ii) such Awards are subject to the prohibitions in the second and third sentences of Section 12(e) with respect to Options and SARs. Awards granted in addition to or in tandem with other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards.

b. Term of Awards. The term of each Award shall be for such period as may be determined by the Committee, subject to the express limitations set forth in Sections 6(b)(ii), 6(c)(ii) and 8 or elsewhere in the Plan.

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c. Form and Timing of Payment Under Awards; Deferrals. Subject to the terms of the Plan (including Sections 12(j) and (k)) and any applicable Award document, payments to be made by the Company or an Affiliate of the Company upon the exercise of an Option or other Award or settlement of an Award may be made in such forms as the Committee shall determine, including, without limitation, cash, Stock, other Awards or other property, and may be made in a single payment or transfer, in installments, or on a deferred basis. The settlement of any Award may be accelerated, and cash paid in lieu of Stock in connection with such settlement, in the discretion of the Committee or upon occurrence of one or more specified events, subject to Sections 12(j) and (k) and so long as such an acceleration does not cause a Non-409A Award to become subject to Code Section 409A. Subject to Section 12(k), installment or deferred payments may be required by the Committee (subject to Section 12(e)) or permitted at the election of the Participant on terms and conditions established by the Committee and consistent with the requirements of Code Section 409A. Payments may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock. In the case of any 409A Award that is vested and no longer subject to a risk of forfeiture (within the meaning of Code Section 83), such Award will be distributed to the Participant, upon application of the Participant, if the Participant has had an unforeseeable emergency within the meaning of Code Sections 409A(a)(2)(A)(vi) and 409A(a)(2)(B)(ii), in accordance with Section 409A(a)(2)(B)(ii).

d. Minimum Vesting Requirement.Notwithstanding any other provision of the Plan to the contrary, Awards granted under the Plan (other than cash-based Awards) shall vest no earlier than the first anniversary of the date on which the Award is granted; provided, that the following Awards shall not be subject to the foregoing minimum vesting requirement: any (i) substitute awards granted in connection with awards that are assumed, converted or substituted pursuant to a merger, acquisition or similar transaction entered into by the Company or any of its Subsidiaries, (ii) shares of Stock delivered in lieu of fully vested cash obligations, (iii) Awards to Non-Employee Directors that vest on earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders that is at least 50 weeks after the immediately preceding year’s annual meeting, and (iv) any additional Awards the Committee may grant, up to a maximum of five percent (5%) of the available share reserve authorized for issuance under the Plan pursuant to Section 4 (subject to adjustment under Section 12(c)); and, provided, further, that the foregoing restriction does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including in cases of termination of Service, death, Disability or a Change in Control, in the terms of the Award document or otherwise.

e. Treatment of Dividends and Dividend Equivalents on Unvested Awards. Notwithstanding any other provision of the Plan to the contrary, with respect to any Award that provides for or includes a right to dividends or dividend equivalents, if dividends are declared during the period that an equity Award is unvested, such dividends (or dividend equivalents) shall either (i) not be paid or credited with respect to such Award or (ii) be accumulated but remain subject to vesting requirement(s) to the same extent as the applicable Award and shall only be paid at the time or times such vesting requirement(s) are satisfied. In no event shall dividends or dividend equivalents be paid with respect to Options or SARs.

9. Change in Control.

a. Effect of “Change in Control.”The provisions of this Section 9 shall apply in the case of a Change in Control, unless otherwise provided in the Award document or another written agreement, plan or policy with a Participant governing an Award.

i.

Awards Assumed or Substituted by Surviving Entity. With respect to Awards assumed by the surviving entity of the Change in Control (the “Surviving Entity”) or otherwise equitably converted or substituted in connection with a Change in Control, if within 18 months after the effective date of the Change of Control, a Participant’s employment or service is terminated by the Company without Cause (excluding voluntary resignation, death, Disability, or Retirement), then:

1.

all of the Participant’s outstanding Options, SARs and other outstanding Awards (including Awards equitably converted or substituted in connection with a Change in Control) pursuant to which the Participant may have exercise rights shall become fully exercisable as of the date of such termination, and shall thereafter remain exercisable until the earlier of (1) the expiration of the original term of the Award and (2) the later of (i) ninety (90) days from the termination of employment or service and (ii) such longer period provided by the applicable Award document;

2.

all time-based vesting restrictions on the Participant’s outstanding Awards (other than Options, SARs and other Awards pursuant to which the Participant may have exercise rights) shall lapse as of the date of the Participant’s termination, and such Awards shall be settled or paid within thirty (30) days after the date of the Participant’s termination; and

3.

in the case of a performance-based Award, then the value of such Award will be converted into Restricted Stock or RSUs and will vest at the end of the performance period, subject to the provisions set forth in Section 9(a)(i)(B) in

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the event of Participant’s termination, with the value of the Award measured as follows: (i) if 50% or more of the applicable performance period has been completed as of the date of the Change in Control, then the value of such Award will be converted into Restricted Stock or RSUs based on performance as of the time of the Change in Control (if reasonably determinable); or (ii) if (x) less than 50% of the performance period has been completed as of the date of the Change in Control or (y) performance is not reasonably determinable as of the date of the Change in Control, then the value of such Award will be converted into Restricted Stock or RSUs based on the Award’s target level value;

provided, however, that if such Awards constitute deferred compensation under Section 409A of the Code, the Awards shall vest on the basis described above but shall be settled or paid on the date(s) provided in the underlying Award documents to the extent required by Section 409A of the Code.

To the extent that this provision causes Incentive Stock Options to cease to qualify as Incentive Stock Options, such Options shall be deemed to be non-statutory Options.

ii.

Awards not Assumed or Substituted by Surviving Entity. Upon the occurrence of a Change in Control, and except with respect to any Awards assumed by the Surviving Entity or otherwise equitably converted or substituted in connection with the Change in Control in a manner approved by the Committee or the Board:

1.

all outstanding Options, SARs and other outstanding Awards pursuant to which Participants may have exercise rights shall become fully exercisable as of the time of the Change in Control, and shall thereafter remain exercisable for a period of ninety (90) days or until the earlier expiration of the original term of the Award; provided, however, that the Committee may instead provide that the Participant shall receive a payment equal to the difference between the consideration (consisting of cash or other property (including securities of a successor or parent corporation)) received by holders of Stock in the Change in Control transaction and the exercise price of the applicable Option or SAR, if such difference is positive; provided further, however, that any Option or SAR whose exercise price is greater than the per share consideration received by holders of the underlying shares of Stock in connection with the Change in Control shall be cancelled without payment of any consideration;

2.	all time-based vesting restrictions on outstanding Awards shall lapse as of the time of the Change in Control, and such Awards shall be settled or paid at the time of the Change in Control; and

3.

all performance criteria and other conditions to payment of outstanding performance-based Awards shall be deemed to be achieved or fulfilled, measured as follows: (i) if 50% or more of the applicable performance period has been completed as of the date of the Change in Control, then the value of such Award will be based on performance as of the time of the Change in Control (if reasonably determinable); or (ii) if (x) less than 50% of the performance period has been completed as of the date of the Change in Control or (y) performance is not reasonably determinable as of the date of the Change in Control, then the value of such Award will be based on the Award’s target level value, and payment of such Awards on the applicable basis shall be made or otherwise settled at the time of the Change in Control;

provided, however, that if such Awards constitute deferred compensation under Section 409A of the Code, the Awards shall vest on the basis described above but shall be settled or paid on the date(s) provided in the underlying Award documents to the extent required by Section 409A of the Code.

To the extent that this provision causes Incentive Stock Options to cease to qualify as Incentive Stock Options, such Options shall be deemed to be non-statutory Options.

iii.

For the purposes of this Plan, an Award shall be considered assumed by the surviving entity or otherwise equitably converted or substituted if following the applicable transaction the Award confers the right to purchase or receive, for each share of Stock subject to the Award immediately prior to the applicable transaction, on substantially the same vesting and other terms and conditions as were applicable to the Award immediately prior to the applicable transaction, the consideration (whether Stock, cash or other securities or property) received in the applicable transaction by holders of shares of Stock for each share of Stock held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the applicable transaction is not solely common stock of the successor company or its parent or subsidiary, the Committee may, with the consent of the successor company or its parent or subsidiary, provide that the consideration to be received upon the exercise or vesting of an Award, for each share subject thereto, will be solely common stock of the successor company or its parent or subsidiary substantially equal in fair market value to the per share consideration received by holders of shares in the applicable transaction. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

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10. Additional Award Forfeiture Provisions.The Committee may condition an Eligible Person’s right to receive a grant of an Award, or a Participant’s right to exercise an Award, to retain Stock, cash or other property acquired in connection with an Award, or to retain the profit or gain realized by a Participant in connection with an Award, including cash or other property received upon sale of Stock acquired in connection with an Award, upon the Participant’s compliance with specified conditions relating to non-competition, confidentiality of information relating to the Company, non-solicitation of customers, suppliers, and employees of the Company, cooperation in litigation, non-disparagement of the Company and its officers, Directors and Affiliates, or other requirements applicable to the Participant, as determined by the Committee, at the time of grant or otherwise, including during specified periods following termination of Service.

11. Company Policies and Clawback Provisions.

All Awards under the Plan shall be subject to any applicable trading policies and other policies, including without limitation anti-hedging or pledging policies, that may be approved or implemented by the Board or the Committee from time to time, whether or not approved before or after the Restated Effective Date.

All Awards and amounts payable under the Plan are additionally subject to the terms of any applicable clawback policies approved by the Board or Committee, as in effect from time to time (including, without limitation, a clawback policy required to be implemented by an applicable stock exchange), whether approved before or after the date of an Award.

In the event that the Participant engages in misconduct that causes or partially causes the need for restatement of financial statements that would have resulted in a lower Award where the payment was predicated upon the achievement of certain financial results that were the subject of the restatement, to the extent of the applicable reduction in amount of such Award as determined by the Committee (i) outstanding Awards (including time-based Awards) held by the Participant may be cancelled and (ii) the Participant may be required to forfeit (A) the shares of Stock received or payable on the vesting or exercise of the Award and (B) the amount of the proceeds of the sale or gain realized on the vesting or exercise of the Award (and the Participant may be required to return or pay such shares of Stock or amount to the Company). The determination of the lower Award must be made by the Committee no later than the end of the third fiscal year following the year for which the inaccurate financial results were measured; provided, that if steps have been taken within such period to restate the Company’s financial or operating results, the time period shall be extended until such restatement is completed.

Further, to the extent permitted by applicable law, including without limitation Section 409A of the Code, all outstanding Awards and amounts payable under the Plan are subject to offset in the event that a Participant has an outstanding clawback, recoupment or forfeiture obligation to the Company under the terms of any applicable clawback policy. In the event of a clawback, recoupment or forfeiture event under an applicable clawback policy, the amount required to be clawed back, recouped or forfeited pursuant to such policy shall be deemed not to have been earned under the terms of the Plan, and the Company shall be entitled to recover from the Participant the amount specified under the clawback policy to be clawed back, recouped or forfeited (which amount, as applicable, shall be deemed an advance that remained subject to the Participant satisfying all eligibility conditions for earning the amounts deferred, accrued, or credited under this Plan).

By accepting Awards under the Plan, Participants agree and acknowledge that they are obligated to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup any Award or amounts paid under the Plan subject to clawback pursuant to such law, government regulation, stock exchange listing requirement or Clawback Policy. Such cooperation and assistance shall include, but is not limited to, executing, completing and submitting any documentation necessary to recover or recoup any Award or amounts paid under the Plan from a Participant’s accounts, or pending or future compensation or Awards.

12. General Provisions.

a. Compliance with Legal and Other Requirements. The Company may, to the extent deemed necessary or advisable by the Committee and subject to Section 12(j), postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, regulations, listing requirements, or other obligations. The foregoing notwithstanding, in connection with a Change in Control, the Company shall take or cause to be taken no action, and shall undertake or permit to arise no legal or contractual obligation, that results or would result in any postponement of the issuance or delivery of Stock or payment of benefits under any Award or the imposition of any other conditions on such issuance, delivery or payment, to the extent that such postponement or other condition would represent a greater burden on a Participant than existed on the 90th day preceding the Change in Control.

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b. Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, hypothecated or otherwise encumbered or subject to any lien, obligation or liability of such Participant to any party (other than the Company or an Affiliate thereof), or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution or to a Beneficiary upon the death of a Participant, and such Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or their guardian or legal representative, except that Awards and other rights (other than ISOs) may be transferred to one or more transferees during the lifetime of the Participant, and may be exercised by such transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee, subject to any terms and conditions which the Committee may impose thereon (which may include limitations the Committee may deem appropriate in order that offers and sales under the Plan will meet applicable requirements of registration forms under the Securities Act of 1933 specified by the Securities and Exchange Commission), and provided further, that no transfer for value or consideration will be permitted. A Beneficiary, transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award document applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

c. Adjustments. In the event that any large, special and non-recurring dividend or other distribution (whether in the form of cash or property other than Stock), recapitalization, forward or reverse split, Stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is determined by the Committee to be appropriate and, in the case of any outstanding Award, necessary in order to prevent dilution or enlargement of the rights of the Participant, then the Committee shall, in an equitable manner as determined by the Committee, adjust any or all of (i) the number and kind of shares of Stock which (1) are authorized for grant under Section 4(a), (2) the number and kind of shares of Stock subject to or deliverable in respect of outstanding Awards, and (3) the exercise price, grant price or purchase price relating to any Award or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding Option. In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards (including performance-based Awards and performance goals and any hypothetical funding pool relating thereto) in recognition of unusual or nonrecurring events (including, without limitation, events described in the preceding sentence, as well as acquisitions and dispositions of businesses and assets) affecting the Company, any Affiliate of the Company or other business unit of the Company, or the financial statements of the Company or any Affiliate, or in response to changes in applicable laws, regulations, accounting principles, tax rates and regulations or business conditions or in view of the Committee’s assessment of the business strategy of the Company, any Affiliate or business unit thereof, performance of comparable organizations, economic and business conditions, personal performance of a Participant, and any other circumstances deemed relevant.

d. Tax Provisions.

i.

Withholding. The Company and any Affiliate of the Company is authorized to withhold from any Award granted, any payment relating to an Award under the Plan, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes due or potentially payable in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s withholding obligations, either on a mandatory or elective basis in the discretion of the Committee, or in satisfaction of other tax obligations. Other provisions of the Plan notwithstanding, only the minimum amount of Stock deliverable in connection with an Award necessary to satisfy statutory withholding requirements will be withheld, unless (x) withholding of any additional amount of Stock will not result in additional accounting expense to, or adverse tax compliance implications for, the Company and (y) is otherwise permitted by the Company.

ii.

Required Consent to and Notification of Code Section 83(b) Election. No election under Section 83(b) of the Code (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award document or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Company of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

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iii.

Requirement of Notification Upon Disqualifying Disposition Under Code Section 421(b). If any Participant shall make any disposition of shares of Stock delivered pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (i.e., a disqualifying disposition), such Participant shall notify the Company of such disposition within ten days thereof.

e. Changes to the Plan. The Board may amend, suspend or terminate the Plan or the Committee’s authority to grant Awards under the Plan without the consent of stockholders or Participants; provided, however, that any amendment to the Plan shall be submitted to the Company’s stockholders for approval not later than the earliest annual meeting for which the record date is at or after the date of such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of the NYSE or any other stock exchange or automated quotation system on which the Stock may then be listed or quoted, or if such amendment would materially increase the number of shares reserved for issuance and delivery under the Plan (other than in connection with an equitable adjustment pursuant to Section 12(c) above) or amend any other provision of the Plan that expressly requires stockholder approval, and the Board may otherwise, in its discretion, determine to submit other amendments to the Plan to stockholders for approval; and provided further, that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any outstanding Award unless the Committee determines that such amendment, alteration, suspension, discontinuance or termination either is required or advisable in order for the Company, the Plan or the Award to satisfy any applicable law or regulation. For avoidance of doubt, the rights of a Participant will not be deemed to have been altered or impaired in any materially adverse respect if, without the consent of the Participant, the Committee amends an Award to: (i) clarify the manner of exemption from, or to bring the Award into compliance with, Section 409A, (ii) to correct clerical or typographical errors, or (iii) to comply with other applicable laws. Notwithstanding any provision in this Plan to the contrary except in connection with an equitable adjustment under Section 12(c) or a Change in Control, without the prior approval of the Company’s stockholders, no Option or SAR may be amended to reduce the exercise price per share of the shares of Stock subject to such Option or the grant price of such SAR, as applicable, below the exercise price or grant price as of the date the Option or SAR is granted. In addition, and except in connection with an equitable adjustment under Section 12(c) or a Change in Control, without the prior approval of the Company’s stockholders, no Option or SAR may be cancelled or surrendered in exchange for another Award or cash when the exercise or grant price per share of Stock exceeds the Fair Market Value of one share of Stock and no Option or SAR may be granted in exchange for, or in connection with, the cancellation or surrender of an Option or SAR having a higher exercise or grant price.

f. Right of Setoff. The Company or any Affiliate of the Company may, to the extent permitted by applicable law and Section 409A, deduct from and set off against any amounts the Company or an Affiliate of the Company may owe to the Participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 12(f).

g. Unfunded Status of Awards; Creation of Trusts. The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a Participant or obligation to deliver Stock pursuant to an Award, nothing contained in the Plan or any Award shall give any such Participant any rights that are greater than those of a general creditor of the Company; provided that the Committee may authorize the creation of trusts and deposit therein cash, Stock, other Awards or other property, or make other arrangements to meet the Company’s obligations under the Plan. Such trusts or other arrangements shall be consistent with the “unfunded” status of the Plan unless the Committee otherwise determines with the consent of each affected Participant.

h. Non-Exclusivity of the Plan. Neither the adoption of the Plan by the Board nor its submission to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, and such other arrangements may be either applicable generally or only in specific cases.

i. Payments in the Event of Forfeiture; Fractional Shares. Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration. No fractional shares of Stock shall be issued or delivered pursuant to the Plan or any Award. The Committee shall determine whether cash, other Awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

j. Certain Limitations on Awards to Ensure Compliance with Section 409A. For purposes of this Plan, references to an Award term or event (including any authority or right of the Company or a Participant) being “permitted” under Section 409A mean, for a 409A Award, that the term or event will not cause the Participant to be liable for payment of interest or a tax penalty under Section 409A and, for a Non-409A Award, that the term or event will not cause the Award to be treated as subject to Section 409A. Other provisions of the Plan notwithstanding, the terms of any 409A Award and any Non-409A Award, including

2026 Proxy Statement	|	D-15

APPENDIX D

any authority of the Company and rights of the Participant with respect to the Award, shall be limited to those terms permitted under Section 409A or an applicable exception, and any terms not permitted under Section 409A shall be automatically modified and limited to the extent necessary to conform with Section 409A. For this purpose, other provisions of the Plan notwithstanding, the Company shall have no authority to accelerate distributions relating to 409A Awards in excess of the authority permitted under Section 409A, any distribution subject to Section 409A(a)(2)(A)(i) (separation from Service) to a “key employee” as defined under Section 409A(a)(2)(B)(i), shall not occur earlier than the earliest time permitted under Section 409A(a)(2)(B)(i), and any authorization of payment of cash to settle a Non-409A Award shall apply only to the extent permitted under Section 409A for such Award. If an Award is subject to Section 409A, each installment payment shall be treated as a separate payment for purposes of Section 409A and in no event shall a participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with Section 409A. Notwithstanding anything in the Plan or any Award document to the contrary, each Participant shall be solely responsible for the tax consequences of Awards, and in no event shall the Company have any responsibility or liability if an Award does not meet any applicable requirements of Section 409A. Although the Company intends to administer the Plan to prevent taxation under Section 409A, the Company does not represent or warrant that the Plan or any Award complies with Section 409A or any other provision of federal, state, local or other tax law.

k. Governing Law. The validity, construction, and effect of the Plan, any rules and regulations relating to the Plan and any Award document shall be determined in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

l. Awards to Participants Outside the United States. The Committee may modify the terms of any Award under the Plan made to or held by a Participant who is then resident or primarily employed outside of the United States in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States. An Award may be modified under this Section 12(1) in a manner that is inconsistent with the express terms of the Plan, so long as such modifications will not contravene any applicable law or regulation or result in actual liability under Section 16(b) of the Exchange Act for the Participant whose Award is modified.

m. Limitation on Rights Conferred under Plan. Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or Service of the Company or an Affiliate of the Company, (ii) interfering in any way with the right of the Company or an Affiliate of the Company to terminate any Eligible Person’s or Participant’s Service at any time (subject to the terms and provisions of any separate written agreements), (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and Employees, or (iv) conferring on a Participant any of the rights of a stockholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award or an Option is duly exercised. Except as expressly provided in the Plan and an Award document, neither the Plan nor any Award document shall confer on any person other than the Company and the Participant any rights or remedies thereunder. The Company makes no representation that any or all of the Awards or payments under this Plan will be exempt from or comply with Section 409A, and makes no undertaking to preclude Section 409A from applying.

n. Severability; Entire Agreement. If any of the provisions of this Plan or any Award document is finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award documents contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

o. Plan Effective Date and Termination. This amended and restated Plan shall become effective on June 26, 2026, provided that the amendment and restatement of the Plan is approved by the stockholders of the Company at a stockholders’ meeting held on such date (or, if the meeting or vote is postponed, such later date that a stockholder vote is taken to approve the Plan) (the “Restated Effective Date”). If this amended and restated Plan is not so approved at such meeting, then the Plan as in effect immediately prior to the Restated Effective Date shall remain in effect. Unless earlier terminated by action of the Board of Directors, the authority of the Committee to make grants under the Plan shall terminate on the tenth anniversary of the Restated Effective Date (unless the Plan is re-approved by the Company’s stockholders prior to such date), and the Plan will remain in effect until such time as no Stock remains available for delivery under the Plan and the Company has no further rights or obligations under the Plan with respect to outstanding Awards under the Plan.

D-16	|

APPENDIX D

p. Establishment of Sub-plans. The Committee shall have the discretionary authority to adopt and implement from time to time such addenda or sub-plans to the Plan as it may deem necessary in order to bring the Plan into compliance with applicable laws and regulations of any foreign jurisdictions in which Awards are to be made under the Plan and/or to obtain favorable tax treatment in those foreign jurisdictions for the individuals to whom the Awards are made. For the avoidance of doubt, no such addenda or sub-plans as described in this Section 12(p) shall include any provisions that are inconsistent with the terms of the Plan as then in effect, unless the Plan could have been amended to eliminate such inconsistency without further approval by the Company’s stockholders.

2026 Proxy Statement	|	D-17

CORPORATE & STOCK INFORMATION

Website

Stock Data

SHARES OF AMERICAN EAGLE OUTFITTERS, INC. COMMON STOCK ARE TRADED ON THE NEW YORK STOCK EXCHANGE UNDER THE SYMBOL "AEO"

Investor Inquiries

Transfer Agent

COMPUTERSHARE TRUST COMPANY, N.A.
PO BOX 43078
PROVIDENCE, RI 02940
1-877-581-5548

Independent Auditors

ERNST & YOUNG LLP
2100 ONE PPG PLACE
PITTSBURGH, PA 15222

Corporate Headquarters

BOARD OF DIRECTORS

Jay L. Schottenstein

EXECUTIVE CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER

Sujatha Chandrasekaran

DIRECTOR

Deborah A. Henretta

DIRECTOR

Cary D. McMillan

DIRECTOR

Janice E. Page

DIRECTOR

David M. Sable

DIRECTOR

Noel J. Spiegel

DIRECTOR

C ORPORAT E & S TO C K I N F O R M AT I O N Website Transfer Agent INFORMATION REGARDING AMERICAN EAGLE OUTFITTERS, COMPUTERSHARE TRUST COMPANY, N.A. INC. AND OUR PRODUCTS IS AVAILABLE ON OUR WEBSITES: PO BOX 43078 WWW.AEO-INC.COM, WWW.AE.COM AND WWW.AERIE.COM PROVIDENCE, RI 02940 1-877-581-5548 Stock Data Independent Auditors SHARES OF AMERICAN EAGLE OUTFITTERS, INC. COMMON ERNST & YOUNG LLP STOCK ARE TRADED ON THE NEW YORK STOCK EXCHANGE 2100 ONE PPG PLACE UNDER THE SYMBOL “AEO” PITTSBURGH, PA 15222 Investor Inquiries Corporate Headquarters IF YOU WOULD LIKE GENERAL INFORMATION ON AMERICAN AMERICAN EAGLE OUTFITTERS, INC. EAGLE OUTFITTERS, INC. AS A PUBLICLY TRADED COMPANY, 77 HOT METAL STREET PLEASE VISIT OUR INVESTOR RELATIONS SECTION LOCATED PITTSBURGH, PA 15203 AT WWW.AEO-INC.COM 412-432-3300 BO A R D O F D I R E C TO R S Jay L. Schottenstein EXECUTIVE CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER Sujatha Chandrasekaran DIRECTOR Deborah A. Henretta DIRECTOR Cary D. McMillan DIRECTOR Janice E. Page DIRECTOR David M. Sable DIRECTOR Noel J. Spiegel DIRECTOR

PRO XY R E P O R T 2 0 2 6

PRELIMINARY PROXY CARD SUBJECT TO COMPLETION DATED MAY 5, 2026

AMERICAN EAGLE OUTFITTERS, INC.	PROXY VOTING INSTRUCTIONS Please have your 11-digit control number ready when voting by Internet or telephone.

Vote Your Proxy on the Internet: Go to www.AALvote.com/AEO Have your proxy card available when you access the above website. Follow the prompts to vote your shares.
Mr AB Sample Sample Street Sample Town Sampleshire, XXX XXX
Vote Your Proxy by Phone: Call 1-866-804-9616 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.
Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.

As a stockholder of American Eagle Outfitters, Inc., you have the option of voting your shares electronically through the Internet or by telephone, eliminating the need to return the proxy card. Your electronic or telephonic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated, and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 PM ET on June 25, 2026.

CONTROL NUMBER

▼  PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.  ▼

AMERICAN EAGLE OUTFITTERS, INC.

ANNUAL MEETING OF STOCKHOLDERS

JUNE 26, 2026 AT 11:00 AM ET

THIS PROXY IS SOLICITED ON BEHALF OF

THE BOARD OF DIRECTORS OF AMERICAN EAGLE OUTFITTERS, INC.

The undersigned stockholder of American Eagle Outfitters, Inc. (the “Company”) hereby appoints Michael A. Mathias, Beth Henke, and Jennifer B. Stoecklein, or any of them individually, as attorneys and proxies with full power of substitution to vote all of the shares of Common Stock of the Company that the undersigned is entitled to vote at the Company’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”) to be held via virtual meeting on Friday, June 26, 2026 at 11:00 AM ET, and at any adjournment, postponement, or continuation thereof. This proxy is solicited on behalf of the Board of Directors of the Company and may be revoked prior to its exercise.

In order to virtually attend the Annual Meeting, you must register at https://web.viewproxy.com/ae/2026 by 11:59 PM ET on June 23, 2026. On the day of the Annual Meeting, if you have properly registered, you may enter the virtual meeting by clicking on the link provided and the password you received via email in your registration confirmations. Further instructions on how to virtually attend and vote at the Annual Meeting are contained in the Proxy Statement in the section titled “Information About This Proxy Statement and the Annual Meeting.”

Mr AB Sample Sample Street Sample Town Sampleshire, XXX XXX	This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations: “FOR” the director nominee listed in Proposal 1 and “FOR” Proposals 2(a), 2(b), 2(c), 2(d), 3, 4, and 5. In their discretion, the proxy holders are authorized to vote on such other matters as may properly come before the Annual Meeting and any adjournment, continuation, or postponement thereof. All proxies previously given or executed by the undersigned are hereby revoked.
Signature

Date

CONTROL NUMBER	Title

Signature (Joint Owners)
Address Change: (If you noted any Address Changes above, please mark box.) ☐	NOTE: Please sign exactly as name(s) appear(s) hereon. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, limited liability company or partnership, please sign in full corporate, limited liability company, or partnership name by authorized officer or person.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be held on June 26, 2026:

The Proxy Statement and Annual report are available at:

https://web.viewproxy.com/ae/2026

▼  PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.  ▼

When properly executed, your proxy card/voting instruction form will be voted in the manner you direct. If you do not specify your choices, your shares will be voted in accordance with the Board of Directors’ recommendation.

Your Board of Directors recommends a vote FOR the director nominee listed under Proposal 1. Please mark your votes like this ☒ Proposal 1: Election of Class I Director

Proposal 3: Ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2027.

FOR ☐ AGAINST ☐ ABSTAIN ☐

Proposal 4: Approve, on a non-binding, advisory basis, the Fiscal 2025 compensation of the Company’s named executive officers (“Say-on-Pay” vote).

FOR ☐ AGAINST ☐ ABSTAIN ☐

Proposal 5: Approve an amendment and restatement of the Company’s 2023 Stock Award and Incentive Plan to increase the number of authorized shares thereunder.

FOR ☐ AGAINST ☐ ABSTAIN ☐

NOMINEE:	FOR	AGAINST	ABSTAIN
(1) Jay L. Schottenstein	☐	☐	☐
Your Board of Directors recommends a vote FOR Proposal 2(a), 2(b), 2(c), 2(d), 3, 4, and 5. Proposal 2: Approve amendments to the Company’s Certificate of Incorporation to:

2(a): Provide for the exculpation of officers as permitted by Delaware law.

FOR ☐ AGAINST ☐ ABSTAIN ☐

2(b): Narrow the provisions relating to indemnification of directors, officers, employees, and agents, advancement of expenses, and related matters.

FOR ☐ AGAINST ☐ ABSTAIN ☐

2(c): Remove the provision relating to advance notice of director nominations made by stockholders.

FOR ☐ AGAINST ☐ ABSTAIN ☐

2(d): Make certain other clarifying, technical, and conforming changes.

FOR ☐ AGAINST ☐ ABSTAIN ☐